OFFERING CIRCULAR DATED OCTOBER 26 , 2022, SUBJECT TO COMPLETION

ETHEMA HEALTH CORPORATION

950 Evernia Street

West Palm Beach, Florida 33401

561- 593-8365

www.ethemahealth.com

UP TO 4,166,666,666 SHARES OF COMMON STOCK

Ethema Health Corporation, a Colorado corporation (the “Company,” “Ethema,” “we,” “us,” and “our”), is offering up to 4,166,666,666 shares (“Shares”) of its common stock, par value of $0.01 per share (“Common Stock”) on a “best efforts” basis without any minimum offering amount pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings (the “Offering”). We expect that the fixed initial public offering price per share of Common Stock will be 0.0012 per share upon qualification of the Offering Statement of which this Offering Circular is a part by the United States Securities and Exchange Commission (“SEC”). We expect to commence the sale of the Shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC. The Offering is expected to expire on the earlier of (i) the date on which all of the Shares offered are sold; or (ii) the date on which this Offering is earlier terminated by us in our sole discretion.

Potential investors may at any time make revocable offers to subscribe to purchase shares of our Common Stock. Such revocable offers will become irrevocable when both the Offering Statement is qualified by the SEC and we accept your subscription. We may close on investments on a “rolling” basis (so not all investors will receive their Shares on the same date). Funds will be promptly refunded without interest, for sales that are not consummated. Upon closing under the terms as set out in this Offering Circular, funds will be immediately available to us (where the funds will be available for use in our operations in a manner consistent with the “Use of Proceeds” in this Offering Circular) and the Shares for such closing will be issued to investors. See “Plan of Distribution” of this Offering Circular for more information.

Our Common Stock currently trades on the OTC Pink Open Market under the symbol “GRST” and the closing price of our Common Stock on October 26 , 2022 was $0.0005. Our Common Stock currently trades on a sporadic and limited basis.

An investment in the Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 8.

	Price to Public	Commissions (2)	Proceeds to the Company (3)	Proceeds to Other Persons
Per Share	$0.0012	$0	$0.0012	$0.00
Maximum Offering (1)	$5,000,000	$0	$5,000,000	$0.00

(1)       Assumes that the maximum offering amount of $5,000,000 is received by us. There is no minimum offering amount.

(2)       The shares will be offered on a “best-efforts” basis by our officers, directors and employees, and we do not intend to use commissioned sales agents or underwriters. In the event a commissioned sales agent or underwriter is engaged, we will file a Supplement to this Offering Circular.

(3)       Does not include expenses of the Offering, including without limitation, legal, accounting, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, and other expenses of this Offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular follows the disclosure format prescribed by Part II of Form 1-A.

TABLE OF CONTENTS

Summary	6
Risk Factors	8
Dilution	15
Plan of Distribution and Selling Shareholders	17
Use of Proceeds to Issuer	20
The Company’s Business	20
The Company’s Property	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Directors, Executive Officers and Significant Employees	35
Compensation of Directors and Officers	36
Security Ownership of Management and Certain Shareholders	37
Interest of Management and Others in Certain Transactions	38
Securities Being Offered	38
Financial Statements	F-1

In this Offering Circular, the term “Ethema”, “we”, “us”, “our”, or “the company” refers to Ethema Health Corporation. and our subsidiaries on a consolidated basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

	Our ability to effectively execute our business plan, including without limitation our ability to respond to the highly competitive and rapidly evolving marketplace and health and regulatory environments in which we intend to operate;

	Our ability to manage our expansion, growth, and operating expenses;

	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving addiction treatment market; and

	Our ability to respond and adapt to changes in technology, treatment techniques, and customer behavior.

STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

______

This Offering Circular contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "would," "could," “should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We, and if applicable, those selling Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchaser” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the risks associated with an investment in us discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision.

Summary

Ethema Health Corporation aims to develop world class centers of excellence in addiction treatment for adults. We specialize in the treatment of substance use disorders. By working with doctors and researchers, we strive to develop better assessment and treatment modalities for the industry. We operate the Addiction Recovery Institute of America, a 41-bed addiction treatment facility located in West Palm Beach, Florida. This facility is a three-story building with unfinished commercial space on the first floor and two floors of mixed commercial and residential space where clients are treated and sleep. The first-floor space is being completed at which time it will allow the center to expand to 52 beds by moving existing treatment space from the 2nd floor to the 1st Floor.

Through this Offering, we are looking to expand our operations through acquisition of, and partnership with, other treatment facilities. By integrating operations and reducing redundancies, we can offer an efficient and effective treatment plan to service the unique and varying needs of our patients.

The Offering

The offering is for Common Stock of Ethema Health Corporation The rights of the Common Stock are described more fully in “Securities Being Offered.”

Securities offered	Maximum of 4,166,666,666 shares of Common Stock (1)

Shares of Common Stock outstanding before the offering (2)	3,579,053,805 shares

Shares of Common Stock outstanding after the offering (1)	7,745,720,471 shares

Delivery of the Shares	Shares will be delivered by book entry.

Use of proceeds	The net proceeds of this offering will be used primarily for acquisitions and to cover other ancillary marketing costs and operating expenses. The details of our plans are set forth in our “Use of Proceeds” section.

(1) This represents the shares available to be offered as of the date of this Offering Circular, based upon this Offering being for up to $5 million. The rolling 12-month maximum offering amount for Tier 2 offering issuers is $75 million. We have not made any other offerings pursuant to Regulation A in the past twelve (12) months.

(2) As of September 8, 2022.

Risks Related to Our Business and Strategy

Our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the addiction treatment industry. Any of the factors set forth under “Risk Factors” below may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this Offering Circular and, in particular, you should evaluate the specific factors set forth under “Risk Factors” below in deciding whether to invest in our Common Stock. Risks relating to our business and our ability to execute our business strategy include:

·	we may not effectively manage our growth;

·	we operate in a highly competitive industry and our failure to compete effectively could adversely affect our market share, revenues and growth prospects;

·	unfavorable publicity or consumer perception of our services could adversely affect our reputation and the demand for our services;

·	if the services we provide do not comply with applicable regulatory and legislative requirements, we may be required to suspend our services;

·	if we do not meet certain provider credentialing or service metrics, we may lose relationships with insurance providers and limit our ability to offer services to certain patients; and

·	changes in our management team could adversely affect our business strategy and adversely impact our performance.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risk Factors Related to the Company and its Business

Our financials were prepared on a “going concern” basis.

Our unaudited condensed consolidated financial statements have been prepared in accordance with US GAAP applicable to a going concern, which assumes that we will be able to meet our obligations and continue its operations in the normal course of business. As of September 30, 2021, the Company has a working capital deficiency of approximately $15,440,821 and accumulated deficit of approximately $45,978,688. Management believes that current available resources will not be sufficient to fund our planned expenditures over the next 12 months. Accordingly, we will be dependent upon the raising of additional capital through placement of common shares, and/or debt financing in order to implement its business plan, and generating sufficient revenue in excess of costs. If we raise additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of common stock or convertible senior notes. If we raise additional funds by issuing debt, we may be subject to limitations on its operations, through debt covenants or other restrictions. If we obtain additional funds through arrangements with collaborators or strategic partners, we may be required to relinquish its rights to certain geographical areas, or techniques that it might otherwise seek to retain. There is no assurance that we will be successful with future financing ventures, and the inability to secure such financing may have a material adverse effect on our financial condition. These factors create substantial doubt about our ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities or other adjustments that may be necessary should we not be able to continue as a going concern.

Any valuation of the Company at this stage is difficult to assess.

We established the valuation for the Offering. Unlike actively-traded companies that are valued publicly through market-driven stock prices, the valuation of limited trading companies, especially startups, is difficult to assess and you may risk overpaying for your investment. This is especially true with companies engaging in new product offerings.

We operate in a regulatory environment that is evolving and uncertain.

The healthcare and addiction treatment market is subject to various and changing regulatory schemes both federally and at the state level. These regulatory schemes are politically influenced with changes of control of our government and the composition of our state and local governments. In 2020, the United States experienced federal elections that resulted in a change in the control of both the executive and legislative branches of the federal government and some of the state governments of states in which we may look to operate. As these changes have just occurred, it is unclear what regulatory changes, if any, will be made by the new administration running the executive branch of the federal government.

We operate in a highly regulated industry.

We are subject to extensive regulation and failure to comply with such regulation could have an adverse effect on our business. Of significant note, we are subject to numerous patient privacy laws and regulations. These include federal regulations like the Health Insurance Portability and Accountability Act (HIPAA) and 42 CFR Part 2. Among other things, these regulations govern circumstances where information about a patient can be disclosed and protects all records relating to a patient’s identity, diagnosis, prognosis or treatment in a substance abuse program related or linked to the federal government. Failure to follow these regulations can result in significant fines and other penalties that may make it impossible to operate and provide our services. In addition, some of the restrictions and rules applicable to our subsidiaries could adversely affect and limit some of our business plans.

We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our patient capacity and treatment techniques; see the “The Company’s Business.” It is unclear whether our expansion plans will be successful. Further, we continuously try to adapt new methods and techniques to treat our patients, and we cannot offer any assurance that any of them will be successful. We cannot offer any assurance that any of the expansion plans or any other modifications to our footprint and treatment techniques will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

We are reliant on one main type of service.

All of current services are variants on one type of service — providing addiction treatment for adults. Our growth and future financial performance will depend on its ability to demonstrate to prospective buyers and users the value of our services. There can be no assurance that we will be successful in this effort. Furthermore, competing alternatives may be seen to have, or may actually have, certain advantages over our services.

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our CEO, CFO, and Chairman Shawn Leon. In addition, due to our limited financial resources and the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and meet the needs of our patients.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: number of investors and amount of investors’ dollars, the success of securities markets, general economic conditions, our ability to market our services to patients and other service providers, headcount and other operating costs, and general industry and regulatory conditions and requirements. Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business. Our revenue model is new and evolving, and it cannot be certain that it will be successful. The potential profitability of its business model is unproven and there can be no assurance that we can achieve profitable operations. Our ability to generate revenues depends, among other things, on its ability to generate revenues relating to helping customers engage cleaner living in an ecological community. Accordingly, we cannot assure investors that its business model will be successful or that it can sustain revenue growth, or achieve or sustain profitability.

If we cannot raise sufficient funds, we will not succeed.

To date, we have experienced a continuing need for capital to execute our business model. We are offering securities in the amount of up to $5 million in this offering, and may close on any investments that are made. The amount we can raise in any 12-month period pursuant to Regulation A is limited to $75 million. Even if the maximum amount is raised (in this 12-month period or in subsequent periods), we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to us or to the broader economy, we may not survive. If we manage to raise only a portion of funds sought, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.” We do not have any alternative sources of funds committed.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best effort” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving us without adequate capital to pursue our business plan or even to cover the expenses of this offering.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services. In the spring of 2020, large segments of the U.S. and global economies were impacted by COVID-19, a significant portion of the U.S. population are subject to “stay at home” or similar requirements. The extent of the impact of COVID-19 and any subsequent “breakouts” of COVID-19, on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. To the extent COVID-19 continues to wreak havoc on the economy and the ability to remain open may have a significant impact on our results and operations.

We a short operating history and limited working capital.

We have a limited relevant operating history upon which investors can evaluate performance and prospects and is not certain that it will maintain sustained profitability. Our business is subject to all of the risks inherent in the establishment of a new business enterprise, including, but not limited to, limited capital, need to expand its workforce, unanticipated costs, uncertain markets, adverse changes in technology and the absence of a significant operating history. We will need to maintain significant revenues to achieve and maintain profitability and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability in the future. If our revenues grow more slowly than we anticipate or if its operating expenses exceed expectations, our financial performance will be adversely affected. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot assure investors that it will be successful in addressing the risks it may encounter, and its failure to do so could have a material adverse effect on its business, prospects, financial condition and results of operations. Failure to meet our objectives would have a material adverse effect on our operations. In particular, insufficient market demand would have a material adverse effect on our business, financial condition and results of operations.

Growth strategy

Our business model may require an effective execution of its growth strategy over a short period of time in order to scale operations quickly and establish market presence. Achieving our growth strategy may be critical in order for its business to achieve profitability. If we are unable to effectively implement its growth strategy ahead of its competition, our business, financial condition or results of operation could be materially and adversely affected.

Competition

Our market space is competitive. If we are unable to successfully compete with competitors (including both existing and new companies that enter this market space), our business, financial condition or results of operations could be materially and adversely affected. The market for our products and services is rapidly changing. Competitors may develop products and/or services that are better, less expensive or otherwise more attractive than those offered by us.

We may be unable to maintain its relationships.

We cannot assure investors that it will be successful in maintaining relationships with its customers and counterparties. Our inability to maintain these relationships could have a material adverse effect on its business, results of operations and financial condition.

Damage to our reputation could damage its businesses.

Maintaining a positive reputation is critical to us attracting and maintaining customers, counterparties, investors and employees. Damage to its reputation can therefore cause significant harm to our business and prospects. Harm to our reputation could arise from numerous sources, including, among others, employee misconduct, litigation or regulatory outcomes, compliance failures, unethical behavior and the activities of customers and counterparties. Further, negative publicity regarding us, whether or not true, may also result in harm to its prospects.

Market changes.

Our success may be dependent upon our ability to develop our market and change our business model as may be necessary to react to changing market conditions. Our ability to modify or change its business model to fit the needs of a changing market place may be critical to our success, and our inability to do so could have a material adverse effect on our business, liquidity and financial condition.

Risk Factors Related to the Offering

There is uncertainty as to the amount of time it will take for us to deliver securities to investors under this offering.

The process for issuance of Common Stock is set out in “Plan of Distribution.” There may be a delay between the time you execute your subscription agreement and tender funds and the time securities are delivered to you. Although investors who provide the information required by the subscription agreement and give accurate instructions for the payment of the subscription price typically should receive their securities promptly after a complete submission, we cannot guarantee that you will receive your securities by a specific date or within a specific timeframe.

The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section 6 in each of the subscription agreements for this offering includes a forum selection provision that requires any claims against us based on the subscription agreement be brought in a court of competent jurisdiction in the State of Florida. The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. The provision may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provision may discourage stockholder lawsuits with respect to matters arising under laws other than the federal securities laws, or limit stockholders’ ability to bring such claims in a judicial forum that they find favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

Investors in this offering will be bound by the subscription agreements, each of which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claims made under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. We believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Florida, which governs the subscription agreement, in a court of competent jurisdiction in the State of Florida. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when shares of our Common Stock are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to those securities or to the transferor with regard to ownership of those securities, that were in effect immediately prior to the transfer of the Common Stock, including but not limited to the subscription agreement. Therefore, purchasers in secondary transactions will be subject to this provision.

Future fundraising may affect the rights of investors.

In order to expand, we are likely to raise funds again in the future, either by offerings of securities (including post-qualification amendments to this offering) or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over our financial resources.

Holders of our Preferred Stock may be entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

Holders of our outstanding Preferred Stock may have liquidation preferences over holders of Common Stock being offered in this offering. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event.

Our Common Stock is thinly traded.

Our Common Stock trades on the OTC Markets. It has low daily trading volume and is thinly traded. While this may change as demand for our services and Common Stock changes, there is no guarantee that adequate demand exists. Even if we seek an up-listing on the OTC Markets or another alternative trading system or “ATS,” there may not be frequent trading and therefore a lack of liquidity for the Common Stock.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Common Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

The price for our Common Stock may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

·                     The size and volume of our trading market.

·                     Having adequate capital to fulfill any reporting obligations.

·                     Inability to successfully compete against current or future competitors

·                     Adverse regulations from regulators.

·                     Departures of key personnel.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, you may be unable to resell your securities at a desired price.

RISKS SPECIFIC TO THE BEHAVIORAL HEALTHCARE INDUSTRY

Regulation is and licensing is very stringent.

The State regulatory body in Florida is the Department of Children and Families (DCF). Facilities must comply with rigid guidelines to obtain and continue to keep its licensing. In addition, many insurance companies will not pay a provider unless they are Joint Commission accredited. This accreditation is by a national provider of accreditation to healthcare facilities. ARIA is both DCF licensed and Joint Commission accredited. In addition, ARIA is legit script certified which allows the company to market itself through google pay per click advertising. There are stringent guidelines to become legit script certified and ARIA has its certification form Legit Script. ARIA must comply with all of the national healthcare laws and HIPPA requirements. There are national laws protecting individuals from patient brokering which ARIA must strictly comply with.

Limited Ability to Set Prices for Services Provided.

Behavioral healthcare providers depend upon reimbursement for services from insurance companies and other funders, including government funders, and have only a limited ability to set and negotiate prices for the services provided. Therefore, there is no guarantee that reimbursement for the services provided will either meet the costs of providing them or generate an operating profit. In addition, providers must negotiate reimbursement rates with each insurance company and funder, thus substantially increasing administrative costs and overhead.

Insurance Companies and Funders Determine What Providers They Choose to Contract for Services.

Even as a fully licensed behavioral healthcare provider, insurance companies and government funders are under no obligation whatsoever to choose to use ARIA– or any other provider - as a contracted service provider. Insurance Companies and Funders choose providers and may cancel contracts and service relationships at their discretion.

The Need for Highly Differentiated, Customizable Treatment is Expensive.

Providing effective behavioral healthcare requires clinical expertise to a diverse population with many different diagnoses, symptoms, needs, and wants. Effective providers need to therefore offer a broad array of customizable treatment platforms and justify their effectiveness to clients and funders alike. Customizing treatment and services is expensive, requiring providers to attract, retain, and train skilled staff who are specialized in treating many specific disorders. Therefore, more staff and more expensive staff is required to treat a diverse population, thereby increasing the cost of staffing and the cost of providing treatment.

Insurance Companies Push for Lower Levels of Care and Shorter Stays.

Because a provider recommends a particular level of care and treatment regimen does not equate to an insurance company or funder agreeing to pay for the provider’s recommendation with respect to level of care, services and treatment needed, or length of stay. For the past 25 years, managed care (insurance companies) has consistently pushed for lower levels of care with shorter stays. Insurance companies consistently report they are not dictating treatment, but rather only authorizing the reimbursement of treatment they are willing to pay for. In turn, providers must either spend more time and effort obtaining authorization for treatment, decline clients for further treatment or refer them elsewhere or provide treatment without insurance reimbursement or only partial reimbursement, all of which result in increased operating costs and/or decreased revenue and profitability.

Higher Acuity Patients Are Managed at the Outpatient Level.

As a result of insurance companies and funders pushing for lower levels of care and shorter stays (which reduce insurance companies’ reimbursement costs), providers are managing higher acuity patients at lower levels of care. Higher acuity patients require more staff and better trained staff which increase operating expenses and present additional risk management challenges to the organization. These operating realities add to administrative costs and management oversight responsibilities, and negatively impact the organization’s ability to operate at a profit.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An emerging growth company typically sells its shares (or grants options exercisable for its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, $1,000,000.00, $2,000,000.00, $4,000,000.00, and $5,000,000.00 of the shares offered for sale in this Offering (before our estimated offering expenses of $50,000.00) and based on an offering price of $0.0012 per share:

	$1,000,000 Raise	$2,000,000 Raise	$4,000,000 Raise	$5,000,000 Raise
Net Value	$950,000	$1,950,000	$3,950,000	$4,950,000
# Total Shares	833,333,334	1,666,666,667	3,333,333,334	4,166,666,667
Net Book Value Per Share	$(.0010)	$0.0005	$0.0007	$0.0008
Increase in NBV/Share	$0.0029	$0.0015	$0.0002	$0.0001
Dilution to new shareholders	$(0.0022)	$(0.0007)	$(0.0005)	$(0.0004)
Percentage Dilution to New	-180%	-55%	-41%	-29%

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of that company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a subsequent Regulation A offering, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage and emerging growth companies are unlikely to offer dividends, preferring to invest any earnings into the company).

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by emerging growth companies provide that note holders may be able to convert the balance of their convertible notes into shares at a discounted price, or a premium is added to the note allowing for a higher principal balance to be converted into shares than was initially invested. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the price drops below the offering price in this offering, the holders of the convertible notes will dilute existing equity holders, even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the total amount of the convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of us or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

We seeking to raise up to $50 million in total. The company will raise the money through the sale of up to 4,166,666,666 shares of Common Stock. Under a Tier 2 offering pursuant to Regulation A, we may only offer $75,000,000.00 in securities during a rolling 12-month period. As of the date of this Offering Circular, we have not offered or sold any securities pursuant to Regulation A in the past twelve (12) months. From time to time, we may seek to qualify additional shares.

We are offering a maximum of 4,166,666,666 shares of Common Stock on a “best effort” basis.

We are not selling the shares through commissioned sales agents or underwriters. We will use our existing website, www.ethemahealth.com, in addition to our SEC filings in connection with this Offering, to provide information with respect to the offering.

Our Offering Circular will be furnished to prospective investors in this offering via EDGAR, a prospective investor may also contact us directly.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at our discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been deposited to the Company’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we will immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. Investors in Common Stock can complete the subscription agreement on our website or by contacting us at 561-593-8365 to receive a subscription agreement.

The subscription agreement must be delivered to us and funds for the subscribed amount must be delivered in accordance with the instructions stated in the subscription agreement. Investors will specify whether they will purchase shares via credit card, wire transfer, or ACH transfer. Our registered transfer agent, Pacific Stock Transfer, will maintain stockholder information on a book-entry basis.

Issuance of Shares

The information regarding the ownership of the Common Stock will be recorded with the stock transfer agent.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. See “RISK FACTORS.”

Selling Shareholders

No securities are being sold for the account of shareholders; all net proceeds of this offering will go to the company.

USE OF PROCEEDS TO ISSUER

We estimate that if we sell the maximum amount under this Offering of $5 million from the sale of Common Stock, the net proceeds to us in this offering will be approximately $4,950,000, after deducting the estimated offering expenses of approximately $50,000.00 (including payment to marketing, legal and accounting professional fees and other expenses).

The table below shows the net proceeds we would receive from this offering assuming an offering size of $1 million, $2 million and $5 million, and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the shares we are offering.

	If $1,000,000.00 of the Offering is Raised		If $2,000,000.00 of the Offering is Raised		If $5,000,000.00 of the Offering is Raised
Acquisitions	$100,000		$500,000		$2,500,000
Debt Repayment	$750,000		$1,000,000		$1,300,000
Brand protection	$0		$0		$0
Business administration & operational costs	$50,000		$100,000		$150,000
Equipment	$50,000		$100,000		$150,000
Inventory	$0		$0		$0
Marketing	$0		$100,000		$100,000
Product development	$0		$0		$0
Professional fees (including Offering Costs	$20,000		$50,000		$50,000
Public company expense	$30,000		$50,000		$50,000
Salaries	$0		$100,000		$200,000
Travel & accommodations	$0		$0		$0
Warehouse & office Purchase	$0		$0		$500,000

TOTAL		$1,000,000		$2,000,000		$5,000,000

We anticipate acquisitions to be our largest expected expenditure. We are looking to acquire facilities to increase the number of patients we can treat and expand the geographical footprint of our product offerings. These acquisition-related costs may consist of acquiring ownership of facilities, leasing existing facilities, acquiring existing operations in areas, in which, we hope to expand our operations. As our facilities and footprint expand, we expect to hire additional product development and quality assurance specialists. These employees will assist with improving our ability to service the needs of our patients.

We reserve the right to change the above use of proceeds if management believes it is in our best interest.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry and general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

THE COMPANY’S BUSINESS

Business Model and Strategy

The ARIA Business Model and Strategy has been developed through a critical examination of current industry best- practice practices, emerging market trends, and the ARIA leadership team’s 12+ year track record of launching and operating successful addition treatment facilities. The ARIA Business Model and Strategy is built on a secure foundation of six key fundamental factors and strategies.

The Six ARIA Fundamental Business Model & Strategy Factors

1.	ARIA knows business and the business of behavioral health. Our skilled, multidisciplinary entrepreneurial leadership team has a proven track record creating and operating profitable addiction treatment facilities, is currently running a 41-bed addiction treatment facility providing five different levels of care delivering high-impact treatments and services.

Clearly, our primary service is expert behavioral health services for our clients, and that requires credentialed, experienced, and committed healthcare professionals throughout the continuum of care. Our established competencies to select, hire, and retain exceptional staff is central to our success and our Personnel Plan reflects the time, thought, and energy we have committed and provides us another competitive advantage.

Our expert medical and clinical team is one half of the ARIA success equation. The other factor in the equation is the staff needed to operate the business side of the house. From marketing to billing, accounting to facility management, IT to human resources, the business and administrative leaders and staff provide the critical business acumen to realize our growth, revenue, and income objectives.

Finally, the ARIA business model demonstrates seamless integration, collaboration, and coordination across the entire organization. While our clinical staff must focus and prioritize their clinical work, they do so with an understanding of the exigencies of our business model. Similarly, administrative staff recognize our primary business is delivering behavioral healthcare services, and service delivery takes precedence. Our organizational structure and core operating protocols support specialization of function while encouraging collaboration and integration.

2.	ARIA is poised for rapid response in a diverse market with new opportunities. The market is primed for innovative, for-profit, professional organizations that have the vision, resources, and expertise to meet the behavioral health needs of a changing population. For example, recent research[i] indicates a 445% overall increase in substance abuse treatment admissions for abuse of pain relievers across the entire adolescent and adult spectrum, including older adults.

Changes in substance abuse usage patterns is just one of many examples. Consider other trends reported by leading epidemiological studies: (Oltmanns, T. F. & Emery, R. E. (2015). Abnormal Psychology (8th ed.). Boston, MA: Pearson).

•	In a given year, 18% of adults have an anxiety disorder, 10% have a mood disorder, and 40% with one disorder have a comorbid disorder.
•	In a given year, 37% of men and 20% of women ages 20 – 35 who use alcohol have moderate to severe alcohol- related symptoms and need treatment. But less than one in four receive treatment.
•	Depression is the leading cause of disability in the U.S. and worldwide, accounting for 10% of all disability. It’s expected to become an even greater problem by 2022.
•	Younger people are experiencing higher rates of depression than their predecessors and doing so at an earlier age.
•	The incidence and prevalence of eating disorders, and particularly anorexia nervosa, are increasing for adolescent girls and young women. Anorexia is more common among young women who are affluent, high users of media, and those who most strongly endorse mainstream American culture and the culture of thinness.
•	By 2030, the aging population will result in an 80% increase in the number of people with behavioral health problems who need treatment.

ARIA is in the market at an auspicious time and is positioned to capitalize on today’s emerging market trends that will define the sector for years to come.

3.	ARIA has identified and can leverage new revenue sources. Recent landmark legislative changes translate into more covered lives with more reimbursable services. The Mental Health Parity and Addiction Equality Act (MHPAEA) which became effective in 2010 and the Affordable Care Act (ACA) which went into effect in 2013, means more reimbursable behavioral healthcare services can be provided to more people with fewer limitations. The MHPAEA eliminates previous limitations and exclusions of behavioral healthcare reimbursement, and the ACA has resulted in an additional 10 million insured Americans in less than a year.

Significantly, the demographic who most benefitted from the Affordable Care Act are adults ages 18 - 34, a significant, under-served segment of the market that has historically had significant behavioral health care needs but who have often not engaged in services due to lack of insurance and an inability to pay for care.

4.	ARIA has a seasoned leadership team coupled to a robust corporate structure. ARIA’s triarchic corporate infrastructure is designed to leverage, seize, and realize market opportunities while delivering expert service.

ARIA has a world-class Marketing and Client Engagement Team able to attract, engage, and retain a multicultural and growing adolescent, adult, and older adult client base. Our research-driven marketing plan intentionally targets the fastest growing segments of the behavioral healthcare market: young adults and older adults (age 65+), while simultaneously reaching out to traditional and under-served segments of the market. Our comprehensive marketing and sales plans leverage the reach, power, and impact of technology, social media, and cultural trends to engage clients who otherwise may not seek or know how to access behavioral health services.

ARIA has a world-class Marketing and Client Engagement Team able to attract, engage, and retain a multicultural and growing adolescent, adult, and older adult client base. Our research-driven marketing plan intentionally targets the fastest growing segments of the behavioral healthcare market: young adults and older adults (age 65+), while simultaneously reaching out to traditional and under-served segments of the market. Our comprehensive marketing and sales plans leverage the reach, power, and impact of technology, social media, and cultural trends to engage clients who otherwise may not seek or know how to access behavioral health services.

ARIA has outsourced an expert Compliance Department solely dedicated to efficiently managing the legal, financial, and administrative complexities inherent in today’s behavioral healthcare business and outsourced it billing function. Moreover, the leadership of our billing company reports directly to Senior Management to both maximize revenues while ensuring every invoice is legal, correct the first time, and in compliance with every regulatory requirement. By comparison, small “mom and pop” organizations often lack the legal and technical know-how to manage billing, resulting in under- billing of some services, incorrect or overbilling of other services resulting in costly fines and other legal ramifications, or both.

Effective healthcare service delivery requires organizations to abide by governmental regulatory requirements; effectively negotiate, secure, and manage multiple third-party payer contracts; and achieve diverse certification, licensure, and accreditation standards, all while providing effective care and maximizing each available revenue stream.

Our expert Billing and Compliance Department has the experience, knowledge, and tools needed to manage these complexities while ensuring compliance, maximizing revenue, streamlining operations, and increasing cash flow.

ARIA has established a multidisciplinary Service Delivery Team of expert behavioral healthcare professionals with a passion for delivering high-impact, successful behavioral health services. We are in the people business and our commitment to and for people is deeply imbedded throughout our mission, values, philosophy, service delivery model, and reflected through each and every aspect of our operations.

Our commitment to people is evidenced by our ability to retract and retain clients, achieve successful client outcomes, offer staff a desirable place of employment with long-term career opportunities, and create and sustain positive, collaborative, mutually rewarding relationships with our investors, partners and stakeholders.

Finally, our organizational infrastructure allows our Service Delivery Team to focus solely on providing expert services. We’ve pulled the marketing and billing functions out of the facility level and positioned them at the corporate level so our on-site service deliver teams can focus on delivering exceptional service. In contrast, existing corporate models of our competitors often intermingle the functions of marketing, contract management, and service delivery, resulting in ambiguous lines of responsibility, conflicted priorities, and lackluster outcomes.

5.	ARIA has an entrepreneurial spirit and is poised to respond to market opportunities when and where they occur. Small nonprofits and “mom-and-pop” for-profits - which comprise the bulk of current providers – often lack the leadership skills, financial resources, and business orientation to capitalize on emerging market trends.

Significant changes are occurring throughout the entire spectrum of the behavioral healthcare market. These changes are omnipresent and include:

•	Regulatory, licensing, and accreditation changes in standards of care;
•	Changes in payment structures and third-party payer contracts, particularly as payers have increased focused on client outcomes. For example, insurance companies expanding from fee-for-service structures to new paradigms including Select Risk Sharing approaches for episodic treatments and Population Health Management approaches for chronic disease management; (American Hospital Association Trendwatch. January 2012, p. 4).
•	Changes in legislation at the local, state, and national level;
•	Changing population demographics;
•	Changing cultural values and views towards behavioral health treatment;
•	Changing needs for new and additional types of treatment and services.

An unintended consequence of the Gulf Wars is that the current generation of veterans are much more likely than their predecessors to have behavioral health issues (i.e. PTSD, Substance Abuse, Anger Management, Depression, etc.) as a result of serving in combat and are also more willing to engage in treatment. (Journal of Military Medicine, June 2010). The Veteran’s Administration is backlogged and increasingly turning to competent external providers with expertise in treating PTSD and related behavioral health disorders. Providing expert care to veterans is both a sound business opportunity and an opportunity to do the right thing and support our veterans.

For many existing behavioral health organizations, market changes are experienced as threats or challenges beyond the organization’s ability to respond. In addition, many nonprofit providers face significant governmental restrictions on where they can operate, the scope and type of services they can provide, limitations on raising capital, and simply lack the financial and leadership resources required to expand and penetrate new markets.

ARIA is designed and structured specifically to detect and capitalize on new and emerging trends. The entrepreneurial spirit is in our DNA.

We are not intimidated by changes in the marketplace. Rather, ARIA perceives market forces through the lens of opportunity. We see market and social dynamics as reflectors of broader, sociocultural forces that serve as indicators towards unrealized opportunities to building a strong, profitable enterprise with a national reach.

6.	ARIA has an exceptional service delivery platform. ARIA offers clients an innovative, research-based, compelling and holistic service model which helps clients reach their potential and live fulfilled, productive lives. Traditional behavioral health services are often rooted in a disease model that concentrates on reducing symptoms and decreasing the impact of mental illness and addictions, with a message to clients that may well be summarized by the phrase “We’ll help you be less sick.” But being less sick is not the same as being well and thriving, and in that difference is the power and potential of the ARIA Wellness Model.

The ARIA Wellness Model is built upon five pillars of wellness, with each pillar supporting every other pillar. To this end the ARIA Wellness Model is both holistic and interdependent. The 5 Pillars of Wellness are:

Pillar 1 – The Action Pillar. Positive change occurs through action and measurable behavior changes.

Pillar 2 – The Fitness Pillar. Healthy bodies support healthy minds (and vice versa). ARIA places an emphasis on nutrition, exercise, and fitness.

Pillar 3 – The Mind Pillar. Healthy minds need intellectual stimulation and resources to increase knowledge, insight, and problem-solving skills.

Pillar 4 – The Emotional Pillar. Healthy and balanced psyches require emotional intelligence and healing. These processes can be supported through practices such as yoga, meditation, and spiritual reflection.

Pillar 5 – The Social Pillar. We are social beings and need positive, healthy, supportive relationships.

PRODUCTS AND SERVICES

ARIA aims to develop world class centers of excellence in addiction treatment for adults. We specialize in the treatment of substance use disorders. By working with doctors and researchers, we strive to develop better assessment and treatment modalities for the industry. We operate the Addiction Recovery Institute of America (ARIA), a three story, 25,000 square foot, 41-bed addiction treatment facility located in West Palm Beach, Florida.

ARIA is equipped to provide a full spectrum of behavioral health care. Our continuum of care encompasses:

Inpatient Medically Managed Detoxification treatment (IP Detox). Per the American Society of Addiction Medicine (ASAM), clients in IP Detox are in an inpatient, medically managed setting for 5-10 days as they undergo detoxification that treats the physical and psychological withdrawal symptoms of substance dependence. IP Detox services are physician led and supported by 24-hour, onsite nursing care. The need for IP Detox is based on the nature and type of substances used and their duration, the client’s overall medical and psychological presentation, and the client’s previous history with detoxification and substance abuse treatment programs. (Center for Substance Abuse Treatment. Detoxification and Substance Abuse Treatment. Rockville (MD): Substance Abuse and Mental Health Services Administration (US); 2006. (Treatment Improvement Protocol (TIP) Series, No. 45.) 2 Settings, Levels of Care, and Patient Placement. Available from: http://www.ncbi.nlm.nih.gov/books/NBK64109/).

Outpatient Medically Managed Detoxification Treatment (OP Detox). OP Detox is similar to IP Detox, but is less restrictive and offered to clients with less severe substance problems who present fewer risks for medical complications from detoxification. OP Detox services are physician led and 24-hour nursing care is provided. Similar to IP Detox, OP Detox can last for 3-10 days, depending on the client’s presentation and needs. (Ibid) Clients can reside in their own home or at a ARIA residence.

Partial Hospital Programs (PHP). Clients participate in treatment 4-6 hours per day, 3-5 days per week, for several weeks or months while living in their own home or in a ARIA residence. Treatment hours typically range from 15 – 30 hours per week.

PHP programs provide a variety of best-practice individual and group therapies based upon clients’ diagnoses, needs, levels of functioning, and individual treatment goals. (Center for Substance Abuse Treatment. Substance Abuse: Clinical Issues in Intensive Outpatient Treatment. Rockville (MD): Substance Abuse and Mental Health Services Administration (US); 2006. (Treatment Improvement Protocol (TIP) Series, No. 47.) Intensive Outpatient Treatment and the Continuum of Care. Available from: http://www.ncbi.nlm.nih.gov/books/NBK64088/). PHPs offer clients a similar level of treatment offered in a traditional inpatient psychiatric setting, while being less restrictive and allowing the client to live at home or in a residential setting, rather than a hospital setting.

PHPs can be targeted to a specific demographic, for example older adults, or specific diagnoses such as polysubstance abuse or eating disorders.

Intensive Outpatient Treatment (IOP). Clients engaged in IOPs attend treatment 2-3 hours per day, 3-5 days per week, often with minimum length of treatment at 90 days. However, treatment duration can extend considerably longer, depending on the client’s progress in treatment, needs, level of functioning, and individual treatment plan goals. Licensing standards may require a minimum of 9 hours of treatment per week. (Ibid).-

IOP is less restrictive than a PHP, which means clients can engage in additional activities, such as education, job training, full- and part-time employment, nutrition and fitness programs, and other activities promoting health, wellness, growth, and personal productivity.

Outpatient Treatment (OP). Outpatient treatment represents the lowest level of care and is least restrictive. Clients can participate in OP treatment as often as 2-3 times per week or as little as bi-weekly or even once a month. Often OP treatment is used in a maintenance capacity for clients who have completed detoxification, PHP, and IOP programs.

Medicare regulations note that clients in OP behavioral treatment may be seen by psychiatrists, clinical psychologists, clinical social workers, nurse practitioners, and physician assistants. (Medicare.gov (2014). Mental Health Care (Outpatient). Retrieved 12.19.15 at http://www.medicare.gov/coverage/outpatient-mental-health-care.html). OP treatment can be provided for mental health disorders, substance abuse disorders, and co-occurring disorders.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

In 2014, Americans spent $239 billion on behavioral healthcare. This sizable market is growing at a compound rate of 7%, has been doing so for 20 years, and is projected for similar growth for the next 20 years. (Acadia Healthcare Investor Presentation August 2014, pp.12-14.) It is not only a large market, it can be a profitable one. Leading behavioral health providers consistently report attractive gross operating profits between 18% - 30%. (Acadia Healthcare Investor Presentation August 2014, p. 11).

Investors today are recognizing opportunities in behavioral health. Bain & Company’s Global Healthcare Private Equity Report 2014 (Bain & Company Global Healthcare Private Equity Report, 2014. pp. 6-7.) notes the market is generating “a great deal of interest” because of robust organic growth, strong stock performance, and increasing activity in mergers and acquisitions, most recently evidenced by Acadia Healthcare’s (backed by Waud Capital) October 2014 announcement of its $1.18 billion purchase of CFC Health Group, Inc. (Bloomberg.com. Acadia Healthcare to Buy CRC Health in $1.18 Billion Deal. 10.29.14. Retrieved 12.1.14 at http://www.bloomberg.com/news/2014-10-29/acadia-healthcare-to-buy-crc-health-in-1-18-billion-deal.html).

A Changing Behavioral Health Landscape

The most significant problem in the behavioral healthcare market is its over-representation of small “mom-and-pop” providers who lack both the business acumen and the specialized, evidence-based treatment offerings needed to meet the rising standards of 21st century behavioral healthcare.

Unlike many sectors dominated by large industry leaders, behavioral healthcare has historically been defined by its small, local providers. In contrast, the $300 billion-dollar global pharmaceutical market’s 10 largest companies control over

$100 billion revenues, about 35% of the market. (WHO/Pharmaceutical 2014. Retrieved 12.5.14 at http://www.who.int/trade/glossary/story073/en/#). In comparison, the combined annual revenues of the four largest U.S. behavioral health providers (including Acadia and CRC) are $2 billion or about 1% of the $239 billion national market. (Acadia Healthcare Investor Presentation August 2014).

The impact of a sector dominated by small, local providers has three distinct ramifications:

Lackluster and under-defined service offerings. Effective behavioral healthcare requires the capacity to deliver specialized treatments for many distinct substance abuse and mental health problems to a highly differentiated population. Small providers tend toward a “one-size-fits-all” approach, lacking the bandwidth to provide a full spectrum of specialized treatment. Insurance companies, government regulators, and clients are increasingly rejecting outmoded practices.

Lack of business acumen from small and financially frail providers. Providing effective behavioral healthcare also requires business acumen. Many small, struggling providers are run by recovering addicts or social workers, not business people. While well-intentioned, their business competencies and resources are inadequate to the task.

Increasing scrutiny by insurance companies and regulators is driving consolidation. Insurance companies and governmental agencies increasingly require behavioral healthcare providers to show evidence that their treatment works. Providers need to be able to provide expert treatment and then measure and report results. Small providers often lack the capacity to do so.

Therefore, the market is primed for consolidation. The American Hospital Association (American Hospital Association Trendwatch. January 2012.) projects consolidation for the entire behavioral health sector continuing well into the foreseeable future. Providers unable to perform will be driven out. Savvy, competent providers will move in to fill the gaps. These realities are driving private equity interest in behavioral health.

Market Growth: More People Need Behavioral Healthcare and More Can Pay for It

The growing behavioral health market is driven by increasing numbers of people who need and want behavioral healthcare.

•	Behavioral health disorders affect 25% or 75 million Americans each year. Only about half who need treatment receive it. (ibid).
•	20% of adolescents have a severe behavioral health disorder. (Oltmanns, T. F. & Emery, R. E. (2015). Abnormal Psychology (8th ed.). Boston, MA: Pearson).
•	20% of returning Veterans from the Gulf Wars have PTSD. (Journal of Military Medicine, June 2010).
•	By 2030, the aging population will result in an 80% increase in the number of people with behavioral health problems who need treatment. (U.S. Department of Health and Human Services. A Profile of Older Americans, 2012).

In addition, recent legislative changes have resulted in 10 million additional insured Americans with behavioral healthcare coverage. And, the Mental Health Parity and Addiction Equality Act (MHPAEA) of 2008 removed barriers by ending arbitrary caps on behavioral health treatment.

MARKETING

With several unique but similar revenue sources, there are different marketing strategies that overlap with each other. ARIA is creating a marketing strategy for each revenue classification. ARIA will utilize multiple medias to target and reach a diverse customer base, including internet, social media, newspapers, and national media.

At the center of the ARIA Marketing Strategy is a three-pronged marketing strategy that reaches three unique customer groups. The three groups are:

•	Clients and Family Members: ARIA end users.
•	Insurance Companies and Funders: Those entities, particularly insurance companies and government funders, who are primary payers of behavioral healthcare services.
•	Community Partners: Critical referral sources who are able to direct clients to ARIA for behavioral healthcare treatment.

The ARIA Marketing Orientation and Strategy

1. Provide Clients and Families a Simple, User-Friendly Engagement Experience with Fast Access to Excellent Treatment

Clients and families who are in crisis and experiencing chaos because of acute behavioral health issues are often tense, frustrated, upset, impatient, and often not thinking very clearly. People are simply not at their best - and often their worst. Therefore, the responsibility falls upon our professional, trained staff to de-escalate, engage clients and families, and provide a simple and helpful way to get help.

By definition, being in crisis is the experience of being out of control. Therefore, ARIA’s ability to provide a calm, helpful client engagement and intake experience de-escalates crises and empowers people to regain needed self-control. In fact, that is the first step in treatment. From the point of entry our clients and families experience our respect, competencies, and expert care as we build the foundation for positive relationships and treatment outcomes.

Delays to start treatment, complicated paperwork and confusing instructions are all factors which reduce the possibility of the client ever even beginning treatment. Our knowledgeable Intake and Client Engagement Team create a pleasant and helpful experience to our clients and families. Because we are already an in-network provider with many major insurance companies, treatment approvals are expedited.

Our experience in behavioral healthcare, along with supporting evidence and performance improvement initiatives, demonstrates that the longer clients have to wait to begin treatment, the less likely they are to do so. Particularly for those seeking detoxification services, when clients must delay treatment, they are more likely to continue using, increase their use, or simply give up on treatment completely.

Integrated, User-Friendly Access Routes for Clients and their Families

1.	Our website and social media sites are easy to navigate and free of technical jargon, clearly describe what we do and for whom, and provide easy access for clients and families to get information and begin treatment. Clients can make intake appointments online, chat online with an intake specialist, leave a message for us, or call us and speak in-person with a knowledgeable Intake Specialist.

2.	Our central information, referral, and intake telephone number is answered by a trained and knowledgeable Intake Specialist who can answer questions, de-escalate a crisis, and immediately initiate the client intake process, either over the phone or by scheduling a same-day in-person intake appointment.

3.	Our on-site Walk-in Access Center staffed by our Intake Specialists can immediately respond to client’s needs and begin the intake process. Once clients are approved for treatment, they can begin treatment the same day or by the next business day.

4.	For clients who need help getting to us, our Client Intake and Engagement Team will arrange transportation to our facility within a 25-mile radius at no charge to the client.

2.                 Demonstrate Competence and Credibility to Insurance Companies and Government Funders Insurance Companies Want Trustworthy, Business-Minded Behavioral Health Providers

Insurance companies want in-network providers who are business-minded and provide quality care. While a client receives treatment, payment for most of the costs of the treatment is coming from the client’s insurance company. Insurance companies prefer working with business-minded providers who evidence quality care, submit accurate and timely bills that adhere to agreed-upon authorizations, and have a discharge plan that maximizes the client’s outcome and reduces the likelihood for further treatment. Increasingly, insurance companies are requiring evidence-based treatment that maximize positive client outcomes.

In addition, insurance companies are also an important ARIA referral source and an important aspect of our overall growth plan. Frequently, clients, families, and providers contact insurance companies in order to know where to direct someone into treatment. Insurance companies are then going to refer their customers to providers who they know and trust. Therefore, we prioritize creating a mutually beneficial, collaborative relationship with every insurance company.

Government Agencies Want Providers Who Evidence the Competence to Deliver Care

Government funders and licensing bodies want providers who meet all regulatory requirements, provide quality care, and uphold public trusts. Government agencies, as both regulatory bodies and also as funders, are increasingly placing higher demands upon providers, both in their ability to deliver quality, evidence-based-care, but also requiring the provider to demonstrate positive, client outcomes.

3.	Build a Comprehensive Referral Network with the Community

In addition to engaging clients and families to initiate treatment, it is of equal importance for ARIA’s marketing strategy to identify, target, and build positive, mutually rewarding relationships with diverse members of the community who serve as our referral sources. The nature of this relationship is best described by the term partnership, where each party actively supports and enhances the other.

In addition, more formalized relationships, for example, with hospitals, community agencies, and governmental bodies may utilize signed Letters of Intent (LOIs) in which specific terms of the relationships between ARIA and the community partner are agreed upon, signifying the breadth and depth of the relationship and providing mechanisms to better share information and collaborate (for example, a hospital that has patients sign Release of Information forms for ARIA in advance so the hospital can provide otherwise confidential client information directly to ARIA for an expedited referral). While there may be an almost limitless and ever-expanding base of community referral sources and partners, several have particular salience to the ARIA marketing plan. These include:

Primary Care Providers (PCPs). Primary care providers know their patients well, observe changes in patient functioning, and/or may be the first to observe the onset of a disorder or worsening symptoms and impaired functioning of an already diagnosed behavioral health disorder. Research evidences that 50% of all behavioral health disorders are treated in primary care and the majority of psychotropic medications are prescribed by PCPs. Considering ARIA’s continuum of care (adolescents, adults, and older adults), ARIA’s relationships with PCPs would also include pediatricians and gerontologists.

Although primary care providers (PCPs) are treating many behavioral health disorders, this should not be interpreted that there are not unmet behavioral health needs or that individual PCPs want to treat behavioral disorders.

A PCP’s decision to treat a patient’s behavioral health problems may likely reflect a gap in available behavioral health services, a lack of knowledge on the part of the PCP of what behavioral health resources are available, a lack of expertise by the PCP in what is required to accurately assess, diagnose, and treat a patient’s behavioral health disorder, and resistance by patients to enter behavioral health services (often based in the stigma associated with behavioral health conditions).

Hospital Emergency Departments (ED) and Urgent Care Centers. Because of gaps in service and long delays in obtaining outpatient appointments, potential behavioral healthcare clients increasingly present in hospital emergency departments and urgent care centers to seek behavioral health care services, often because they do not know where else to go or little else is available. While about one fourth of hospitals have acute psychiatric inpatient services, many do not have the continuum of behavioral health services ARIA provides, especially residential services. Moreover, the majority of ED patients neither need nor want acute inpatient care, nor do they meet the criteria for it. Studies indicate as many as 50% of behavioral health clients are first diagnosed in EDs. ED staff are often desperate to find appropriate referral services, which is required as part of the patient’s discharge plan from the ED.

Inpatient Psychiatric Facilities. Although the majority of hospitals do not offer acute inpatient psychiatric care, for those who do, patients consistently require follow-up outpatient care upon discharge from the inpatient unit. Many hospitals have either no or limited outpatient behavioral health services and thus must refer to local providers. The hospital inpatient staff, and particularly psychiatric social workers, are held responsible to create a discharge plan that must include appropriate follow-up care, including residential services. Collaborative, mutually beneficial relationships between ARIA and area inpatient psychiatric units offers significant opportunities for ongoing referrals and improved client outcomes.

Private Third-Party Payers (Insurance Companies). The ARIA plan includes being a contracted in-network behavioral healthcare provider to 50% of all clients. Increasingly, insurance companies, and particularly HMOs and PPOs, refer their clients directly to contracted in-network behavioral health providers. Such referrals have an additional advantage of having a pre-approved reimbursement status for ARIA’s assessment and diagnostic services. Additionally, because the costs of providing medically managed detox, partial hospitalization, and outpatient services are dramatically less expensive than acute inpatient psychiatric care, the less restrictive and expensive continuum of care ARIA provides is cost- effective and attractive to funders.

Social Service and Community Organizations. Because people with significant behavioral health disorders are likely to have other impairments in functioning, they are more likely to be affiliated with social service providers and using social services. Therefore, the ARIA market segment strategy encompasses building collaborative relationships with key social service organizations, including:

Child Protective Services. Often, families become involved with child protective services because of a parent’s mental illness or substance abuse problem that results in poor parenting or threatens a child’s safety or care. Child protective services and their affiliated, contracted social service organizations (e.g. foster care providers) are frequently seeking behavioral health services for parents so children can either stay at home or return home.

Aging, Elder Care Services, Nursing Homes, and Retirement Communities. When older adults are having difficulties caring for themselves and remaining independent due to dementia and other related behavioral health conditions, behavioral health services are often needed. However, geriatric behavioral health resources are frequently not available. And as previously stated, due to both Florida’s high proportion of older adults and the overall trend towards and aging population, older adult healthcare needs are projected to significantly increase for the next several decades.

Welfare, Homeless, and Employment Services. Because behavioral health problems result in impaired functioning, those with these problems are less likely to be working, more likely to be poor, and more likely to need and receive social services. Social workers and case workers providing direct care to these clients often can assess and help the client get to and receive needed behavioral health services. In turn, ARIA can refer clients to social service agencies as part of their rehabilitation and recovery process.

Community Organizations. Local churches, synagogues, community centers, AA/NA groups, and advocacy organizations such as the National Alliance for the Mentally Ill (NAMI) all have significant contact with those in need of behavioral health services. All are potential referral sources.

Schools and Academic Institutions. Again, our objective is to be known to those who know and work with our clients. For adolescents and college students, schools and academic institutions often have more in-depth and frequent contact with young people than their families. Moreover, students may disclose thoughts, feelings, and behaviors to trusted school personnel that they may not disclose to parents. Therefore, these organizations, and especially professional staff such as guidance counselors, principals, and faculty may be more apt to observe a change in a student’s behavior and seek to intervene on their behalf.

Our objective is to create collaborative relationships that are beneficial to the client, the school, and in turn, ourselves. For example, it is important for students to remain current in their studies while in treatment, so our adolescent behavioral health programs provide mechanisms for students to receive homework assignments, tutoring, and opportunities to submit their school work on a timely basis.

The Criminal Justice System. In the U.S., it is estimated that between 25% - 40% of those involved with the criminal justice system have behavioral health problems. While very significant, even these statistics may be too conservative. A 2011 Legal Action Report provides evidence that 67% of incarcerated individuals have a substance abuse disorder. (Legal Action Report 2011. Legality of Denying Access to Medication Assisted Treatment In the Criminal Justice System). Increasingly, states are moving to specialized drug courts which offer opportunities for substance abuse and behavioral health treatment for young offenders and first time drug offenders in lieu of incarceration. Parole boards and probation officers are increasingly seeking behavioral health services to reduce recidivism and improve outcomes.

The state of Florida has two new programs as part of SAMHSA’s GAIN’s Center for Behavioral Health and Justice Transformation as part of its Jail Diversion and Trauma Recovery Program (with a priority for Veterans). These programs managed by Florida’s Jail Diversion and Trauma Recover Project and the Florida Department of Children and Families. (Florida Department of Children and Families (2014). Substance Abuse and Mental Health Services Plan 2014-2016).

Provide Community Referral Sources a Pleasant, Expedited, and Professional Referral Experience. Referrals we receive from other professionals, and especially our key community partners, are handled by our professional and courteous ARIA Client Engagement Team. Whether the referral source is a hospital, doctor, school, or an insurance company, the professional ARIA Client Engagement Team ensures a smooth, efficient, and pleasant referral experience.

Similar to our policy with clients who seek admission on their own behalf, our practice is to create a fast, efficient pathway to engage the client and offer treatment the same day or the next business day. Fast admissions are especially important to EDs, urgent care centers, and hospital inpatient units, because hospital and medical staff are under pressure to discharge the patient quickly and with an appropriate discharge plan.

Our marketing strategy to target and engage key community partners reflects our knowledge of the business of behavioral health, the operational realities of healthcare practice, and an insider’s knowledge of the pressures our community partners face. Our objective is to be the behavioral healthcare solution for our community partner’s with a simple, quick, and professional referral process where we can quickly accept clients and clients can quickly begin treatment. Professionals and the public at-large are all too familiar with cumbersome bureaucracies, overly-complicated processes, and unhelpful people. We have a passion for excellence in customer service and that passion is made manifest at the point of entry and throughout the ARIA experience. For this reason, we have intentionally positioned our Client Engagement Team in our Marketing Department.

Our experience in behavioral healthcare has shown that competent, responsive behavioral healthcare providers who create a quick and pleasant referral process get more referrals. Our objective is to be the go-to behavioral health provider to our referral sources and community partners. In doing so, we leverage technology to expedite referrals and offer transportation to bring the client to us.

4.	Identify Emerging Trends, Innovate, and Act.

The market segmentation analysis leverages rich data from multiple sources: business sector analytics, epidemiological studies, public health and governmental reports, and scientific, published clinical studies to clearly describe and identify the characteristics and needs of specialized target markets. For example, three recent emerging trends are burgeoning needs for behavioral health treatment for returning veterans, increased need for substance abuse treatment for older adults with prescription drug dependencies, and increased needs for mental health services for older adults.

The ARIA market segmentation analysis accomplishes two core objectives. The ARIA market segmentation analysis demonstrates both what markets and segments we identify and target, but also the process of how we determine what markets to identify and target. A critical aspect of intelligent, responsive behavioral healthcare practice is the capacity to harness and leverage scientific research and epidemiological data to identify emerging trends, act on them, and achieve growth and income objectives.

One emerging trend is an aging population with increasing behavioral healthcare needs. Although the Florida has the highest proportion of adults aged 65+ in the United States, the aging population is impacting many states.

Another factor in market segmentation analysis is to identify trends in income. The healthcare analytics firm Sg2 notes FY 2014 Medicare payment increases of 2% for inpatient admissions, 6% for psychiatrists, and 8% for clinical psychologists and social workers. (Sg2 Centers for Strategic planning and Performance Strategy (2014). Reconsidering Behavioral Health).

Not only are Medicare reimbursements rising, so are state budgets for mental health spending, including Florida’s 2015 budget.

Finally, the data on the again U.S. population evidences that the emerging trend is going to gain momentum in the near future. The ARIA market segmentation analysis provides the foundation for our marketing plan. It provides:

•	The breadth and depth of specific behavioral health problems (categories and types of diagnoses and disorders).

•	Demographics of a problem, diagnosis, or disorder (e.g. age, gender, socioeconomic status).

•	The level of treatment and range of services appropriate to the person and the disorder (e.g. medically managed detox versus partial hospitalization).

Emerging trends ARIA reflect gaps in the current healthcare system. These emerging trends point towards high-demand services that are scalable and demonstrate significant growth and income potential. The ARIA business model and structure is strategically designed to identify emerging trends, service gaps, and market opportunities and respond to them with high-impact, evidenced-based services which are attractive to clients and payers alike.

5.	Provide Specialized Services that Match Client Needs and Leverage Clinical Competencies

It is unlikely that any one behavioral healthcare provider can effectively provide treatment to every person with every type of behavioral healthcare need. Therefore, identifying what services are provided and to whom becomes an essential aspect of the ARIA business plan. The ARIA market segmentation analysis provides many valuable insights to our service delivery models and processes.

First, ARIA has identified six levels of care we will initially provide: Medically managed detox (both inpatient and outpatient), residential services, partial hospitalization programs, intensive outpatient, and outpatient services. These six levels for care coupled with targeted treatment modalities and services provide an excellent continuum where a client can began at higher levels of care and graduate to lower levels of care as they progress and reach interim treatment goals.

For example, a client entering ARIA with cocaine and alcohol dependence would begin in our medically managed detox program, then move into our residential services where he could continue treatment in our partial hospitalization program. When those treatment goals are realized and the client continues to improve, the client remains in our residential services and again graduates to the intensive outpatient program, in clinical terms representing a less structured, lower level of care. While in our intensive outpatient program, the client has further opportunities to increase participation in wellness activities, such as physical fitness, nutrition, or education and job training opportunities.

Finally, as the client continues to achieve these treatment and wellness goals, the client may again graduate to our outpatient program, with the objective of returning to the community at-large and realizing one’s human potential. Clients are welcomed and encouraged to continue on an ongoing basis in outpatient services in a maintenance capacity, both as a prophylactic to mitigate the possibility of future setbacks and relapses and also as a positive impetus for continued personal growth and well- being.

Research on substance abuse outcomes evidence increased amount of treatment (higher levels of care such as partial hospitalization programs and intensive outpatient treatment) and greater frequency of treatment and aftercare counseling are associated with improved client outcomes (Oltmanns & Emery, 2015 citing Amato et. al, 2011; Glasner-Edwards & Rawson, 2010). In addition, positive long-term outcomes for substance abuse evidence that “improvements following treatment are usually not limited to drug use alone but extend to the person’s health as well as his or her social and occupational functioning” (Oltmanns & Emery, 2015, p. 312). This is yet another example of the science-driven ARIA Wellness Model crafted from important, recent evidenced-based research.

Because the ARIA medically managed detoxification program represents our highest level of care, providing clinically appropriate follow-up services to initial detoxification is critical. Clinical and epidemiological studies provide evidence as to what providers may encounter when providing substance abuse treatment. According to a 2011 study on gender differences in substance abuse disorders in the U.S. across the lifespan (Agrawal, Heath, & Lynskey, 2011), data reveal the following:

Because the ARIA medically managed detoxification program represents our highest level of care, providing clinically appropriate follow-up services to initial detoxification is critical. Clinical and epidemiological studies provide evidence as to what providers may encounter when providing substance abuse treatment. According to a 2011 study on gender differences in substance abuse disorders in the U.S. across the lifespan (Agrawal, Heath, & Lynskey, 2011), data reveal the following:

•	26% of men aged 20 – 35 have moderate substance dependency symptoms and 11% of men in this age group have severe substance dependency symptoms.
•	By comparison, for the same 20 – 35 age group, 12% of women have moderate substance dependency symptoms and 4% have severe substance dependency symptoms. (Note: Whether the symptoms are identified as moderate or severe, both would meet the diagnostic criteria of substance dependency and are appropriate for treatment).
•	However, from the ages of 36 – 47, gender differences diminish, with 5% of men having severe symptoms compared to 3% of women.

Additionally, further research evidences:

•	Alcohol-related disorders are the most common forms of mental disorder in the U.S.
•	In the U.S., 20% of all men and women who have ever used alcohol will develop serious problems at some point in the lives as a consequence of prolonged alcohol consumption (Oltmanns & Emery, 2015). This phenomenon has been supported by various studies for at least 25 years and appears to be ongoing.
•	The National Epidemiologic Survey on Alcohol and Related Conditions (2006) notes a lifetime prevalence rate of 30% for alcohol abuse and alcohol dependence for men and women.
•	Only 24% of men and women diagnosed with alcohol dependence have ever received treatment for it.
•	Men and women who began drinking before the age of 14 have a rate of alcoholism about double of those who began drinking at age 18.

In addition, there are several common comorbid disorders frequently associated with substance abuse disorders. These include:

•	Mood disorders such as major depressive disorder and bipolar disorder.
•	Anxiety disorders, including obsessive-compulsive disorder, panic disorders, and generalized anxiety disorders.
•	Traumatic disorders, such as PTSD (a particularly prevalent an increasing phenomenon for veteran with combat- based PTSD). And again, Florida has the third largest population of veterans in the U.S., following California and Texas.
•	Eating disorders such as anorexia in adolescent girls and young women.
•	Conduct disorders in adolescents.

Therefore, efficacious treatment of substance disorders clearly speaks to the need for and the competencies to treat mood disorders, anxiety disorders, traumatic disorders, eating disorders in adults and adolescents, and conduct disorders in adolescents. Moreover, specific diagnoses and disorders require specific treatment modalities, ranging from behavioral treatments, to cognitive-behavioral treatments, psychopharmacological treatments, and integrative treatment approaches. These specialized treatments draw upon the training, skills, and experience of an expert clinical team able to provide specialized, targeted treatments to meet individual needs and goals.

Branding Positioning

The following diagram shows each sales and marketing subject that fits into the strategic branding process. ARIA is creating a comprehensive branding strategy plan that will position the Company’s brand as a leading authority in providing a full continuum of behavioral healthcare services.

Public Relations and Media Plan

ARIA is in the process of defining its public relations goals and objectives in alignment to our overall business, marketing and sales objectives. This well-planned public relations campaign will be designed to:

▪	Establish the Company’s expertise among its peers, the press, potential clients and customers.
▪	Build goodwill among our suppliers and customers.
▪	Create and reinforce our brand and corporate image.
▪	Inform and create a good perception with regards to ARIA and services.
▪	Introducing new products and services to the market.
▪	Mitigate the impact of negative publicity and/or a corporate crisis.

ARIA will utilize a variety of communications vehicles including:

▪	Press Releases/Press Kit.
▪	Articles written (publications, online, press releases).
▪	Real Life Customer Stories.
▪	Press Conferences, Interviews, or Media Tours.
▪	Radio, Television, Cinema, Magazine, Direct Mail.
▪	Online: Website, Blogs, U-Tube, Google, Yahoo, econs.com.
▪	Online Networking: Facebook, Twitter, LinkedIn, Myspace, and smart phone apps.
▪	Seminars or Speaking Engagements.
▪	Events Sponsorships.
▪	Trade Shows & Industry Events
▪	Public Relations Firm

ARIA will engage a Professional PR Firm to achieve the Company’s goals:

▪	To build a relationship with the public.
▪	To mold a positive opinion of ARIA and Name.
▪	To bolster the Company’s image.
▪	To get noticed by a potential customer.
▪	Online Marketing

Competition

There are a significant number of treatment facilities in the United States, we compete with these clinics for patients who are typically covered by insured healthcare services. Given the growth of the number of individuals needing services, money and commitments flowing from governments and private insurers and services to provide treatment, there is ample opportunity, but also significant potential competition in the treatment area. Aside from specialized facilities, large hospital chains may also see the opportunity to broaden their respective offerings and enter into the addiction treatment marketplace by leveraging their networks and infrastructure.

Employees

As of June 30, 2022, Ethema had 45 full and part time employees through our ARIA subsidiary.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

In addition to our corporate offices, there are other properties we use to offer our services to our patients.

Ethema Executive Offices

The Company’s executive offices are located at 950 Evernia Street, West Palm Beach, Florida 33401

Greenestone Muskoka Treatment Facility

The Greenestone Muskoka Treatment Facility is located in Bala, Ontario at 3571 Highway 169. The property is 43 acres in size and contains approximately 48,000 square feet of buildings. The property is owned by Ethema’s wholly owned Canadian subsidiary Cranberry Cove Holdings Ltd. (“CCH”) and has been leased to the new owner of the Muskoka Clinic for a term of five years, which ends on February 28, 2022. The Lease gives the tenant an option to extend for three additional five (5) year terms, an option to purchase the property at any time for a purchase price of $7,000,000 in the first thirty-six (36) months of the term and thereafter at a purchase price increased by $1,500,000 for each successive year up to a maximum of $10,000,000, and a right of first refusal in the event of a sale to a third party. The tenant has renewed the lease for a second term which expires on February 28, 2027 and the company has extended the renewal option by one additional 5-year term. The only different term in the renewal is that the annual increases in the lease payment are 1.75% a year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

Results of operations for the year ended December 31, 2021 and the year ended December 31, 2020.

Revenue

Revenue was $1,942,588 and $338,996 for the years ended December 31, 2021 and 2020, respectively, an increase of $1,603,592 or 473.0%.

Revenue from patient treatment was $1,568,071 and $0 for the years ended December 31, 2021 and 2020, respectively, an increase of $1,568,071 or 100.0%. The increase is due to the acquisition of Evernia, a West Palm Beach based treatment facility, on July 1, 2021.

Revenue from rental income was $374,517 and $338,996 for the years ended December 31, 2021 and 2020, respectively, an increase of $35,521 or 10.5%, the increase is primarily due to the contractual increase in rental income..

Operating Expenses

Operating expenses was $1,940,483 and $502,340 for the years ended December 31, 2021 and 2020, respectively, an increase of $1,438,143 or 286.3%. The increase in operating expenses is attributable to:

●	General and administrative expenses of $531,391 and $55,756 for the years ended December 31, 2021 and 2020, respectively, an increase of $475,635 or 853.1%. The increase is due to the acquisition of the Evernia treatment facility effective July 1, 2021, including contractor costs of $198,526, advertising costs of $89,500 and $96,346 in meals for patients.

●	Rent expense was $178,679 and $5,512 for the years ended December 31, 2021 and 2020, an increase of $173,167 or 3,141.6%, due to the acquisition of Evernia, effective July 1, 2021, which leases a property in West Palm Beach, Florida.

●	Management fees was $60,000 and $0 for the years ended December 31, 2021 and 2020, respectively, an increase of $60,000 or 100.0%. Management fees for the current period represent management fees paid to the minority holder in ATHI.

●	Professional fees were $132,275 and $231,264 for the years ended December 31, 2021 and 2020, respectively, a decrease of $98,989 or 42.8%. The decrease is primarily due to consulting fees that were paid to two individuals in the prior year who had assisted with business development efforts.

●	Salaries and wages was $712,787 and $88,532 for the years ended December 31, 2021 and 2020, respectively, an increase of $624,255 or 705.1%. The increase is due to the acquisition of the Evernia treatment facility effective July 1, 2021.

●	Depreciation expense was $325,351 and $121,276 for the years ended December 31, 2021 and 2020, respectively, an increase of $204,075 or 168.3%. The increase in the depreciation charge was due to the acquisition of Evernia, including the amortization of the health care provider license amounting to $178,990.

Operating profit (loss)

The operating profit was $2,105 and the operating loss was $(163,344) for the years ended December 31, 2021 and 2020, respectively, an increase of $165,449 or 101.3%. The increase is attributable to the acquisition of Evernia on July 1, 2021, which resulted in increased revenue primarily due to patients obtained from the health care provider license which Evernia has secured.

Other income

Other income was $273,373 and $1,183 for the years ended December 31, 2021 and 2020, respectively. Other income includes; (i) the reversal of a $250,000 provision raised for rental expenses on a previous property leased by the Company which has, subsequently been disposed of by the Landlord, and (ii) a financial inducement granted to the Company by the Evernia landlord.

Forgiveness of government relief loan

Forgiveness of government relief loan was $156,782 and $0 for the years ended December 31, 2021 and 2020, respectively, an increase of $156,782 or 100.0%. The company had met all requirements for forgiveness of one of its Covid-19 government relief loans and the loan forgiveness was recorded during the fourth quarter.

Gain on debt extinguishment

Gain on debt extinguishment was $0 and $12,601,823 for the years ended December 31, 2021 and 2020, respectively. In the prior year, the company entered into several debt extinguishment agreements with convertible debt holders whereby the amounts payable and the payment terms under these convertible notes were renegotiated, this also resulted in the extinguishment of derivative liabilities related to these convertible notes.

Gain on sale of assets

The Gain on sale of assets was $0 and $36,470 for the years ended December 31, 2021 and 2020, respectively. The gain in the prior year represented an over-accrual for expenses relating to the disposal of the Delray Beach properties.

Loss on advance

Loss on advance was $120,000 and $0 for the years ended December 31, 2021 and 2020, respectively, an increase of $120,000 or 100.0%. The company advanced funds to Local link wellness in the prior year, which were deemed to be uncollectible in 2021.

Warrants exercised

Warrant exercise was $0 and $95,868 for the years ended December 31, 2021 and 2020, respectively, a decrease of $95,868 or 100.0%. In the prior year warrants were exercised for 184,000,000 shares of common stock

Fair value of warrants granted to convertible debt holders

Fair value of warrants granted to convertible debt holders was $854,140 and $0 for the years ended December 31, 2021 and 2020, an increase of $854,140 or 100%. The Company granted warrants to certain convertible debt holders in terms of agreements entered into with them, whereby any debt issued subsequent to their debt on more favorable terms would result in the debt holders being entitled to the same terms as issued to the subsequent debt holders. The company issued warrants for a total of 195,963,598 shares of common stock which was valued using a Black Scholes valuation model.

Penalty on convertible notes

Penalty on convertible notes was $9,240 and $0 for the years ended December 31, 2021 and 2020, an increase of $9,240. The penalty on convertible notes relates to a fee paid for the extension of repayment dates on the Labrys note.

Interest income

Interest income was $0 and $629 for the years ended December 31, 2021 and 2020 respectively, a decrease of $629 or 100.0%. The interest income is immaterial.

Interest expense

Interest expense was $829,525 and $676,634 for the years ended December 31, 2021 and 2020, respectively, an increase of $152,891 or 22.6%, primarily due to the increase in convertible note funding during the current year.

Debt discount

Debt discount was $1,965,551 and $861,657 for the years ended December 31, 2021 and 2020, respectively, an increase of $1,103,894 or 128.1%. The increase is primarily due to new convertible notes issued during the current year and the amortization of loans entered into during the second half of the prior year.

Derivative liability movement

The derivative liability movement during the current year represents the mark to market movements of variably priced convertible notes and warrants issued during the current and prior years. These securities are marked to market on a quarterly basis and the resultant gain or loss is recorded as a derivative liability movement in the consolidated statements of operations and comprehensive loss.

Foreign exchange movements

Foreign exchange movements was $(34,301) and $(175,500) for the years ended December 31, 2021 and 2020, respectively and represents the realized exchange gains and (losses) on monetary assets and liabilities settled during the current year as well as mark to market adjustments on monetary assets and liabilities reflected on the balance sheet and denominated in Canadian Dollars.

Net (loss) income before taxation

Net loss was $(1,854,306) and net income was $3,084,992 for the years ended December 31, 2021 and 2020, respectively, a decrease of $4,939,298 or 160.1%. The decrease is primarily due to the fair value of the warrants granted, the debt discount amortization, and the prior year gain on debt extinguishment, offset by the derivative liability movements, as discussed above.

Taxation

Taxation credit was $280,903 and $0 for the years ended December 31, 2021 and 2020, respectively an increase of $280,903 or 100.0%. the tax credit arose due to the reversal of prior years’ accrual for $250,000 in penalty tax for non-disclosure of foreign entities in the US tax return, a deferred tax movement of $37,588 on the amortization of licenses which arose on the acquisition of ATHI and Evernia, and a small tax provision on profits realized on the ATHI and Evernia results.

Net (loss) income

Net loss was $(1,573,403) and net income was $3,084,992 for the years ended December 31, 2021 and 2020, respectively, a decrease of $4,658,395 or 151.0%. The decrease is primarily due to the reasons discussed above.

Liquidity and Capital Resources

Cash used in operating activities was $85,567 and $101,970 for the years ended December 31, 2021 and 2020, respectively a decrease of $16,403 or 16.1%. The decrease is primarily due to the following:

●	The increase in net loss of $4.7 million, as discussed above.
●	The increase in non-cash movements of $5.31 million, primarily due to the movement on the gain on debt extinguishment of $12.6 million, the increase in the movement on the amortization of debt discount of $1,1 million, and the increase in the movement of fair value of warrants granted of $0.9 million, offset by the net movement in derivative liabilities of $9.1 million.
●	The absorption of cash into working capital of $0.6 million during the current year, primarily due to the acquisition of Evernia and ATHI on July 1, 2021.

Cash used in investing activities was $0.6 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively. We invested $0.5 million (2020 - $0.7 million) in the Evernia treatment facility based in West Palm Beach, prior to acquisition. We also purchased property and equipment of $0.1million, primarily to support the Evernia operation during the current year.

Cash generated by financing activities was $0.6 million and $0.9 million for the years ended December 31, 2021 and 200, respectively. During the current year we raised $1.2 million and repaid $0.5 million in convertible notes, primarily to fund the Evernia operations.

Over the next twelve months we estimate that the company will require approximately $6.5 million in funding to repay its obligations, if these obligations are not converted to equity and for funding working capital as we continue to seek opportunities for addiction treatment in the US markets. There is no assurance that the Company will be successful with future financing ventures, and the inability to secure such financing may have a material adverse effect on the Company’s financial condition. In the opinion of management, the Company’s liquidity risk is assessed as high.

For the three months ended June 30, 2022 and June 30, 2021.

Revenues

Revenues were $1,138,032 and $96,158 for the three months ended June 30, 2022 and 2021, respectively, an increase of $1,041,874 or 1,083.5%. The revenue from in-patient services related to Evernia was $1,043,861 and $0 for the three months ended June 30, 2022 and 2021, respectively. Evernia was acquired on July 1, 2021. The revenue from rental properties was $94,171 and $96,l58 and included the rental escalation as per the agreement and an improvement in the currency exchange rate against the Canadian Dollar over the prior period.

Operating Expenses

Operating expenses were $1,086,270 and $30,614 for the three months ended June 30, 2022 and 2021, respectively, an increase of $1,055,656 or 3,448.3%. The increase is primarily due to the following:

●	Operating expenses related to ATHI and Evernia was $959,236 for the three months ended June 30, 2022, Evernia was acquired on July 1, 2021. Included in Evernia operating expenses is payroll costs of $402,118, outside contractors and professional fees of $142,256, advertising and promotion costs of $26,058 management fees of $30,000, rental expenses of $109,051, and depreciation and amortization expenses of $102,391, which relate primarily to the amortization of intangibles.

●	Operating expenses, excluding ATHI and Evernia was $127,034 and $30,614 for the three months ended June 30, 2022 and 2021, respectively, an increase of $96,420 or 315.0%, primarily due to an increase in professional fees which included audit fees , and stock exchange related fees.

●	Rent expense, excluding ATHI and Evernia was $457 and $1,012 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $55 or 54.8%. This amount is immaterial.

●	Management fees, excluding ATHI and Evernia was $0and $0 for the three months ended June 30, 2022 and 2021, respectively. Management fees were waived during the current and prior period, due to the financial position the Company is in.

●	Salaries and wages, excluding ATHI and Evernia was $36,724 and $46,275 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $9,551 or 20.6%, the decrease was due to a reduction in administrative personnel during the current period.

●	Depreciation expense, excluding ATHI and Evernia was $31,843 and $33,108 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $1,265, the difference is immaterial.

Operating Income

The operating income was $51,762 and $65,544 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $13,782 or 21.0%. In the prior period, management fees of $52,744 were reversed, after eliminating the reversal operating income increased by $38,962, primarily due to the operating income of $84,625, generated by Evernia offset by an increase in operating expenses for the legacy business related to an increase in professional fees as discussed above.

Loss on advance

Loss on advance was $0 and $120,000 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $120,000 or 100.0%. In the prior year, the company provided against funds that were advanced to Local link wellness, which management determined to be uncollectible.

Interest expense

Interest expense was $122,848 and $474,008 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $351,160 or 74.1%, primarily due to a reduction in overall debt due to conversion of convertible notes over the prior 12 months and the repayment of convertible notes during the current period.

Amortization of debt discount

Amortization of debt discount was $211,202 and $847,865 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $636,663 or 75.1%. The decrease is primarily due to the conversion of convertible debt over the past twelve months and the repayment of debt during the prior period, resulting in acceleration of amortization expense in periods prior to the current period.

Derivative liability movement

The derivative liability movement was $67,039 and $1,146,864 for the three months ended June 30, 2022 and 2021, respectively. The derivative liability movement represents the mark to market movements of variably priced convertible notes and warrants issued during the current and prior comparative period. The decrease in the mark to market movement of $1,079,825 was primarily due to the conversion of several convertible notes during the prior period.

Foreign exchange movements

Foreign exchange movements were $193,368 and $(101,247) for the three months ended June 30, 2022 and 2021, respectively, representing the realized exchange gains and (losses) on monetary assets and liabilities settled during the current year as well as mark to market adjustments on monetary assets and liabilities reflected on the balance sheet and denominated in Canadian Dollars,

Net loss before taxation

Net loss before taxation was $154,914 and $2,626,438 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $2,471,524 or 94.1%, is primarily due to the loss on advance in the prior year, the decrease in interest expense, the decrease in amortization of debt discount and the decrease in derivative liability movement, as discussed above.

Taxation

Taxation was $24,700 and $0 for the three months ended June 30, 2022 and 2021, an increase of $24,700 or 100.0%. The increase is due to the profit generated by Evernia, which was acquired on July 1, 2021.

Net loss

Net loss was $179,614 and $2,626,438 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $2,446,824 or 93.2%, is primarily due to the decrease in net loss before taxation and the increase in the taxation charge, as discussed above.

 For the six months ended June 30, 2022 and June 30, 2021.

Revenues

Revenues were $2,161,347 and $186,951 for the six months ended June 30, 2022 and 2021, respectively, an increase of $1,947,396 or 1056.1%. The revenue from in-patient services related to Evernia was $1,973,302 and $0 for the six months ended June 30, 2022 and 2021, respectively. Evernia was acquired on July 1, 2021. The revenue from rental properties was $188,045 and $186,951 for the six months ended June 30, 2022 and 2021, respectively and included the rental escalation as per the agreement.

Operating Expenses

Operating expenses were $2,034,645 and $82,630 for the six months ended June 30, 2022 and 2021, respectively, an increase of $1,952,015 or 2,362,.4%. The increase is primarily due to the following:

●	Operating expenses related to ATHI and Evernia was $1,841,934 for the six months ended June 30, 2022, Evernia was acquired on July 1, 2021. Included in Evernia operating expenses is payroll costs of $814,791, outside contractors and professional fees of $228,517, advertising and promotion costs of $53,230 management fees of $60,000, rental expenses of $199,539, and depreciation and amortization expenses of $202,270, which relate primarily to the amortization of intangibles.

●	Operating expenses, excluding ATHI and Evernia was $192,711 and $82,630 for the six months ended June 30, 2022 and 2021, respectively, an increase of $110,081 or 133.2%, primarily due to an increase in professional fees which included audit fees, and stock exchange related fees.

●	Rent expense, excluding ATHI and Evernia was $0 and $2,512 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $2,512 or 100.0%. This amount is immaterial.

●	Management fees, excluding ATHI and Evernia was $0 and $0 for the six months ended June 30, 2022 and 2021, respectively. Management fees were waived during the current and prior period, due to the financial position the Company is in.

●	Salaries and wages, excluding ATHI and Evernia was $60,876 and $59,127 for the six months ended June 30, 2022 and 2021, respectively, an increase of $1,749 or 3.0%, the increase is immaterial.

●	Depreciation expense, excluding ATHI and Evernia was $63,973 and $65,233 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $1,260, the difference is immaterial.

Operating income

The operating income was $126,702 and $104,321 for the six months ended June 30, 2022 and 2021, respectively, an increase of $22,381 or 21.4%. In the prior period, management fees of $52,708 were reversed, after eliminating the reversal of management fees, operating income increased by $73,994, primarily due to the operating income of $131,359, generated by Evernia offset by an increase in operating expenses for the legacy business related to an increase in professional fees as discussed above.

Penalty on convertible notes

Penalty on convertible notes was $0 and $9,240 for the six months ended June 30, 2022 and 2021, a decrease of $9,240. The penalty on convertible notes relates to a fee paid in the previous year for the extension of repayment dates on the Labrys note.

Loss on advance

Loss on advance was $0 and $120,000 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $120,000 or 100.0%. The company provided against funds that were advanced to Local link wellness in the prior year, which management determined to be uncollectible.

Fair value of warrants granted to convertible debt holders

Fair value of warrants granted to convertible debt holders was $0 and $976,788 for the six months ended June 30, 2022 and 2021, an increase of $976,788 or 100%. The Company granted warrants to certain convertible debt holders in terms of agreements entered into with them, whereby any debt issued subsequent to their debt on more favorable terms would result in the debt holders being entitled to the same terms as issued to the subsequent debt holders. The company issued warrants for a total of 246,464,649 shares of common stock valued using a Black Scholes valuation model.

Interest expense

Interest expense was $203,616 and $737,988 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $403,013 or 54.6%, primarily due to a reduction in overall debt due to conversion of convertible notes over the prior 12 months and the repayment of convertible notes during the current period.

Amortization of debt discount

Amortization of debt discount was $464,034 and $1,350,542 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $886,508 or 65.60%. The decrease is primarily due to the conversion of convertible debt over the past twelve months and the repayment of debt during the prior period, resulting in acceleration of amortization expense in periods prior to the current period.

Derivative liability movement

The derivative liability movement was $130,437 and $(1,723,619) for the six months ended June 30, 2022and 2021, respectively. The derivative liability movement represents the mark to market movements of variably priced convertible notes and warrants issued during the current and prior comparative period.

Foreign exchange movements

Foreign exchange movements was $97,812 and $(180,738) for the six months ended June 30, 2022 and 2021, respectively, representing the realized exchange gains and (losses) on monetary assets and liabilities settled during the current year as well as mark to market adjustments on monetary assets and liabilities reflected on the balance sheet and denominated in Canadian Dollars.

Net loss before taxation

Net loss before taxation was $301,636 and $4,994,594 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $4,692,958 or 94.0%, is primarily due to the loss on advance in the prior year, the fair value of the warrants granted to convertible debt holders, the decrease in interest expense, the decrease in amortization of debt discount and the decrease in derivative liability movements, as discussed above.

Taxation

Taxation was $42,963 and $0 for the six months ended June 30, 2022 and 2021, an increase of $42,963 or 100.0%. The increase is due to the profit generated by Evernia, which was acquired on July 1, 2021.

Net loss

Net loss was $344,599 and $4,994,594 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $4,649,995 or 93.1%, is primarily due to the decrease in net loss before taxation, offset by the increase in taxation, as discussed above.

Trend Information

The behavioral and addiction treatment market is growing rapidly as communities and governments grapple with opioid and other substance abuse addiction. Usage of services has also grown as insurance coverage of addiction and behavioral treatments become more on par with other health treatments and services provided by service professionals. As issues regarding opioid and other substance uses grow, funding and urgency to treat these issues will become more paramount to governments, individuals and their insurance providers.

Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. While the disruption is currently expected to be temporary, there is uncertainty around the duration. This has put certain pressures on the, among other things, the availability of certain medical supplies and professionals that we may need to conduct our operations successfully. Depending on the overall length of the disruption and the severity of the impact on the healthcare providers, this trend may prove to be temporary. The ultimate financial impact on us cannot be reasonably estimated at this time.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of December 31, 2021, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
Shawn E. Leon	CEO, CFO	63	April 14, 2011; indefinitely	Full-time
Directors:
Shawn E. Leon	Director and Chairman	63	April 14, 2011, indefinitely	60
Gerald T. Miller	Director	64	November 2, 2015, indefinitely	2
John O’Bireck	Director	64	November 2, 2015, indefinitely	2

Shawn E. Leon, Chief Executive Officer, Chief Financial Officer, President and Director

Shawn E. Leon has been an officer and director of the Company since November 2010 and served as the President of the Company’s subsidiaries at all times. In April 2011, Mr. Leon was appointed as the Company’s Chief Executive Officer. Prior to joining the Company, Mr. Leon held the role of President of Greenestone Clinic Inc., Leon Developments Ltd, 1871 at the Locks Developments Ltd. and Leon Developments Ltd. Mr. Leon graduated with Honors in Business Administration from Wilfrid Laurier University in 1982. Mr. Leon was elected to the Board because of his prior management experience.

John O’Bireck, Director

John O’Bireck of Aurora, Ontario, Canada has been a Control Systems Engineer, since graduating in 1982, and has since been involved with building engineering teams to provide solutions for industrial and transportation industry. He was a cofounder of HyDrive Technologies Ltd. a publicly listed company where he held the positions of Director, Vice-president, Chief Technology Officer and Vice President of Advanced Product Development. Mr. O’Bireck was also the co-founder, Director and President of Supernova Performance Technologies Ltd., a privately held company. In 2014 Mr. O’Bireck was elected as a Director to the Board of Sparta Capital Ltd.

Gerald T. Miller, Director

 Gerry Miller of Toronto, Ontario, Canada is the Managing Partner of the Law Firm Gardiner Miller Arnold LLP. Mr. Miller’s practice focuses on a comprehensive range of business, finance and real estate issues. In addition to managing the law firm. Mr. Miller’s runs the business law and real estate practice at Gardiner Miller Arnold LLP Law firm. He advises small to medium sized companies in manufacturing, investing and service-related industries. Mr. Miller supervises all merger and acquisition transactions and institutional finance work.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020, we compensated our directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Shawn Leon	Chief Executive Officer; Chief Financial Officer; Director	$0	$0	$0
John O’Bireck	Director	$0	$0	$0
Gerald Miller	Director	$0	$0	$0

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The tables below show, as of December 31, 2020, the security ownership of each director and executive officer and each person who owns beneficially more than 10% of our voting securities.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership(2)	Percent of class (3)
Common Stock	Shawn Leon	171,864,342	7.6%
Common Stock	Gerald T. Miller	500,000	*%
Common Stock	John O’Bireck	500,000	*%

(1)	The address for all the executive officers and directors is c/o Ethema Health Corporation
(2)	This calculation is the number of shares the person owns now, plus the amount that person is entitled to acquire. In addition, it includes the number of shares owned by any immediate family members and any entities controlled by the beneficial owner.
(3)	Based on 2,262,849,130 shares of common stock outstanding

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As of December 31, 2020, amounts payable to executive officers or their affiliates for related party payables, as detailed in the below table:

Name	Amount
Owing by the Company
Shawn E. Leon	$(322,744)
Leon Developments, LTD(2)	(930,307)
Eileen Greene(3)	(1,558,798)
Total	$(2,811,849)

(1)	Shawn Leon is the Chief Executive Officer of the company
(2)	Leon Developments is wholly owned by Shawn Leon, the Company’s Chief Executive Officer
(3)	Eileen Greene is the spouse of Shawn Leon.

Shawn E. Leon

As of June 30, 2022 and December 31, 2021 the Company had a payable to Shawn Leon of $ 331,003  and $106,100, respectively. Mr. Leon is a director and CEO of the Company. The balances payable are non-interest bearing and has no fixed repayment terms.

Due to the current financial position of the Group, Mr. Leon forfeited the management fees due to him for the six months ended June 30, 2022 and the year ended December 31, 2021.

Leon Developments, Ltd.

As of June 30, 2022 and December 31, 2021, the Company owed Leon Developments, Ltd., $ 914,430  and $935,966, respectively, for funds advanced to the Company.

Eileen Greene

As of June 30, 2022 and December 31, 2021, the Company owed Eileen Greene, the spouse of our CEO, Shawn Leon, $1,454,606  and $1,472,215 , respectively. The amount owing to Ms. Greene is non-interest bearing and has no fixed repayment terms.

All related party transactions occur in the normal course of operations and in terms of agreements entered into between the parties.

SECURITIES BEING OFFERED

 General

We are offering Common Stock to investors in this Offering. The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, drafts of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation and our Bylaws, as amended and restated, and applicable provisions of the Colorado Revised Statutes.

Our authorized capital stock consists of 100,000,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Class A Preferred Stock, $1.00 par value per share, and 400,000 shares of Class B Preferred Stock.

As of June 30, 2022, our issued and outstanding shares included 3,729,053,805 shares of Common Stock respectively and 4,000,000 shares of Series A Preferred Stock and 400,000 shares of Series B Preferred Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are an Exchange Act reporting company and subject to the periodic reporting requirements therein. As such, our duty to file reports as required by Rule 257 of Regulation A will be deemed to have been met if, as of each Form 1-K and Form 1-SA due date, we have filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or 15 U.S.C. 78o) during the 12 months preceding such due date.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Q

PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description
2.1	Articles of Incorporation
2.2	Amendment to Articles of Incorporation January 11, 2001
2.3	Amendment to Articles of Incorporation August 19, 2003
2.4	Amendment to Articles of Incorporation February 6, 2004
2.5	Amendment to Articles of Incorporation April 12, 2004
2.6	Amendment to Articles of Incorporation April 21, 2006
2.7	Amendment to Articles of Incorporation May 8, 2012
2.8	Amendment to Articles of Incorporation March 26, 2013
2.9	Amendment to Articles of Incorporation April 4, 2017
2.10	Amendment to Articles of Incorporation August 21, 2019
2.11	Amendment to Articles of Incorporation September 23, 2019
2.12	Amendment to Articles of Incorporation January 14, 2020
2.13	Amendment to Articles of Incorporation August 26, 2020
2.4	Bylaws
3.1	Certificate of Designation Series A Preferred Stock
3.2	Certificate of Designation Series B Preferred Stock
4.1	Subscription Agreement
12.1	Opinion of Counsel

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on November 3, 2022.

FOOTHILLS EXPLORATION, INC.

By: /s/ Shawn Leon________________

Name: Shawn Leon

Title: CEO; Director

By: /s/ Gerald T. Miller________________

Name: Gerald T. Miller

Title: Director

By: /s/ John O’Bireck__________________

Name: John O’Bireck

Title: Director

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ethema Health Corporation

West Palm Beach, Florida

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of our report dated April 14, 2022, relating to the consolidated financial statements of Ethema Health Corporation at and for the years ended December 31, 2021 and 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

October 21, 2022

FINANCIAL STATEMENTS

41

ETHEMA HEALTH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS

Current assets
Cash	$69,145	$48,822
Accounts receivable, net	337,665	176,011
Prepaid expenses	49,326	29,731
Other current assets	18,819	17,235
Total current assets	474,955	271,799
Non-current assets
Due on sale of subsidiary	5,033	5,115
Property and equipment, net	3,095,334	3,012,663
Intangible assets, net	1,431,923	1,610,913
Right of use assets, net	1,525,620	1,653,816
Total non-current assets	6,057,910	6,282,507
Total assets	$6,532,865	$6,554,306

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$380,885	$438,482
Taxes payable	752,892	658,836
Convertible loans, net of discounts	5,012,407	4,891,938
Short term loans	323,519	122,167
Mortgage loans	3,742,455	3,864,312
Government assistance loans	157,367	157,367
Operating lease liability, current portion	263,814	241,083
Finance lease liability, current portion	7,634	7,386
Receivables funding	184,135	—
Derivative liability	345,738	515,901
Accrued dividends on preferred stock	152,607	105,049
Related party payables	2,700,039	2,514,281
Total current liabilities	14,023,492	13,516,802
Non-current liabilities
Government assistance loans	46,562	47,326
Deferred taxes	235,469	273,057
Third party loans	583,032	646,176
Operating lease liability, net of current portion	1352,997	1,493,431
Finance lease liability, net of current portion	28,986	32,895
Total non-current liabilities	2,247,046	2,492,885
Total liabilities	16,270,538	16,009,687

Preferred stock - Series B; $1.00 par value, 10,000,000 authorized, 400,000 shares outstanding at June 30, 2022 and December 31, 2021.	400,000	400,000

Stockholders’ deficit
Preferred stock - Series A; $0.01 par value, 10,000,000 authorized, 4,000,000 shares outstanding at June 30, 2022 and December 31, 2021.	40,000	40,000
Common stock - $0.01 par value, 10,000,000,000 shares authorized; 3,729,053,805 and 3,579,053,805 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	37,290,539	35,790,539
Additional paid-in capital	22,791,350	22,791,350
Discount for shares issued below par value	(27,363,367)	(26,013,367)
Accumulated other comprehensive income	778,180	816,532
Accumulated deficit	(44,520,889)	(44,103,311)
Stockholders’ deficit attributable to Ethema Health Corporation stockholders	(10,984,187)	(10,678,257)
Non-controlling interest	846,514	822,876
Total stockholders’ deficit	(10,137,673)	(9,855,381)
Total liabilities and stockholders’ deficit	$6,532,865	$6,554,306

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

ETHEMA HEALTH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Three months ended June 30, 2022	Three months ended June 30, 2021	Six months ended June 30, 2022	Six months ended June 30, 2021

Revenues	$1,138,032	$96,158	$2,161,347	$186,951

Operating expenses
General and administrative	261,528	2,963	471,460	8,466
Rent expense	109,508	1,012	199,539	2,512
Management fees	30,000	—	60,000	—
Professional fees	112,149	(52,744)	161,736	(52,708)
Salaries and wages	438,842	46,275	875,667	59,127
Depreciation and amortization	134,243	33,108	266,243	65,233
Total operating expenses	1,086,270	30,614	2,034,645	82,630

Operating Income	51,762	65,544	126,702	104,321

Other Income (expense)
Other income	1,045	—	11,063	—
Penalty on convertible debt	—	—	—	(9,240)
Loss on advance	—	(120,000)	—	(120,000)
Fair value of warrants granted to convertible debt holders	—	—	—	(976,788)
Interest expense	(122,848)	(474,008)	(203,616)	(737,988)
Amortization of debt discount	(211,202)	(847,865)	(464,034)	(1,350,542)
Derivative liability movement	(67,039)	(1,146,864)	130,437	(1,723,619)
Foreign exchange movements	193,368	(101,247)	97,812	(180,738)
Net loss before income taxes	(154,914)	(2,626,438)	(301,636)	(4,994,594)
Income taxes	(24,700)	—	(42,963)	—
Net loss	(179,614)	(2,626,438)	(344,599)	(4,994,594)
Net income attributable to non-controlling interest	(14,176)	—	(23,638)	—
Net loss allocable to Ethema Health Corporation Stockholders	(193,790)	(2,626,438)	(368,237)	(4,994,594)
Preferred stock dividend	(24,728)	(19,232)	(49,341)	(50,079)
Net loss available to common shareholders of Ethema Health Corporation	(218,518)	(2,645,670)	(417,578)	(5,044,673)
Accumulated other comprehensive income (loss)
Foreign currency translation adjustment	(72,869)	35,311	(38,352)	64,917

Total comprehensive loss	$(291,387)	$(2,610,359)	$(455,930)	$(4,979,756)
Loss per share
Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average common shares outstanding
Basic and diluted	3,729,053,805	2,397,374,825	3,680,158,777	2,271,234,382

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

ETHEMA HEALTH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series A Preferred		Common
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Discount to par value	Comprehensive Income	Accumulated Deficit	Non-controlling shareholders interest	Total
Balance as of December 31, 2021	4,000,000	$40,000	3,579,053,805	$35,790,539	$22,791,350	$(26,013,367)	$816,532	$(44,103,311)	$822,876	$(9,855,381)
Conversion of convertible notes	—	—	150,000,000	1,500,000	—	(1,350,000)	—	—	—	150,000
Foreign currency translation	—	—	—	—	—	—	34,517	—	—	34,517
Net loss	—	—	—	—	—		—	(174,447)	9,462	(164,985)
Dividends accrued	—	—	—	—	—	—	—	(24,613)	—	(24,613)
Balance as of March 31, 2022	4,000,000	$40,000	3,729,053,805	$37,290,539	$22,791,350	$(27,363,367)	$851,049	$(44,302,371)	$832,338	$(9,860,462)
Foreign currency translation	—	—	—	—	—	—	(72,869)	—	—	(72,869)
Net loss	—	—	—	—	—	—	—	(193,790)	14,176	(179,614)
Dividends accrued	—	—	—	—	—	—	—	(24,728)	—	(24,728)
Balance as of June 30, 2022	4,000,000	$40,000	3,729,053,805	$37,290,539	$22,791,350	$(27,363,367)	$778,180	$(44,520,889)	$846,514	$(10,137,673)

	Series A Preferred		Common
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Discount to par value	Comprehensive Income	Accumulated Deficit	Non-controlling shareholders interest	Total
Balance as of December 31, 2020	4,000,000	$40,000	2,027,085,665	$20,270,857	$23,344,885	$(17,728,779)	$806,719	$(42,459,781)	$700,000	$(15,026,099)
Fair value of warrants issued to convertible debt holders	—	—	—	—	1,207,214	—	—	—	—	1,207,214
Warrants exercised	—	—	59,999,999	600,000	—	(510,000)	—	—	—	90,000
Conversion of convertible notes	—	—	175,763,466	1,757,635	97,000	(582,850)	—	—	—	1,271,785
Foreign currency translation	—	—	—	—	—	—	29,606	—	—	29,606
Net loss	—	—	—	—	—		—	(2,368,156)	—	(2,368,156)
Dividends accrued	—	—	—	—	—	—	—	(30,847)	—	(30,847)
Balance as of March 31, 2021	4,000,000	$40,000	2,262,849,130	$22,628,492	$24,649,099	$(18,821,629)	$836,325	$(44,858,784)	$700,000	$(14,826,497)
Fair value of warrants issued to convertible debt holders	—	—	—	—	677,700	—	—	—	—	677,700
Warrants exercised	—	—	42,353,038	423,530	—	(336,707)	—	—	—	86,823
Conversion of convertible notes	—	—	296,313,108	2,963,133	—	(1,603,511)	—	—	—	1,359,622
Foreign currency translation	—	—	—	—	—	—	35,311	—	—	35,311
Net loss	—	—	—	—	—		—	(2,626,438)	—	(2,626,438)
Dividends accrued	—	—	—	—	—	—	—	(19,232)	—	(19,232)
Balance as of June 30, 2021	4,000,000	$40,000	2,601,515,276	$26,015,155	$25,326,799	$(20,761,847)	$871,636	$(47,504,454)	$700,000	$(15,312,711)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

ETHEMA HEALTH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Six months ended June 30, 2022	Six months ended June 30, 2021
Operating activities
Net loss	$(344,599)	$(4,994,594)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	266,243	65,233
Non-cash interest converted to equity	—	344,701
Fair value of warrants granted	—	976,788
Amortization of debt discount	464,034	1,350,542
Unrealized foreign exchange loss	—	39,468
Derivative liability movements	(130,437)	1,723,619
Amortization of right of use asset	128,195	—
Changes in operating assets and liabilities
Accounts receivable	(169,211)	—
Prepaid expenses and other current assets	(21,181)	83,840
Accounts payable and accrued liabilities	104,282	1,544
Operating lease liabilities	(117,703)	—
Deferred taxation movement	(37,588)	—
Taxes payable	104,905	25,501
Net cash provided by (used in) operating activities	246,940	(383,358)

Investing activities
Purchase of property and equipment	(213,726)	—
Other investments	—	(498,020)
Net cash used in investing activities	(213,726)	(498,020)

Financing activities
Repayment of mortgage loans	(59,761)	(58,449)
Proceeds from convertible notes	—	1,262,149
Repayment of convertible notes	(278,467)	(709,778)
Proceeds from promissory notes	160,000	—
Proceeds from federal assistance loans	—	173,406
Repayment of third party loans	(78,646)	—
Repayment of finance leases	(3,661)	—
Proceeds from receivables funding	195,500	—
Repayment of receivables funding	(15,000)	—
Proceeds from related party payables	207,294	23,974
Net cash provided by financing activities	127,259	691,302

Effect of exchange rate on cash	(140,150)	133,230

Net change in cash	20,323	(56,846)
Beginning cash balance	48,822	90,500
Ending cash balance	$69,145	$33,654

Supplemental cash flow information
Cash paid for interest	$86,733	$303,336
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities
Conversion of convertible notes	$150,000	$—
Fair value of warrants issued	$—	$908,126

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

 ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of business

Since 2010, the Company has operated addiction treatment centers. Initially the Company operated an addiction treatment center in Ontario Canada under its Greenestone Muskoka clinic, which was sold on February 14, 2017. Simultaneously with this sale the Company purchased buildings and operated an addiction treatment center in Delray Beach Florida under its Addiction recovery Institute of America subsidiary with a license obtained in December 2016, initially though owned properties in Delray Beach and subsequently though leased properties in West Palm Beach, Florida. Since June 30, 2020, the Company has been actively involved in the management of a treatment center operated by Evernia in West Palm Beach Florida. On July 1, 2021, the Company closed on the acquisition of 75% of ATHI, which owns 100% of Evernia, once the probationary approval of a license was obtained from the Department of Children and Family Services of Florida. Evernia is the only active treatment center operated by the Company.

The Company also owns the real estate on which its Greenstone Muskoka clinic operated. The current tenant operates an addiction treatment center on these premises. The Company collects rent on this property, which is treated as a separate business segment.

2.	Summary of significant accounting policies

Financial Reporting

The (a) unaudited condensed consolidated balance sheets as of June 30, 2022, which have been derived from the unaudited condensed consolidated financial statements, and as of December 31, 2021, which have been derived from audited consolidated financial statements, and (b) the unaudited condensed consolidated statements of operations, stockholders’ deficit and cash flows of the Company, have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of results that may be expected for the year ending December 31, 2022. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on April 14, 2022.

All amounts referred to in the notes to the unaudited condensed consolidated financial statements are in United States Dollars ($) unless stated otherwise.

a)	Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities issued in share-based payment arrangements, determining the fair value of assets acquired, allocation of purchase price, impairment of long-lived assets, the collectability of receivables, leasing arrangements, convertible debentures, contingencies and the value of deferred taxes and related valuation allowances. Certain estimates, including evaluating the collectability of receivables and advances, could be affected by external conditions, including those unique to the Company’s industry and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from the Company’s estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

b)	Principals of consolidation and foreign currency translation

The accompanying condensed consolidated financial statements include the accounts of the Company and all of its subsidiaries. ATHI and its wholly owned subsidiary Evernia, have been consolidated since July 1, 2021. All intercompany transactions and balances have been eliminated on consolidation.

Certain of the Company’s subsidiaries functional currency is the Canadian dollar, while the Company’s reporting currency is the U.S. dollar. All transactions initiated in Canadian dollars are translated into US dollars in accordance with ASC 830, “Foreign Currency Translation” as follows:

●	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.

●	Non-monetary, non-current and equity at historical rates.

●	Revenue and expense items and cash flows at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ deficit as a component of accumulated other comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income (loss).

For foreign currency transactions, the Company translates these amounts to the Company’s functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period.

The relevant translation rates are as follows: For the six months ended June 30, 2022, a closing rate of CDN$1.0000 equals US$0.7760 and an average exchange rate of CDN$1.0000 equals US$0.7865. For the six months ended June 30, 2021, a closing rate of CAD$1.0000 equals US$0.8068 and an average exchange rate of CAD$1.0000 equals US$0.8019.

c)	Business Combinations

The Company allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

d)	Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with several financial institutions in the USA and Canada.

The Company primarily places cash balances in the USA with high-credit quality financial institutions located in the United States which are insured by the Federal Deposit Insurance Corporation up to a limit of $250,000 per institution, in Canada which are insured by the Canadian Deposit Insurance Corporation up to a limit of CDN$100,000 per institution.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

e)	Accounts receivable

Accounts receivable primarily consists of amounts due from third-party payors (non-governmental) and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s condensed consolidated financial statements are recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimating net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies denying claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

f)	Allowance for Doubtful Accounts, Contractual and Other Discounts

The Company derives the majority of its revenues from commercial payors at in-network rates. Management estimates the allowance for contractual and other discounts based on its historical collection experience. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account is written off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

g)	Property and equipment

Property and equipment is recorded at cost. Depreciation is calculated on the straight line basis over the estimated life of the asset.

h)	Intangible assets

Intangible assets are stated at acquisition cost less accumulated amortization, if applicable, less any adjustments for impairment losses.

Amortization is charged on a straight-line basis over the estimated remaining useful lives of the individual intangibles. Where intangibles are deemed to be impaired the Company recognizes an impairment loss measured as the difference between the estimated fair value of the intangible and its book value.

Licenses to provide substance abuse rehabilitation services are amortized over the expected life of the contract, including any anticipated renewals. The Company expects its licenses to remain in operation for a period of five years.

i)	Leases

The Company accounts for leases in terms of AC 842 whereby leases are classified as either finance or operating leases. Leases that transfer substantially all of the benefits and inherent risks of ownership of property to the Company are accounted for as finance leases. At the time a finance lease is entered into, an asset is recorded together with its related long-term obligation to reflect the acquisition and financing. Equipment recorded under finance leases is amortized on the same basis as described above. Operating leases are recognized on the balance sheet as a lease liability with a corresponding right of use asset for all leases with a term that is more than twelve months. Payments under operating leases are expensed as incurred.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

j)	Derivatives

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. The Company uses a Black Scholes Option Pricing model to estimate the fair value of convertible debt conversion features at the end of each applicable reporting period. Changes in the fair value of these derivatives during each reporting period are included in the condensed consolidated statements of operations. Inputs into the Black Scholes Option Pricing model require estimates, including such items as estimated volatility of the Company’s stock, risk free interest rate and the estimated life of the financial instruments being fair valued.

If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

k)	Financial instruments

The Company initially measures its financial assets and liabilities at fair value, except for certain non-arm’s length transactions. The Company subsequently measures all its financial assets and financial liabilities at amortized cost.

Financial assets measured at amortized cost include cash and accounts receivable.

Financial liabilities measured at amortized cost include bank indebtedness, accounts payable and accrued liabilities, harmonized sales tax payable, withholding taxes payable, convertible notes payable, loans payable and related party notes.

Financial assets measured at cost are tested for impairment when there are indicators of impairment. The amount of the write-down is recognized in net income. The previously recognized impairment loss may be reversed to the extent of the improvement, directly or by adjusting the allowance account, provided it is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in net income. The Company recognizes its transaction costs in net income in the period incurred. However, financial instruments that will not be subsequently measured at fair value are adjusted by the transaction costs that are directly attributable to their origination, issuance or assumption.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1. Observable inputs such as quoted prices in active markets;
●	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
●	Level 3. Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company measures its convertible debt and derivative liabilities associated therewith at fair value. These liabilities are revalued periodically and the resultant gain or loss is realized through the Statement of Operations and Comprehensive Loss.

l)	Related parties

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

m)	Revenue Recognition

ASC 606 requires companies to exercise more judgment and recognize revenue using a five-step process.

The Company’s provision for doubtful accounts are recorded as a direct reduction to revenue instead of being presented as a separate line item on the consolidated statements of operations and comprehensive loss.

As our performance obligations relate to contracts with a duration of one year or less, the Company elected the optional exemption in ASC 606-10-50-14(a). Therefore, the Company is not required to disclose the transaction price for the remaining performance obligations at the end of the reporting period or when the Company expects to recognize the revenue. The Company has minimal unsatisfied performance obligations at the end of the reporting period as our patients typically are under no obligation to remain admitted in our facilities.

The Company receives payments from the following sources for services rendered in our U.S. Facility: (i) commercial insurers; and (ii) individual patients and clients. As the period between the time of service and time of payment is typically one year or less, the Company elected the practical expedient under ASC 606-10-32-18 and does not adjust for the effects of a significant financing component.

The Company derives a significant portion of its revenue from other payors that receive discounts from established billing rates. The various managed care contracts under which these discounts must be calculated are complex, subject to interpretation and adjustment, and may include multiple reimbursement mechanisms for different types of services provided in the Company’s inpatient facilities and cost settlement provisions. Management estimates the transaction price on a payor-specific basis given its interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management.

Settlements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. In the opinion of management, adequate provision has been made for any adjustments and final settlements. However, there can be no assurance that any such adjustments and final settlements will not have a material effect on the Company’s financial condition or results of operations. The Company’s receivables were $337,665 and $176,011 at June 30, 2022 and December 31, 2021, respectively. Management believes that these receivables are properly stated and are not likely to be settled for a significantly different amount.

The Company’s revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company derives its revenues from the sale of its services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its revenue transactions:

i.	identify the contract with a customer;
ii.	identify the performance obligations in the contract;
iii.	determine the transaction price;
iv.	allocate the transaction price to performance obligations in the contract; and
v.	recognize revenue as the performance obligation is satisfied.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

n)	Income taxes

The Company accounts for income taxes under the provisions of ASC Topic 740, ”Income Taxes”. Under ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax basis of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

ASC Topic 740 contains a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company recognizes interest and penalties accrued on unrecognized tax benefits within general and administrative expense. To the extent that accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction in general and administrative expenses in the period that such determination is made.

o)	Net income (loss) per Share

Basic net income (loss) per share is computed on the basis of the weighted average number of common stock outstanding during the period.

Diluted net income (loss) per share is computed on the basis of the weighted average number of common stock and common stock equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method for options and warrants. Under this method, “in-the money” options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Dilution is computed by applying the if-converted method for convertible preferred stocks. Under this method, convertible preferred stock is assumed to be converted at the beginning of the period (or at the time of issuance, if later), and preferred dividends (if any) will be added back to determine income applicable to common stock. The shares issuable upon conversion will be added to weighted average number of common stock outstanding. Conversion will be assumed only if it reduces earnings per share (or increases loss per share).

p)	Stock based compensation

Stock based compensation cost is measured at the grant date, based on the estimated fair value of the award and is recognized as expense over the employee’s requisite service period or vesting period on a straight-line basis. Share-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. This estimate will be revised in subsequent periods if actual forfeitures differ from those estimates.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

q)	Financial instruments Risks

The Company is exposed to various risks through its financial instruments. The following analysis provides a measure of the Company’s risk exposure and concentrations at June 30, 2022 and December 31, 2021.

i.	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Financial instruments that subject the Company to credit risk consist primarily of accounts receivable.

Credit risk associated with accounts receivable is mitigated as only a percentage of the revenue billed to health insurance companies is recognized as income until such time as the actual funds are collected. The revenue is concentrated amongst several health insurance companies located in the US.

In the opinion of management, credit risk with respect to accounts receivable is assessed as low.

ii.	Liquidity risk

Liquidity risk is the risk the Company will not be able to meet its financial obligations as they fall due. The Company is exposed to liquidity risk through its working capital deficiency of $13.5milion, which includes derivative liabilities of $0.3 million , and an accumulated deficit of $44.5 million. The Company is dependent upon the raising of additional capital in order to implement its business plan. There is no assurance that the Company will be successful with future financing ventures, and the inability to secure such financing may have a material adverse effect on the Company’s financial condition. In the opinion of management, liquidity risk is assessed as high, material and remains unchanged from that of the prior year.

iii.	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises of three types of risk: interest rate risk, currency risk, and other price risk. The Company is exposed to interest rate risk and currency risk.

a.	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its convertible debt, mortgage loans, short term loans, third party loans and government assistance loans as of June 30, 2022. In the opinion of management, interest rate risk is assessed as moderate.

b.	Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is subject to currency risk as it has subsidiaries that operate in Canada and are subject to fluctuations in the Canadian dollar. A substantial portion of the Company’s financial assets and liabilities are denominated in Canadian dollars. Based on the net exposures at June 30, 2022, a 5% depreciation or appreciation of the Canadian dollar against the U.S. dollar would result in an approximate $5,855 increase or decrease in the Company’s after-tax net income from operations. The Company has not entered into any hedging agreements to mitigate this risk. In the opinion of management, currency risk is assessed as low, material and remains unchanged from that of the prior year.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

q)	Financial instruments Risks (continued)

iii.	Market risk (continued)

c.	Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. In the opinion of management, the Company is not exposed to this risk and remains unchanged from the prior year.

r)	Recent accounting pronouncements

In August 2020, the Financial Accounting Standard board (“FASB”) issued ASU 2020-06 "Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity's Own Equity (Subtopic 815-40) ("ASU 2020-06"). The update simplifies the accounting for convertible debt instruments and convertible preferred stock by reducing the number of accounting models and limiting the number of embedded conversion features separately recognized from the primary contract. The guidance also includes targeted improvements to the disclosures for convertible instruments and earnings per share. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is assessing the impact, if any, on the adoption of this update on the Company's consolidated financial statements.

The FASB issued several additional updates during the period, none of these standards are either applicable to the Company or require adoption at a future date and none are expected to have a material impact on the consolidated financial statements upon adoption.

t)	Comparative and prior period disclosures

The comparative and prior period disclosed amounts presented in these unaudited condensed consolidated financial statements have been reclassified where necessary to conform to the presentation used in the current period.

3.	Going concern

The Company’s condensed consolidated financial statements have been prepared in accordance with US GAAP applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations in the normal course of business. At June 30, 2022 the Company has a working capital deficiency of $13.5 million, including derivative liabilities of $0.3 million and total liabilities in excess of assets in the amount of $10.1million. Management believes that there is substantial doubt that current available resources will be sufficient to fund the Company’s planned expenditures over the next 12 months. Accordingly, the Company will be dependent upon the raising of additional capital through placement of common shares, and/or debt financing in order to implement its business plan and generating sufficient revenue in excess of costs. If the Company raises additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of common stock or convertible senior notes. If the Company raises additional funds by issuing debt, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. If the Company obtains additional funds through arrangements with collaborators or strategic partners, the Company may be required to relinquish its rights to certain geographical areas, or techniques that it might otherwise seek to retain. There is no assurance that the Company will be successful with future financing ventures, and the inability to secure such financing may have a material adverse effect on the Company’s financial condition. These condensed consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Acquisition of subsidiaries

On June 30, 2020, the Company entered into an agreement whereby the Company agreed to acquire 51% of American Treatment Holdings, Inc. (“ATHI”) from The Q Global Trust (“Seller”) and Lawrence B Hawkins (“Hawkins”), which in turn owns 100% of Evernia Health Services LLC. (“Evernia”), which operates drug rehabilitation facilities. The consideration for the acquisition was a loan to be provided by the purchaser to Evernia in the amount of $500,000. As of the date of acquisition, July 1, 2021, the Company had advanced Evernia approximately $1,140,985.

The Company originally had a 180 day option, from the advancement of the first tranche to Evernia, to purchase an additional 9% of ATHI for a purchase consideration of $50,000.

On April 28, 2021, the Stock Purchase Agreement date June 30, 2020 between the Company and the Q Global Trust, and ATHI was amended whereby the option to purchase an additional 9% of ATHI for $50,000 was amended to purchase an additional 24%, an increase of 15% over the prior option, for 100,000,000 shares of common stock. The remaining condition to closing, the receipt of approval for the change of ownership of the license from the Department of Children and Family Services of Florida, was satisfied by the probationary approval, which was received on June 30, 2021. The Company exercised the option and issued the 100,000,000 shares of common stock and paid $42,500 of the $50,000 due to the Seller, in terms of the amended agreement as of the date of this report. In addition to the consideration paid for the additional equity the Company agreed to execute a promissory note for the payment of any unpaid management fees at the time of Closing such that the unpaid fees shall be paid pari-passu with the repayment of the Loan Agreement and Seller agrees that any funds advanced to the Company by Behavioural Health Holdings, LLC shall be forgiven and considered contributed capital to ATHI. The Company agrees to advance up to $1,100,000 under the Loan Agreement for the funding of the operations of ATHI as required without any contribution required by the Seller. As at the date of acquisition, July 1, 2021, the Company had advanced Evernia $1,140,985, subsequent to July 1, 2021 to June 30, 2022, Evernia had repaid $151,260. The balance owing to the company at June 30, 2022 was $989,725.

Pursuant to the terms of the Purchase Agreement, the consideration paid for 75% of the equity of ATHI was $50,000 in cash plus the issuance of 100,000,000 shares of the Company’s common stock with a market value of $410,000 on the date of acquisition.

In terms of the agreement, the preliminary purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed as follows:

Amount
Consideration
Cash	$50,000
100,000,000 shares of common stock at fair market value	410,000
Total purchase consideration	$460,000
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$60,324
Other Current assets	198,133
Property, plant and equipment	130,234
Right of use asset	1,772,560
Intangibles	1,789,903
Total assets	3,951,154
Less: liabilities assumed
Current liabilities assumed	(50,040)
Intercompany advance	(1,140,985)
Operating lease liabilities assumed	(1,836,151)
Imputed Deferred taxation on identifiable intangible acquired	(310,645)
Total liabilities	(3,337,821)
Net identifiable assets acquired and liabilities assumed	613,333
Fair value of non-controlling interest	(153,333)
Total	$460,000

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Acquisition of subsidiaries (continued)

The amount of revenue and earnings include in the Company’s condensed consolidated statements of operations and comprehensive income (loss) for the six months ended June 30, 2022 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2021.

	Revenue	Earnings

Actual from January 1, 2022 to June 30, 2022	$1,973,302	$94,553

2021 Supplemental pro forma from January 1, 2021 to June 30, 2021	$1,268,660	$(5,367,301)

The 2021 Supplemental pro forma earnings information was adjusted to account for amortization of intangibles on acquisition of $178,990.

5.	Due on sale of business

On February 14, 2017, the Company sold its Canadian Rehab Clinic for gross proceeds of CDN$10,000,000, of which CDN$1,500,000 had been retained in an escrow account for a period of up to two years in order to guarantee the warranties provided by the Company in terms of the APA. As of June 30, 2022, CDN$1,055,042 of the escrow had been refunded to the Company and CDN$461,318 had been used to affect building improvements to the premises owned by CCH, for a total reduction of CDN$1,516,360. The remaining escrow balance was CDN$6,485 (approximately US$ 5,033), and has not been refunded as yet.

6.	Property and equipment

Property and equipment consists of the following:

	June 30, 2022			December 31, 2021
	Cost	Accumulated depreciation	Net book value	Net book value
Land	$166,848	$—	$166,848	$168,585
Property	3,156,251	(664,699)	2,491,552	2,596,590
Leasehold improvements	329,078	(24,516)	304,562	153,730
Furniture and fittings	102,362	(14,770)	87,592	42,140
Vehicles	55,949	(12,276)	43,673	49,268
Computer equipment	1,450	(343)	1,107	1,350
	$3,811,938	$(716,604)	$3,095,334	$3,012,663

Depreciation expense for the six months ended June 30, 2022 and 2021 was $266,243 and $65,233, respectively.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7.	Intangibles

Intangible assets consist of the Company’s estimate of the fair value of intangibles acquired with the acquisition of ATHI disclosed in Note 4 above. The Company allocated the excess over the tangible assets acquired, less the liabilities assumed to the contract provided to the Company by a health care service provider.

Intangible assets consist of the following:

	June 30, 2022			December 31, 2021
	Cost	Accumulated amortization	Net book value	Net book value
Health care Provider license	$1,789,903	$(357,980)	$1,431,923	$1,610,913

The Company evaluates intangible assets for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Intangible asset impairment is determined by comparing the fair value of the asset to its carrying amount with an impairment being recognized only when the fair value is less than carrying value and the impairment is deemed to be permanent in nature.

The Company recorded $178,990 in amortization expense for finite-lived assets for the six months ended June 30, 2022.

8.	Leases

On April 25, 2022, the Company entered into a real property lease for 5 apartments located at 921 Fern Street, west Palm Beach, Florida. The lease commenced on May 2, 2022 for a twelve month period, terminating on May 15, 2023. The Company applied the practical expedient whereby operating leases with a duration of twelve months or less are expensed as incurred

 Right of use assets are included in the condensed consolidated balance sheet are as follows:

	June 30, 2022	December 31, 2021
Non-current assets
Right-of-use assets – finance leases, net of depreciation, included in Property and equipment	$43,673	$49,268
Right-of-use assets - operating leases, net of amortization	$1,525,620	$1,653,816

Lease costs consists of the following:

	Six months ended June 30,
	2022	2021
Finance lease cost:
Amortization of right-of-use assets	$5,595	$—
Interest expense on finance lease liabilities	1,279	—
Finance lease cost	6,874	—

Operating lease cost	199,539	—
Lease cost	$206,413	$—

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	Leases (continued)

Other lease information:

	Six months ended June 30,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$(3,661)	$—
Operating cash flows from operating leases	(199,539)	—
	$(203,200)	$—

Weighted average remaining lease term – finance leases	4 years and three months	—
Weighted average remaining lease term – operating leases	4 years and 7 months	—

Discount rate – finance leases	6.61%	—
Discount rate – operating leases	4.64%	—

Maturity of Leases

Finance lease liability

The amount of future minimum lease payments under finance leases is as follows:

Amount
Remainder of 2022	$4,915
2023	9,829
2024	9,829
2025	9,829
2026	7,902
Total undiscounted minimum future lease payments	42,304
Imputed interest	(5,684)
Total finance lease liability	$36,620
Disclosed as:
Current portion	$7,634
Non-Current portion	28,986
Lease liability	$36,620

Operating lease liability

The amount of future minimum lease payments under operating leases are as follows:

Amount
Remainder of 2022	$4,915
2023	9,829
2024	9,829
2025	9,829
2026	7,902
Total undiscounted minimum future lease payments	42,304
Imputed interest	(5,684)
Total finance lease liability	$36,620
Disclosed as:
Current portion	$7,634
Non-Current portion	28,986
Lease liability	$36,620

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.	Taxes Payable

The taxes payable consist of:

●	A payroll tax liability of $141,696 (CDN$182,589) in Greenstone Muskoka which has not been settled as yet.
●	A GST/HST tax payable of $145,178 (CDN$187,077).

	June 30, 2022	December 31, 2021

Payroll taxes	$141,696	$144,020
HST/GST payable	145,178	123,134
Income tax payable	466,018	391,682
Taxes Payable	$752,892	$658,836

10.	Short-term Convertible Notes

The short-term convertible notes consist of the following:

	Interest rate	Maturity Date	Principal	Interest	Debt Discount	June 30, 2022	December 31, 2021
Leonite Capital, LLC	12.0%	On Demand	$129,379	$47,544	$—	$176,923	$315,579
	Variable	March 1, 2023	745,375	6,065	(134,106)	617,334	—

Auctus Fund, LLC	0.0%	On Demand	80,000	—	—	80,000	100,000

Labrys Fund, LP	12.0%	On Demand	—	8,826	—	8,826	8,826
	11.0%	—	—	—	—	—	354,504
	11.0%	—	—	—	—	—	148,488

Ed Blasiak	6.5%	On Demand	55,000	6,495	—	61,495	59,697

Joshua Bauman	11.0%	October 21, 2022	150,000	11,391	(46,438)	114,953	32,387

Geneva Roth Remark Holdings, Inc.	8.0%	October 1, 2022	10,578	846	(2,695)	8,729	24,384

Series N convertible notes	6.0%	On Demand	3,229,000	715,147	—	3,944,147	3,848,073

			$4,399,332	$796,315	$(183,239)	$5,012,407	$4,891,938

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Short-term Convertible Notes (continued)

Leonite Capital, LLC

On July 12, 2020, the Company entered into a Senior Secured Convertible Note agreement with Leonite for $440,000 with an original issue discount of $40,000 for gross proceeds of $400,000, the initial tranche advanced will be for cash of $200,000 plus the OID of $20,000, the remaining advances will be at the discretion of the Leonite. The loan bears interest at 6.5% per annum and matures on June 12, 2021. The Company is required to make monthly payments of the accrued interest on the advances made. The note is convertible into common shares at the option of the holder at $0.10 per share, or 80% multiplied by the price per share paid in subsequent financings or after a six month period from the effective date at 60% of the lowest trading price during the preceding 21 consecutive trading days. The note has both conversion price protection and anti-dilution protection provisions.

On February 28, 2022, in terms of a conversion notice, Leonite converted the principal sum of $149,250 of the Leonite Note into 150,000,000 shares of common stock at a conversion price of $0.0010 per share.

Leonite Fund I, LP

Effective June 1, 2022, The Company entered into a Note Exchange Agreement whereby the convertible promissory notes entered into with Labrys Fund LP on May 7, 2021, with. A principal outstanding of $341,000, and on June 2, 2021 with a principal outstanding of $230,000 and accrued interest thereon of $25,300, were exchanged for a new Senior Secured Convertible Promissory note in the principal amount of $745,375, including an OID of $149,075. The Note matures on March 1, 2023, and bears interest at the minimum of 10% per annum or the Wall Street Journal quoted prime rate plus 5.75%.

Interest is payable monthly and the note may be prepaid, if prepaid prior to October 3, 2022, the Company will receive a credit of $150,000 towards the repayment of the note, if the note is prepaid after October 3, 2022, the prepayment penalty shall be 10%. The note is convertible into common stock at a fixed conversion price of $0.01 per share, subject to anti-dilution adjustments and a fundamental transaction clause allowing the note holder to receive the same consideration as common stockholders would receive.

The convertible note is secured by all of the assets of Ethema Health Corporation and Addiction Recovery Institute of America, LLC.

Auctus Fund, LLC

On August 7 2019, the Company, entered into a Securities Purchase Agreement with Auctus Fund, LLC, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $225,000. The Note had a maturity date of May 7, 2020 and bore interest at the rate of ten percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company had the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note is convertible at any time and from time to time at the election of Auctus Fund, LLC during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to 60% of the lowest closing bid price of the Company’s common stock for the thirty trading days prior to conversion.

On June 15, 2020, The Company entered into an amended agreement with Auctus whereby the Company agreed to discharge the principal amount of the note by nine equal monthly installments of $25,000 commencing in October 2020. During the year ended December 31, 2021, the Company repaid Auctus the principal sum of $50,000.

During March 2022, the Company paid $20,000 of principal on the convertible note, thereby reducing the principal outstanding to $80,000. The note matured May 7, 2020, Auctus Fund LLC has not declared a default and we are in constant discussion with the lender on settling the note.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Short-term Convertible Notes (continued)

Labrys Fund, LP

On November 30, 2020, the Company, entered into a Securities Purchase Agreement with Labrys, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $275,000 for net proceeds of $239,050 after an original issue discount of $27,500 and certain legal expenses. The Note has a maturity date of November 30, 2021 and bears interest at the rate of twelve percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company has the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Labrys during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to 60% of the lowest closing bid price of the Company’s common stock for the thirty trading days prior to conversion.

On May 3, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $57,000 including interest thereon of $33,000 into 100,000,000 shares of common stock.

On July 7, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $100,800 into 112,000,000 shares of common stock.

On September 28, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $54,000 into 60,000,000 shares of common stock.

On October 8, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $55,800 into 62,000,000 shares of common stock.

On October 15, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $7,400 into 8,222,222 shares of common stock. The Company has $8,826 of interest outstanding under the convertible promissory note.

On May 7, 2021, the Company, entered into a Securities Purchase Agreement with Labrys, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $550,000 for net proceeds of $477,700 after an original issue discount of $55,000 and certain legal expenses of $17,300. The Note has a maturity date of May 7, 2022 and bears interest at the rate of eleven percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company has the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Labrys during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to $0.005, subject to anti-dilution adjustments.

On November 23, 2021, in terms of a conversion notice received by the Company, Labrys converted the aggregate principal sum of $6,329 and interest of $60,500 into 75,000,000 shares of common stock.

Effective December 29, 2021, the Company entered into a modification of the convertible note agreement with Labrys whereby the May 7, 2021 note were amended as follows:

·	The Maturity date of the note was extended to May 31, 2022.

·	The triggering of the dilutive event on October 25, 2021 which reduced the conversion price of the convertible note to $0.001 per share, will not be utilized as long as any events of default under the note are not triggered.

·	The Company agreed to make monthly payments under the note totaling $536,000 between January 10, and May 31, 2022.

During the six months ended June 30, 2022, the Company repaid $195,000 of the outstanding principal of the convertible note, effective June 1, 2022, Labrys sold the note to Leonite Fund I, LP, who was issued a new senior secured convertible promissory note, see above.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Short-term Convertible Notes (continued)

Labrys Fund, LP (continued)

On June 2, 2021, the Company, entered into a Securities Purchase Agreement with Labrys, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $230,000 for net proceeds of $200,000 after an original issue discount of $23,000 and certain legal expenses of $7,000. The Note has a maturity date of June 2, 2022 and bears interest at the rate of eleven percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company has the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Labrys during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to $0.004, subject to anti-dilution adjustments.

Effective December 29, 2021, the Company entered into a modification of the convertible note agreement with Labrys whereby the May 7, 2021 note were amended as follows:

·	The Maturity date of the note was extended to June 30, 2022.
·	The triggering of the dilutive event on October 25, 2021 which reduced the conversion price of the convertible note to $0.001 per share, will not be utilized as long as any events of default under the note are not triggered.
·	The Company agreed to make two equal payments of $127,650 on the note on May 31, and June 30, 2022.

Effective June 1, 2022, Labrys sold the note to Leonite Fund I, LP, who was issued a new senior secured convertible promissory note, see above.

Ed Blasiak

On September 14, 2020, the Company entered into a Securities Purchase Agreement with Ed Blasiak (“Blasiak”), pursuant to which the Company issued a senior secured convertible promissory note in the aggregate principal amount of $55,000, including an original issue discount of $5,000. The note bears interest at 6.5% per annum and matures on September 14, 2021. The note is senior to any future borrowings and commencing on October 1, 2020 the Company will make monthly payments of the accrued interest under the note. The note may be prepaid at certain prepayment penalties and is convertible into shares of common stock at a conversion price at the option of the holder at $0.001 per share, adjusted for anti-dilution provisions; or 80% of the price per share of subsequent equity financings or; after six months 60% of the lowest trading price during the preceding six month period.

The note has matured and is in default, Ed Blasiak has not declared a default under the note and we are in communication with Mr. Blasiak on our ability to repay the note.

Joshua Bauman

On September 14, 2020, the Company entered into a Securities Purchase Agreement with Bauman, pursuant to which the Company issued a senior secured convertible promissory note in the aggregate principal amount of $110,000, including an original issue discount of $10,000. The note bears interest at 6.5% per annum and matures on September 14, 2021. The note is senior to any future borrowings and commencing on October 1, 2020 the Company will make monthly payments of the accrued interest under the note. The note may be prepaid at certain prepayment penalties and is convertible into shares of common stock at a conversion price at the option of the holder at $0.001 per share, adjusted for anti-dilution provisions; or 80% of the price per share of subsequent equity financings or; after six months 60% of the lowest trading price during the preceding six month period.

On June 8, 2021, in terms of a conversion notice received by the Company, Bauman converted the aggregate principal sum of $100,000 including interest thereon of $5,563 into 106,313,288 shares of common stock.

On October 25, 2021, in terms of a conversion notice received by the Company, Bauman converted the aggregate principal sum of $37,500 including interest thereon of $1,155 into 39,405,310 shares of common stock, thereby extinguishing the note.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Short-term Convertible Notes (continued)

Joshua Bauman (continued)

On October 21, 2021, the Company entered into a Securities Purchase Agreement with Bauman, pursuant to which the Company issued a senior secured convertible promissory note in the aggregate principal amount of $150,000, including an original issue discount of $16,250. The note bears interest at 11.0% per annum, which is guaranteed and earned in full on issue date and matures on October 21, 2022. The note may be prepaid at certain prepayment penalties and is convertible into shares of common stock at a conversion price at the option of the holder at $0.001 per share, adjusted for anti-dilution provisions.

Geneva Roth Remark Holdings, Inc

On October 1, 2021, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $95,200, for net proceeds of $85,000 before the payment of legal fees and origination fees amounting to $3,750. The note has a maturity date of October 1, 2022 and bears interest at the rate of 8.0% per annum, due immediately on the issuance date of the note. The outstanding principal amount of the note is payable in nine monthly payments of $11,424 commencing on November 15, 2021. The note is convertible into shares of common stock upon an event of default at the election of the purchaser. The conversion price is 75% of the lowest trading price for the preceding five days prior to the date of conversion.

Series N convertible notes

Between January 28, 2019 and June 11, 2020, the Company closed several tranches of Series N Convertible notes in which it raised $3,229,000 in principal from accredited investors through the issuance to the investors of the Company’s Series N convertible notes, in the total original principal amount of $3,229,000, which Notes are convertible into the Company’s common stock at a conversion price of $0.08 per share together with three year warrants to purchase up to a total of 52,237,500 shares of the Company’s common stock at an exercise price of $0.12 per share. Both the conversion price under the Notes and the exercise price under the warrants are subject to standard adjustment mechanisms. The notes matured one year from the date of issuance.

The series N convertible notes matured and are in default. The Company is considering its options to settle these notes.

11.	Short term loans

LXR Biotech

On April 12, 2019, the Company, entered into a secured Promissory Note in the aggregate principal amount of CDN$133,130. The Note had a maturity date of April 11, 2020 and bears interest at the rate of six percent per annum from the date on which the Note was issued.

This note has not been repaid, is in default and remains outstanding.

Leonite Capital, LLC

Secured Promissory Notes

On March 1, 2022, the Company entered into a secured Promissory Note in the aggregate principal amount of $124,000 for net proceeds of $100,000 after an original issue discount of $24,000. The Note had a maturity date of April 1, 2022. This note has not been repaid at the date of this report and no default has been declared.

On May 3, 2022, the Company, entered into a secured Promissory Note in the aggregate principal amount of $76,250 for net proceeds of $61,000 after an original issue discount of $15,250. The Note had a maturity date of June 17, 2022 and bears interest at the rate of zero percent per annum from the date on which the Note was issued until the same became due and payable.

We are in discussions with Leonite on the repayment of these notes.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	Mortgage loans

Mortgage loans is disclosed as follows:

	Interest rate	Maturity date	Principal Outstanding	Accrued interest	June 30, 2022	December 31, 2021

Cranberry Cove Holdings, Ltd.
Pace Mortgage	4.2%	July 19, 2022	$3,737,724	$4,731	$3,742,455	$3,864,312
Disclosed as follows:
Short-term portion					$3,742,455	$3,864,312

Cranberry Cove Holdings, Ltd.

On July 19, 2017, CCH, a wholly owned subsidiary, closed on a loan agreement in the principal amount of CDN$5,500,000. The loan is secured by a first mortgage on the premises owned by CCH located at 3571 Muskoka Road 169, Bala, Ontario. The loan bears interest at the fixed rate of 4.2% with a 5-year primary term and a 25-year amortization. The Company has guaranteed the loan and the Company’s chief executive officer and controlling shareholder also has personally guaranteed the Loan. CCH and the Company have granted the Lender a general security interest in its assets to secure repayment of the Loan. The loan is amortized with monthly installments of CDN $29,531.

The loan matured on July 19, 2022, and is currently being renegotiated with the lender, no new terms have been presented to the Company as yet.

13.	Government assistance loans

On December 1, 2020, CCH was granted a Covid-19 related government assistance loan in the aggregate principal amount of CDN$ 40,000 (Approximately $31,000). the grant is interest free and CDN$ 10,000 is forgivable if the loan is repaid in full by December 31, 2022.

On January 12, 2021, CCH received a further CDN$ 20,000 Covid-19 related government assistance loan. The loan is interest free and if repaid by December 31, 2022, CDN$ 10,000 is forgivable.

On May 3, 2021, the Company was granted a government assistance loan in the aggregate principal amount of $157,367. The loan is forgivable if the Company demonstrates that the proceeds were used for expenses such as employee costs during the pandemic. Should the loan not be forgiven, interest is payable on the loan at the rate of 1% per annum and the principal is repayable and interest is payable over an 18-month period. No payments have been made to date and the Company expects the loan to be forgiven, therefore no interest has been accrued.

The company has applied for forgiveness of this government assistance loan, we expect that the loan will be forgiven and are awaiting written confirmation of forgiveness.

14.	Receivables Funding

On May 31, 2022 the Company, through its 75% held subsidiary, Evernia Health Center, LLC entered into a Receivables Sale Agreement with Itria Ventures LLC (“Itria”), whereby $240,000 the Receivables of Evernia were sold to Itria, for gross proceeds of $200,000. The Company also incurred fees of $4,500, resulting in net proceeds of $195,500. The Company is obliged to pay 6.5% of the receivables until the amount of $240,000 is paid in full, with periodic repayments of $5,000 per week. The guarantor of the funding is a minority shareholder in ATHI.

15.	Third party loans

On April 12, 2019, Eileen Greene, a related party assigned CDN$1,000,000 of the amount owed by the Company to her, to a third party. The loan bears interest at 12% per annum which the Company agreed to pay.

During the current period the Company repaid CDN$100,000 (approximately $78,977).

 ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Derivative liability

The short-term convertible notes issued to convertible note holders disclosed in note 10 above, have variable priced conversion rights with no fixed floor price and will reprice dependent on the share price performance over varying periods of time. This gives rise to a derivative financial liability, which was initially valued at inception of the convertible notes at $1,959,959 using a Black-Scholes valuation model.

The derivative liability is marked-to-market on a quarterly basis. As of June 30, 2022, the derivative liability was valued at $345,738.

The following assumptions were used in the Black-Scholes valuation model:

Six months ended June 30 2022

Calculated stock price	$0.0006 to $0.0010
Risk free interest rate	0.06% to 2.99%
Expected life of convertible notes and warrants	3 to 36 months
expected volatility of underlying stock	167.1% to 245.9%
Expected dividend rate	0%

The movement in derivative liability is as follows:

	June 30, 2022	December 31, 2021

Opening balance	$515,901	$4,765,387
Derivative liability extinguished on convertible notes converted to equity	(39,726)	(2,914,119)
Derivative liability on issued convertible notes	—	190,824
Fair value adjustments to derivative liability	(130,437)	(1,526,191)

Closing balance	$345,738	$515,901

17.	Related party transactions

Shawn E. Leon

As of June 30, 2022 and December 31, 2021 the Company had a payable to Shawn Leon of $331,003 and $106,100, respectively. Mr. Leon is a director and CEO of the Company. The balances payable are non-interest bearing and has no fixed repayment terms.

Due to the current financial position of the Group, Mr. Leon forfeited the management fees due to him for the six months ended June 30, 2022 and the year ended December 31, 2021.

Leon Developments, Ltd.

As of June 30, 2022 and December 31, 2021, the Company owed Leon Developments, Ltd., $914,430 and $935,966, respectively, for funds advanced to the Company.

Eileen Greene

As of June 30, 2022 and December 31, 2021, the Company owed Eileen Greene, the spouse of our CEO, Shawn Leon, $1,454,606 and $1,472,215, respectively. The amount owing to Ms. Greene is non-interest bearing and has no fixed repayment terms.

All related party transactions occur in the normal course of operations and in terms of agreements entered into between the parties.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	Stockholder’s deficit

a)	Common shares

Authorized and outstanding

The Company has authorized 10,000,000,000 shares with a par value of $0.01 per share. The company has issued and outstanding 3,729,053,805 and 3,579,053,805 shares of common stock at June 30, 2022 and December 31, 2021, respectively.

On February 28, 2022, the Company issued 150,000,000 shares of common stock to Leonite in connection with a conversion notice received, converting principal of $149,250.

b)	Series A Preferred shares

Authorized, issued and outstanding

The Company has authorized 10,000,000 Series A preferred shares with a par value of $0.01 per share. The company has issued and outstanding 4,000,000 Series A Preferred shares at June 30, 2022 and December 31, 2021, respectively.

c)	Series B Preferred shares

Authorized and outstanding

The Company has authorized 400,000 Series B preferred shares with a par value of $1.00 per share. The company has issued and outstanding 400,000 Series B Preferred shares at June 30, 2022 and December 31, 2021, respectively.

The Series B preferred shares are mandatorily redeemable by the Company and are therefore classified as mezzanine debt.

d)	Stock options

Our board of directors adopted the Greenstone Healthcare Corporation 2013 Stock Option Plan (the “Plan”) to promote our long-term growth and profitability by (i) providing our key directors, officers and employees with incentives to improve stockholder value and contribute to our growth and financial success and (ii) enable us to attract, retain and reward the best available persons for positions of substantial responsibility. A total of 10,000,000 shares of our common stock have been reserved for issuance upon exercise of options granted pursuant to the Plan. The Plan allows us to grant options to our employees, officers and directors and those of our subsidiaries; provided that only our employees and those of our subsidiaries may receive incentive stock options under the Plan. We have no issued options at June 30, 2022 under the Plan.

e)	Warrants

All of the warrants with the exception of the 2,875,000 warrants exercisable at $0.12 per share have cashless exercise terms whereby in-the-money warrants may be exercised by reducing the number of shares issued in terms of the warrant exercise to offset the proceeds due on the exercise. The 2,875,000 warrants are only exercisable for cash.

All of the warrants with the exception of the 2,875,000 warrants exercisable at $0.12 per share have price protection features whereby any securities issued subsequent to the date of the warrant issuance date, were issued at a lower price, or have conversion features that are lower than the current exercise price, or were converted at a lower price, or are exercisable at a lower price, to the current warrant exercise price, will result in the exercise price of the warrant being set to the lower issue, conversion or exercise price.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	Stockholder’s deficit

e)	Warrants (continued)

A summary of the Company’s warrant activity during the period from January 1, 2021 to June 30, 2022 is as follows:

	No. of shares	Exercise price per share	Weighted average exercise price

Outstanding as of January 1, 2021	615,561,379	$0.000675 to $0.12	$0.011380
Granted	471,010,103	$0.0020500	0.003080
Forfeited/cancelled	(101,682,866)	$0.0015 to $0.12	0.039029
Exercised	(361,111,110)	$0.00150 to $0.00205	0.003291
Outstanding as of December 31, 2021	623,777,506	$0.000675 to $0.12	$0.0052875
Granted	—	—	—
Forfeited/cancelled	(18,050,000)	$0.12	0.12
Exercised	—	—	—
Outstanding as of June 30, 2022	605,727,506	$0.000675 to $0.12	$0.0018692

The following table summarizes information about warrants outstanding at June 30, 2022:

	Warrants outstanding			Warrants exercisable
Exercise price	No. of shares	Weighted average remaining years	Weighted average exercise price	No. of shares	Weighted average exercise price

$0.000675	326,286,847	3.04		326,286,847
$0.002050	276,565,659	3.52		276,565,659
$0.120000	2,875,000	0.22		2,875,000

	605,727,506	3.24	$0.0018692	605,727,506	$0.0018692

All of the warrants outstanding at June 30, 2022 are vested. The warrants outstanding at June 30, 2022 have an intrinsic value of $0.

19.	Segment information

The Company has two reportable operating segments:

a.	Rental income from the property owned by CCH subsidiary located at 3571 Muskoka Road, #169, Bala, on which the operations of the Canadian Rehab Clinic were located prior to disposal on February 14, 2017 and subsequently leased to the purchasers of the business of the Canadian Rehab Clinic, for a period of 5 years renewable for a further three five-year periods and with an option to acquire the property at a fixed price.

b.	Rehabilitation Services provided to customers, these services were provided to customers at our Evernia, Addiction Recovery Institute of America and Seastone of Delray operations.

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19.	Segment information (continued)

The segment operating results of the reportable segments for the six months ended June 30, 2022 is disclosed as follows:

	Six months ended June 30, 2022
	Rental Operations	In-Patient services	Total

Revenue	$188,045	$1,973,302	$2,161,347
Operating expenses	(63,922)	(1,970,723)	(2,034,645)

Operating income	124,123	2,579	126,702

Other (expense) income
Other income	—	11,063	11,063
Interest expense	(103,687)	(99,929)	(203,616)
Amortization of debt discount	—	(464,034)	(464,034)
Derivative liability movement	—	130,437	130,437
Foreign exchange movements	22,524	75,288	97,812
Net income (loss) before taxes	42,960	(344,596)	(301,636)
Taxes	—	(42,963)	(42,963)
Net Income (loss)	$42,960	$(387,559)	$(344,599)

The operating assets and liabilities of the reportable segments as of June 30, 2022 is as follows:

	June 30, 2022
	Rental Operations	In-Patient services	Total

Purchase of fixed assets	$—	$213,726	$213,726
Assets
Current assets	700	474,255	474,955
Non-current assets	2,658,399	3,399,511	6,057,910
Liabilities
Current liabilities	(5,315,731)	(8,707,761)	(14,023,492)
Non-current liabilities	(629,594)	(1,617,452)	(2,247,046)
Mandatory redeemable preferred shares	—	(400,000)	(400,000)
Intercompany balances	1,280,307	(1,280,307)	—
Net liability position	$(2,005,919)	$(8,131,754)	$(10,137,673)

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19.	Segment information (continued)

The segment operating results of the reportable segments for the six months ended June 30, 2021 is disclosed as follows:

	Six months ended June 30, 2021
	Rental Operations	In-Patient services	Total

Revenue	$186,951	$—	$186,951
Operating expenditure	(66,704)	(15,926)	(82,630)

Operating income (loss)	120,247	(15,926)	104,321

Other (expense) income
Penalty on convertible debt	—	(9,240)	(9,240)
Loss on advance	—	(120,000)	(120,000)
Warrant exercise	—	(176,824)	(176,824)
Fair value of warrants granted to convertible debt holders	—	(976,788)	(976,788)
Interest expense	(118,784)	(619,204)	(737,988)
Amortization of debt discount	—	(1,350,542)	(1,350,542)
Derivative liability movement	—	(1,546,795)	(1,546,795)
Foreign exchange movements	(48,418)	(132,320)	(180,738)
Net loss before taxation	(46,955)	(4,947,639)	(4,994,594)
Taxation	—	—	—
Net loss	$(46,955)	$(4,947,639)	$(4,994,594)

The operating assets and liabilities of the reportable segments as of June 30, 2021 is as follows:

	June 30, 2021
	Rental Operations	In-Patient services	Total

Purchase of fixed assets	$—	$—	$—
Assets
Current assets	11,607	1,281,003	1,292,610
Non-current assets	2,895,190	5,233	2,900,423
Liabilities
Current liabilities	(1,630,035)	(12,905,998)	(14,536,033)
Non-current liabilities	(4,569,711)	—	(4,569,711)
Mandatory redeemable preferred shares	—	(400,000)	(400,000)
Intercompany balances	1,219,704	(1,219,704)	—
Net liability position	$(2,073,245)	$(13,239,466)	$(15,312,711)

20.	Net (loss) income per common share

For the three and six months ended June 30, 2022 and 2021, the following options, warrants and convertible securities were excluded from the computation of diluted net loss per share as the results would have been anti-dilutive.

	Three and six months ended June 30, 2022	Three and six months ended June 30, 2021

Warrants to purchase shares of common stock	605,727,506	932,034,450
Convertible notes (in shares)	324,016,605	1,131,642,844
	929,744,111	2,063,677,294

ETHEMA HEALTH CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

21.	Commitments and contingencies

a.	Options granted to purchase shares in ATHI

On July 12, 2020, the Company entered into a five year option agreement with Leonite Capital LLC (“Leonite”) and other investors (collectively the “Transferees”), the Company agreed to sell to Leonite a portion of the total outstanding shares of ATHI from the shares of ATHI held by the company. The Company provided Leonite an option to purchase 4,000,000 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $400), based on the advances that Leonite made to the Company totaling $396,000. Leonite shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Leonite to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

On September 14, 2020, the Company entered into a five year option agreement with Ed Blasiak (“Blasiak”) whereby the Company agreed to sell to Blasiak a portion of the total outstanding shares of ATHI. The Company provided Blasiak an option to purchase 571,428 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $57), based on the advances that Blasiak made to the Company totaling $50,000. Blasiak shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Blasiak to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

On October 29, 2020, the Company entered into a five year option agreement with First Fire whereby the Company agreed to sell to First Fire a portion of the total outstanding shares of ATHI. The Company provided First Fire an option to purchase 1,428,571 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $143), based on the advances that First Fire made to the Company totaling $120,000. First Fire shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by First Fire to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

On October 29, 2020, the Company entered into a five year option agreement entered into with Bauman, so that the Company agreed to sell to Bauman a portion of the total outstanding shares of ATHI. The Company provided Bauman an option to purchase 1,428,571 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $143), based on the advances that Bauman made to the Company totaling $120,000. Bauman shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Bauman to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

b.	Mortgage loans

The company has a mortgage loan as disclosed in note 12 above. The mortgage loan matured on July 19, 2022 and the Company currently owes $3,742,455. The terms of the loan are currently being negotiated.

c.	Other

The Company has principal and interest payment commitments under the Convertible notes disclosed under Note 10 above. Conversion of these notes are at the option of the investor, if not converted these notes may need to be repaid.

From time to time, the Company and its subsidiaries enter into legal disputes in the ordinary course of business. The Company believes there are no material legal or administrative matters pending that are likely to have, individually or in the aggregate, a material adverse effect on its business or results of operations.

22.	Subsequent events

On July 18, 2022, the Company, through its subsidiary Evernia, entered into an option and Memorandum of Understanding Purchase, Sale and Financing Agreement, with the Evernia landlord, Evernia Station Limited Partnership (“Seller”), whereby the Company paid $50,000 for the option to acquire the building on September 30, 2022 for $5,500,000, with a deposit of $1,500,000 due on September 30, 2022, the $50,000 option price to be applied to the deposit. The expected closing is expected to be February 1, 2023. The current rental of $27,783 was reduced to $20,206 on payment of the option price of $50,000. The Seller will provide financing of $4,000,000 at a coupon of 6.36% per annum, with interest only payments of $21,217 per month. The term of the seller funding will be one year, due and payable on January 31, 2024.

Other than disclosed above, the Company has evaluated subsequent events through the date of the condensed consolidated financial statements were issued, we did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ethema Health Corporation

West Palm Beach, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying balance sheets of Ethema Health Corporation (the “Company”) at December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficit, and cash flows for each of the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The accompanying consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company had accumulated deficit of approximately $44.7 million and negative working capital of approximately $13.2 million at December 31, 2021, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting for Embedded Conversion Features on Convertible Notes – Refer to Notes 12 and 16 to the Financial Statements

The principal considerations for our determination that performing procedures relating to the valuation of derivatives is a critical audit matter are the significant judgment by management when developing the fair value of the derivative liabilities. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the valuation models used and related variable inputs used within those models.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing management’s process for developing the fair value estimate; evaluating the appropriateness of the valuation techniques; testing the completeness and accuracy of underlying data used in the model; and evaluating the significant assumptions used by management, including the values of expected volatility and discount rate. Evaluating management’s assumptions related to the volatility amounts and discount rates involved evaluating whether the assumptions used by management were reasonable considering the current and historical performance, the consistency with external market and industry data, and whether these assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor since 2018.

Sunrise, Florida

April 14, 2022
229

ETHEMA HEALTH CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS

Current assets
Cash	$48,822	$90,500
Accounts receivable, net	176,011	3,075
Prepaid expenses	29,731	19,190
Other current assets	17,235	131,938
Other investments	—	690,449
Total current assets	271,799	935,152
Non-current assets
Due on sale of subsidiary	5,115	5,094
Property and equipment	3,012,663	2,882,220
Intangible assets, net	1,610,913	—
Right of use assets	1,653,816	—
Total non-current assets	6,282,507	2,887,314
Total assets	$6,554,306	$3,822,466

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$438,482	$833,615
Taxes payable	658,836	850,277
Convertible loans, net of discounts	4,891,938	4,200,217
Short term loans	122,167	115,375
Mortgage loans	3,864,312	115,704
Government assistance loans	157,367	156,782
Operating lease liability	241,083	—
Finance lease liability	7,386	—
Derivative liability	515,901	4,765,387
Accrued dividends	105,049	15,594
Related party payables	2,514,281	2,811,849
Total current liabilities	13,516,802	13,864,800
Non-current liabilities
Government assistance loans	47,326	31,417
Deferred taxation	273,057	—
Third party loans	646,176	704,271
Operating lease liability	1,493,431	—
Finance lease liability	32,895	—
Mortgage loans, net of current portion	—	3,848,077
Total non-current liabilities	2,492,885	4,583,765
Total liabilities	16,009,687	18,448,565

Preferred stock - Series B; $1.00 par value, 10,000,000 authorized, 400,000 shares outstanding as of December 31, 2021 and 2020.	400,000	400,000

Stockholders’ deficit
Preferred stock - Series A; $0.01 par value, 10,000,000 authorized, 4,000,000 shares outstanding at December 31, 2021 and 2020.	40,000	40,000
Common stock - $0.01 par value, 10,000,000,000 shares authorized; 3,579,053,805 and 2,207,085,665 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively.	35,790,539	20,270,857
Additional paid-in capital	22,791,350	23,344,885
Discount for shares issued below par value	(26,013,367)	(17,728,779
Accumulated other comprehensive income	816,532	806,719
Accumulated deficit	(44,103,311)	(42,459,781
Stockholders’ deficit attributable to Ethema Health Corporation stockholders’	(10,678,257)	(15,726,099
Non-controlling interest	822,876	700,000
Total stockholders’ deficit	(9,855,381)	(15,026,099
Total liabilities and stockholders’ deficit	$6,554,306	$3,822,466

The accompanying notes are an integral part of the consolidated financial statements

ETHEMA HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

	Year ended December 31, 2021	Year ended December 31, 2020

Revenues	$1,942,588	$338,996

Operating expenses
General and administrative	531,391	55,756
Rent expense	178,679	5,512
Management fees	60,000	—
Professional fees	132,275	231,264
Salaries and wages	712,787	88,532
Depreciation expense	325,351	121,276
Total operating expenses	1,940,483	502,340

Operating profit (loss)	2,105	(163,344)

Other (expense) income
Other income	273,373	1,183
Forgiveness of government relief loan	156,782	—
Gain on debt extinguishment	—	12,601,823
Gain on sale of assets	—	36,470
Loss on advance	(120,000)	—
Warrants exercised	—	(95,868)
Fair value of warrants granted to convertible note holders	(854,140)	—
Penalty on convertible notes	(9,240)	—
Interest income	—	629
Interest expense	(829,525)	(676,634)
Debt discount	(1,965,551)	(861,657)
Derivative liability movement	1,526,191	(7,582,110)
Foreign exchange movements	(34,301)	(175,500)
Net (loss) income before taxation	(1,854,306)	3,084,992
Taxation	280,903	—
Net (loss) income	(1,573,403)	3,084,992
Net loss attributable to non-controlling interest	30,457	—
Net (loss) income attributable to Ethema Health Corporation Stockholders’	(1,542,946)	3,084,992
Preferred stock dividend	(100,584)	(52,888)
Net (loss) income available to common shareholders of Ethema Health Corporation	(1,643,530)	3,032,104
Accumulated other comprehensive income
Foreign currency translation adjustment	9,813	78,743

Total comprehensive (loss) income	$(1,633,717)	$3,110,847

Basic (loss) income per common share	$0.00	$0.00
Diluted (loss) income per common share	$0.00	$0.00
Weighted average common shares outstanding – Basic	2,701,590,443	1,594,016,327
Weighted average common shares outstanding – Diluted	2,701,590,443	2,045,373,732

The accompanying notes are an integral part of the consolidated financial statements

ETHEMA HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series A Preferred				Common				Additional Paid	Discount	Comprehe	Accumul	Non-controlling
	Shares		Amount		Shares		Amount		in Capital	to par value	nsive Income	ated Deficit	ders interest	Total

Balance as of December 31, 2019		—		$—		155,483,897		$1,554,838	$23,188,527	$—	$727,976	$(45,491,885)	—	$(20,020,544)
Shares issued for commitment fees		—		—		2,700,000		27,000	138,780	—	—	—	—	165,780
Warrants exercised		—		—		184,000,000		1,840,000	—	(1,744,132)	—	—	—	95,868
Conversion of convertible notes		—		—		1,586,659,618		15,866,597	—	(14,729,336)	—	—	—	1,137,261
Settlement of liabilities		—		—		100,000,000		1,000,000	—	(1,255,311)	—	—	700,000	444,689
Settlement of liabilities, related party		4,000,000		40,000		—		—	—	—	—	—	—	40,000
Cancelation of shares		—		—		(1,757,850)		(17,578)	17,578	—	—	—	—	—
Foreign currency translation		—		—		—		—	—	—	78,743	—	—	78,743
Net income		—		—		—		—	—		—	3,084,992	—	3,084,992
Dividends accrued		—		—		—		—	—	—	—	(52,888)	—	(52,888)
Balance as of December 31, 2020		4,000,000		$40,000		2,027,085,665		$20,270,857	$23,344,885	$(17,728,779)	$806,719	$(42,459,781)	700,000	$(15,026,099)
Warrants exercised		—		—		280,625,762		2,806,258	(2,806,258)	—	—	—	—	—
Shares issued in consideration of acquisition of subsidiary		—		—		100,000,000		1,000,000	—	(590,000)	—	—	—	410,000
Fair value of non-controlling interest on acquisition of subsidiary		—		—		—		—	—	—	—	—	153,333	153,333
Conversion of convertible notes		—		—		1,171,342,378		11,713,424	97,000	(7,694,588)	—	—	—	4,115,836
Fair value of warrants issued to convertible debt holders		—		—		—		—	1,762,266	—	—	—	—	1,762,266
Fair value of beneficial conversion feature of convertible debt issued		—		—		—		—	133,750	—	—	—	—	133,750
Foreign currency translation		—		—		—		—	—	—	9,813	—	—	9,813
Transactions with related parties		—		—		—		—	259,707	—	—	—	—	259,707
Net loss		—		—		—		—	—		—	(1,542,946)	(30,457)	(1,573,403)
Dividends accrued		—		—		—		—	—	—	—	(100,584)	—	(100,584)
	4,000,000		$40,000		3,579,053,805		35,790,539		22,791,350	(26,013,367)	816,532	(44,103,311)	822,876	(9,855,381)

The accompanying notes are an integral part of the consolidated financial statement

ETHEMA HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2021	Year ended December 31, 2020
Operating activities
Net (loss) income	$(1,573,403)	$3,084,992
Adjustment to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization expense	325,350	121,276
Fair value of warrants granted	854,140	—
Gain on debt extinguishment	—	(12,601,823)
Gain on disposal of property	—	(36,470)
Forgiveness of federal relief loan	(156,782)	—
Stock based compensation for services	—	165,780
Amortization of debt discount	1,960,551	861,657
Derivative liability movements	(1,526,191)	7,582,110
Non-cash interest converted to equity	90,144	45,208
Non-cash interest income	—	(23)
Exercise of warrants	—	95,868
Amortization of right of use asset	118,745	—
Deferred taxation movement	(37,588)	—
Unrealized foreign exchange loss	—	141,927
Movement in bad debt reserve	—	(2,734)
Changes in operating assets and liabilities
Accounts receivable	4,267	105,561
Prepaid expenses	10,461	1,521
Other current assets	114,704	(11,938)
Accounts payable and accrued liabilities	25,108	301,035
Operating lease liabilities	(101,637)	—
Taxes payable	(193,436)	44,083
Net cash used in operating activities	(85,567)	(101,970)
Investing activities
Acquisition of subsidiary, net of cash	10,324	—
Deposits refunded	—	5,995
Other investments	(450,537)	(690,449)
Purchase of property and equipment	(132,832)	—
Net cash used in investing activities	(573,045)	(684,454)

Financing activities
Decrease in bank overdraft	—	(11,079)
Repayment of mortgage	(117,515)	(105,952)
Proceeds from convertible notes	1,232,700	1,129,050
Repayment of convertible notes	(499,544)	(210,600)
Proceeds from promissory notes	420,449	—
Repayment of promissory notes	(464,338)	(150,583)
Proceeds from government assistance loans	173,322	186,600
Preferred stock dividends paid	(24,000)	(37,818)
Repayment of third party loans	(127,640)	—
Proceeds from finance leases	43,449	—
Repayment of finance leases	(3,168)	—
(Repayment) Proceeds from related party notes	(43,520)	54,401
Net cash provided by financing activities	590,195	854,019

Effect of exchange rate on cash	26,739	19,930

Net change in cash	(41,678)	87,525
Beginning cash balance	90,500	2,975
Ending cash balance	$48,822	$90,500

Supplemental cash flow information
Cash paid for interest	$281,153	$180,668
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities
Fair value of warrant issued	$1,762,266	$—
Shares issued in consideration of acquisition of subsidiary	$410,000	$—
Conversion of convertible notes	$4,115,836	$1,137,261
Conversion of related party payable to common stock	$—	$25,000
Conversion of related party payable to Series A Preferred stock	$—	$40,000
Settlement of liabilities	$—	$844,689
Fair value of non-controlling interest	$153,333	$—

The accompanying notes are an integral part of the consolidated financial statements

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of business

Since 2010, the Company has operated addiction treatment centers. Initially the Company operated an addiction treatment center in Ontario Canada under its Greenestone Muskoka clinic, which was sold on February 14, 2017. Simultaneously with this sale the Company purchased buildings and operated an addiction treatment center in Delray Beach Florida under its Addiction recovery Institute of America subsidiary with a license obtained in December 2016, initially though owned properties in Delray Beach and subsequently though leased properties in West Palm Beach, Florida. Since June 30, 2020, the Company has been actively involved in the management of a treatment center operated by Evernia in West Palm Beach Florida. On July 1, 2021, the Company closed on the acquisition of 75% of ATHI, which owns 100% of Evernia, once the probationary approval of a license was obtained from the Department of Children and Family Services of Florida. Evernia is the only active treatment center operated by the Company.

The Company also owns the real estate on which its Greenstone Muskoka clinic operated. The current tenant operates an addiction treatment center on these premises. The Company collects rent on this property, which is treated as a separate business segment.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies

Financial Reporting

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that i) recorded transactions are valid; ii) valid transactions are recorded; and iii) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

a)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

b)	Principals of consolidation and foreign currency translation

The accompanying consolidated financial statements include the accounts of the Company and all of its subsidiaries. All intercompany transactions and balances have been eliminated on consolidation.

Certain of the Company’s subsidiaries functional currency is the Canadian dollar, while the Company’s reporting currency is the U.S. dollar. All transactions initiated in Canadian dollars are translated into US dollars in accordance with ASC 830, “Foreign Currency Translation” as follows:

●	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.

●	Certain non-monetary assets and liabilities and equity at historical rates.

●	Revenue and expense items and cash flows at the average rate of exchange prevailing during the year.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ deficit as a component of accumulated other comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income (loss).

For foreign currency transactions, the Company translates these amounts to the Company’s functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the year.

The relevant translation rates are as follows: For the year ended December 31, 2021, a closing rate of CDN$1 equals US$0.7888 and an average exchange rate of CDN$1 equals US$0.7977, for the year ended December 31, 2020, a closing rate of CDN$1.0000 equals US$0.7854 and an average exchange rate of CDN$1.0000 equals US$0.7455.

c)	Business Combinations

The Company allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed for business combinations with third parties based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

d)	Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with several financial institution in the USA and Canada. There were no cash equivalents at December 31, 2021 and 2020.

The Company primarily places cash balances in the USA with high-credit quality financial institutions located in the United States which are insured by the Federal Deposit Insurance Corporation up to a limit of $250,000 per institution, in Canada which are insured by the Canadian Deposit Insurance Corporation up to a limit of CDN$100,000 per institution.

e)	Accounts receivable

Accounts receivable primarily consists of amounts due from third-party payors (non-governmental) and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s consolidated financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimating net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies denying claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

f)	Allowance for Doubtful Accounts, Contractual and Other Discounts

The Company derives the majority of its revenues from commercial payors at in-network rates. Management estimates the allowance for contractual and other discounts based on its historical collection experience and contractual rates. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account is written off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

g)	Property and equipment

Property and equipment is recorded at cost. Depreciation is calculated on the straight line basis over the estimated life of the asset.

h)	Intangible assets

Intangible assets are stated at acquisition cost less accumulated amortization, if applicable, less any adjustments for impairment losses.

Amortization is charged on a straight-line basis over the estimated remaining useful lives of the individual intangibles. Where intangibles are deemed to be impaired the Company recognizes an impairment loss measured as the difference between the estimated fair value of the intangible and its book value.

Licenses to provide substance abuse rehabilitation services are amortized over the expected life of the contract, including any anticipated renewals. The Company expects its licenses to remain in operation for a period of five years.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

i)	Leases

The Company accounts for leases in terms of AC 842 whereby leases are classified as either finance or operating leases. Leases that transfer substantially all of the benefits and inherent risks of ownership of property to the Company are accounted for as finance leases. At the time a finance lease is entered into, an asset is recorded together with its related long-term obligation to reflect the acquisition and financing. Property and equipment recorded under finance leases is amortized on the same basis as described above. Operating leases are recognized on the balance sheet as a lease liability with a corresponding right of use asset for all leases with a term that is more than twelve months. Payments under operating leases are expensed as incurred.

j)	Derivatives

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. The Company uses a Black Scholes Option Pricing model to estimate the fair value of convertible debt conversion features at the end of each applicable reporting period. Changes in the fair value of these derivatives during each reporting period are included in the statements of operations. Inputs into the Black Scholes Option Pricing model require estimates, including such items as estimated volatility of the Company’s stock, risk free interest rate and the estimated life of the financial instruments being fair valued.

If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

k)	Financial instruments

The Company initially measures its financial assets and liabilities at fair value, except for certain non-arm’s length transactions. The Company subsequently measures all its financial assets and financial liabilities at amortized cost.

Financial assets measured at amortized cost include cash and accounts receivable.

Financial liabilities measured at amortized cost include bank indebtedness, accounts payable and accrued liabilities, harmonized sales tax payable, withholding taxes payable, convertible notes payable, loans payable and related party notes.

Financial assets measured at cost are tested for impairment when there are indicators of impairment. The amount of the write-down is recognized in net income. The previously recognized impairment loss may be reversed to the extent of the improvement, directly or by adjusting the allowance account, provided it is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in net income. The Company recognizes its transaction costs in net income in the period incurred. However, financial instruments that will not be subsequently measured at fair value are adjusted by the transaction costs that are directly attributable to their origination, issuance or assumption.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1. Observable inputs such as quoted prices in active markets;
●	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
●	Level 3. Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company measures its convertible debt and derivative liabilities associated therewith at fair value. These liabilities are revalued periodically and the resultant gain or loss is realized through the Statement of Operations and Comprehensive Loss.

l)	Related parties

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

m)	Revenue Recognition

ASC 606 requires companies to exercise more judgment and recognize revenue using a five-step process.

The Company’s provision for doubtful accounts are recorded as a direct reduction to revenue instead of being presented as a separate line item on the consolidated statements of operations and comprehensive loss.

As our performance obligations relate to contracts with a duration of one year or less, the Company elected the optional exemption in ASC 606-10-50-14(a). Therefore, the Company is not required to disclose the transaction price for the remaining performance obligations at the end of the reporting period or when the Company expects to recognize the revenue. The Company has minimal unsatisfied performance obligations at the end of the reporting period as our patients typically are under no obligation to remain admitted in our facilities.

The Company receives payments from the following sources for services rendered in our U.S. Facility: (i) commercial insurers; and (ii) individual patients and clients. As the period between the time of service and time of payment is typically one year or less, the Company elected the practical expedient under ASC 606-10-32-18 and does not adjust for the effects of a significant financing component.

The Company derives a significant portion of its revenue from other payors that receive discounts from established billing rates. The various managed care contracts under which these discounts must be calculated are complex, subject to interpretation and adjustment, and may include multiple reimbursement mechanisms for different types of services provided in the Company’s inpatient facilities and cost settlement provisions. Management estimates the transaction price on a payor-specific basis given its interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management.

Settlements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. In the opinion of management, adequate provision has been made for any adjustments and final settlements. However, there can be no assurance that any such adjustments and final settlements will not have a material effect on the Company’s financial condition or results of operations. The Company’s receivables were $176,011and $3,075 at December 31, 2021 and December 31, 2020, respectively. Management believes that these receivables are properly stated and are not likely to be settled for a significantly different amount.

The Company’s revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company derives its revenues from the sale of its services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its revenue transactions:

i.	identify the contract with a customer;
ii.	identify the performance obligations in the contract;
iii.	determine the transaction price;
iv.	allocate the transaction price to performance obligations in the contract; and
v.	recognize revenue as the performance obligation is satisfied.

n)	Income taxes

The Company accounts for income taxes under the provisions of ASC Topic 740, “Income Taxes”. Under ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax basis of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

ASC Topic 740 contains a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company recognizes interest and penalties accrued on unrecognized tax benefits within general and administrative expense. To the extent that accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction in general and administrative expenses in the period that such determination is made. The tax returns for fiscal 2018, through 2020 are subject to audit or review by the US tax authorities, whereas fiscal 2010 through 2020 are subject to audit or review by the Canadian tax authority.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

o)	Net income (loss) per Share

Basic net income (loss) per share is computed on the basis of the weighted average number of common stock outstanding during the year.

Diluted net income (loss) per share is computed on the basis of the weighted average number of common stock and common stock equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method for options and warrants. Under this method, “in-the money” options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Dilution is computed by applying the if-converted method for convertible preferred stocks. Under this method, convertible preferred stock is assumed to be converted at the beginning of the period (or at the time of issuance, if later), and preferred dividends (if any) will be added back to determine income applicable to common stock. The shares issuable upon conversion will be added to weighted average number of common stock outstanding. Conversion will be assumed only if it reduces earnings per share (or increases loss per share).

p)	Stock based compensation

Stock based compensation cost is measured at the grant date, based on the estimated fair value of the award and is recognized as expense over the employee’s requisite service period or vesting period on a straight-line basis. Share-based compensation expense recognized in the consolidated statements of operations for the year ended December 31, 2021 and 2020 is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. This estimate will be revised in subsequent periods if actual forfeitures differ from those estimates. We have no awards with performance conditions and no awards dependent on market conditions.

q)	Financial instruments Risks

The Company is exposed to various risks through its financial instruments. The following analysis provides a measure of the Company’s risk exposure and concentrations at the balance sheet date, December 31, 2021 and 2020.

i.	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Financial instruments that subject the Company to credit risk consist primarily of accounts receivable.

Credit risk associated with accounts receivable is mitigated as only a percentage of the revenue billed to health insurance companies is recognized as income until such time as the actual funds are collected. The revenue is concentrated amongst several health insurance companies located in the US.

In the opinion of management, credit risk with respect to accounts receivable is assessed as low.

ii.	Liquidity risk

Liquidity risk is the risk the Company will not be able to meet its financial obligations as they fall due. The Company is exposed to liquidity risk through its working capital deficiency of $13,245,003, which includes derivative liabilities of $515,901, and an accumulated deficit of $44,103,311. The Company is dependent upon the raising of additional capital in order to implement its business plan. There is no assurance that the Company will be successful with future financing ventures, and the inability to secure such financing may have a material adverse effect on the Company’s financial condition. In the opinion of management, liquidity risk is assessed as high, material and remains unchanged from that of the prior year.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies (continued)

q)	Financial instruments Risks (continued)

iii.	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises of three types of risk: interest rate risk, currency risk, and other price risk. The Company is exposed to interest rate risk and currency risk.

a.	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its convertible debt, mortgage loans, short term loans, third party loans and government assistance loans as of December 31, 2021. In the opinion of management, interest rate risk is assessed as moderate.

b.	Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is subject to currency risk as it has subsidiaries that operate in Canada and are subject to fluctuations in the Canadian dollar. A substantial portion of the Company’s financial assets and liabilities are denominated in Canadian dollars. Based on the net exposures at December 31, 2021, a 5% depreciation or appreciation of the Canadian dollar against the U.S. dollar would result in an approximate $6,187 increase or decrease in the Company’s after tax net income from operations. The Company has not entered into any hedging agreements to mitigate this risk. In the opinion of management, currency risk is assessed as low, material and remains unchanged from that of the prior year.

c.	Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. In the opinion of management, the Company is not exposed to this risk and remains unchanged from the prior year.

r)	Recent accounting pronouncements

In November 2021, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2021-10, Disclosures by Entities about Government Assistance (Topic 832), the update increases the transparency of government assistance, including the following disclosures: (1) the types of assistance, (2) an entity’s accounting for the assistance, and (3) the effect of the assistance on an entity’s financial statements.

This ASU is effective for fiscal years beginning after December 15, 2021.

The effects of this ASU on the Company’s consolidated financial statements is currently being assessed and is not expected to have an impact on current disclosure.

The FASB issued several additional updates during the period, none of these standards are either applicable to the Company or require adoption at a future date and none are expected to have a material impact on the consolidated financial statements upon adoption.

s)	Comparative and prior period disclosures

The comparative and prior period disclosed amounts presented in these consolidated financial statements have been reclassified where necessary to conform to the presentation used in the current year and period.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Going concern

The Company’s consolidated financial statements have been prepared in accordance with US GAAP applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations in the normal course of business. At December 31, 2021 the Company has a working capital deficiency of $13.2 million, 13.2 million including derivative liabilities of $0.5 million 515,901 and total liabilities in excess of assets in the amount of $9.5 million . Management believes that current available resources will not be sufficient to fund the Company’s planned expenditures over the next 12 months. Accordingly, the Company will be dependent upon the raising of additional capital through placement of common shares, and/or debt financing in order to implement its business plan and generating sufficient revenue in excess of costs. If the Company raises additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of common stock or convertible senior notes. If the Company raises additional funds by issuing debt, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. If the Company obtains additional funds through arrangements with collaborators or strategic partners, the Company may be required to relinquish its rights to certain geographical areas, or techniques that it might otherwise seek to retain. There is no assurance that the Company will be successful with future financing ventures, and the inability to secure such financing may have a material adverse effect on the Company’s financial condition. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

4.	Acquisition of subsidiaries

On June 30, 2020, the Company entered into a stock purchase agreement to acquire 51% of American Treatment Holdings, Inc. (“ATHI”) from The Q Global Trust (“Seller”) and Lawrence B Hawkins (“Hawkins”), which in turn owns 100% of Evernia Health Services LLC. (“Evernia”), which operates drug rehabilitation facilities. The consideration for the acquisition is a loan to be provided by the purchaser to Evernia in the amount of $500,000. As of the date of acquisition, July 1, 2021, the Company had advanced Evernia $1,140,985.

The Company originally had a 180 day option, from the advancement of the first tranche to Evernia, to purchase an additional 9% of ATHI for a purchase consideration of $50,000.

On April 28, 2021, the Stock Purchase Agreement was amended whereby the option to purchase an additional 9% of ATHI for $50,000 was amended to purchase an additional 24%, an increase of 15% over the prior option, for 100,000,000 shares of common stock. The remaining condition to closing, the receipt of approval for the change of ownership of the license from the Department of Children and Family Services of Florida, was satisfied by the probationary approval, which was received on June 30, 2021. The Company exercised the option and issued the 100,000,000 shares of common stock and $50,000. As of December 31, 2021, the Company had issued the 100,000,000 shares of common stock and had paid $42,750 due to the Seller, in terms of the amended agreement. In addition to the consideration paid for the additional equity the Company agreed to execute a promissory note for the payment of any unpaid management fees at the time of Closing such that the unpaid fees shall be paid pari-passu with the repayment of the Loan Agreement and Seller agrees that any funds advanced to the Company by Behavioral Health Holdings, LLC shall be forgiven and considered contributed capital to ATHI. The Company agrees to advance up to $1,100,000 under the Loan Agreement for the funding of the operations of ATHI as required without any contribution required by the Seller.

Pursuant to the terms of the Amended Purchase Agreement, the consideration paid for 75% of the equity of ATHI was $50,000 in cash plus the issuance of 100,000,000 shares of the Company’s common stock with a market value of $410,000 on the date of acquisition.

In terms of the agreement, the preliminary purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed as follows:

Schedule of intangible assets acquired and liabilities assumed
Amount
Consideration
Cash	$50,000
100,000,000 shares of common stock at fair market value	410,000
Total purchase consideration	$460,000
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$60,324
Other Current assets	198,133
Property, plant and equipment	130,234
Right of use asset	1,772,560
Intangibles	1,789,903
Total assets	3,951,154
Less: liabilities assumed
Current liabilities assumed	(50,040)
Advances	(1,140,985)
Operating lease liabilities assumed	(1,836,151)
Imputed Deferred taxation on identifiable intangible acquired	(310,645)
Total liabilities	(3,337,821)
Net identifiable assets acquired and liabilities assumed	613,333
Fair value of non-controlling interest	(153,333)
Total	$460,000

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	Acquisition of subsidiaries (continued)

The amount of revenue and earnings include in the Company’s consolidated statement of operations and comprehensive (loss) income for the year ended December 31, 2021 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2020. Evernia only began operations in June 2020, therefore earning were included from June 2020.

Schedule of revenue and earnings
	Revenue	Earnings

Actual from July 1, 2021 to December 31, 2021	$1,568,071	$(115,142)

2021 Supplemental pro forma from January 1, 2021 to December 31, 2021	$3,024,297	$(1,965,484)

2020 Supplemental pro forma from inception to December 31, 2020	$420,996	$2,142,531

The 2021 and 2020 Supplemental pro forma earnings information was adjusted to account for amortization of intangibles on acquisition of $178,990 and $357,981, respectively.

5.	Other current assets

Other current assets includes the following:

On February 25, 2019, the Company entered into a Letter of Intent whereby it would purchase a 33.33% interest in Local Link Wellness, LLC (“LLW”) for gross proceeds of $400,000. LLW proposed to provide a comprehensive addiction treatment program to large employee groups. The Company had advanced LLW a total of $120,000 at September 30, 2021. These funds were advanced as short-term promissory notes that were immediately due and payable.

The Company has no intention to close on the purchase of LLW, and management recorded a full reserve against this advance as they believe it is not recoverable.

6.	Other investments

On June 30, 2020, the Company entered into an agreement to acquire 51% of American Treatment Holdings, Inc. (“ATHI”) from The Q Global Trust (“Seller”) and Lawrence B Hawkins (“Hawkins”), which in turn owns 100% of Evernia Health Services LLC. (“Evernia”), which operates drug rehabilitation facilities. The consideration for the acquisition is a loan to be provided by the purchaser to Evernia in the amount of $500,000. As of December 31, 2020, the Company had advanced Evernia $690,449.

The Company originally had a 180 day option, from the advancement of the first tranche to Evernia, to purchase an additional 9% of ETHI for a purchase consideration of $50,000.

On April 28, 2021, the Stock Purchase Agreement date June 30, 2020 between the Company and the Q Global Trust, and ATHI was amended whereby the option to purchase an additional 9% of ATHI for $50,000 was amended to purchase an additional 24%, an increase of 15% over the prior option, for 100,000,000 shares of common stock. The remaining condition to closing, the receipt of approval for the change of ownership of the license from the Department of Children and Family Services of Florida, was satisfied by the probationary approval, which was received on June 30, 2021. The Company exercised the option and issued the 100,000,000 shares of common stock and paid $42,750 of the $50,000 due to the Seller as of December 31, 2021. In addition to the consideration paid for the additional equity the Company agreed to execute a promissory note for the payment of any unpaid management fees at the time of Closing such that the unpaid fees shall be paid pari-passu with the repayment of the Loan Agreement and Seller agrees that any funds advanced to the Company by Behavioral Health Holdings, LLC shall be forgiven and considered contributed capital to ATHI. The Company agrees to advance up to $1,100,000 under the Loan Agreement for the funding of the operations of ATHI as required without any contribution required by the Seller.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	Other investments (continued)

On June 30, 2020, the Company entered into an agreement to acquire 51% of Behavioral Health Holdings, Inc. (“BHHI”) from The Q Global Trust (“Seller”) and Lawrence B Hawkins, which in turn owns 100% of Peace of Mind Counseling Services, Inc. (“PMCS”), which operates drug rehabilitation facilities. During 2021, the Company decided not to pursue the acquisition of BHHI.

7.	Due on sale of subsidiary

On February 14, 2017, the Company sold its Canadian Rehab Clinic for gross proceeds of CDN$10,000,000, of which CDN$1,500,000 had been retained in an escrow account for a period of up to two years in order to guarantee the warranties provided by the Company in terms of the APA. As of December 31, 2021, CDN$1,055,042 of the escrow had been refunded to the Company and CDN$461,318 had been used to affect building improvements to the premises owned by CCH, for a total reduction of CDN$1,516,360. The remaining escrow balance was CDN$6,485 (approximately US$ 5,115).

8.	Property and equipment

Property and equipment consists of the following:

Schedule of sale of property	December 31, 2021			December 31, 2020
	Cost	Accumulated depreciation	Net book value	Net book value
Land	$169,585	$—	$169,585	$168,866
Property	3,208,034	(611,444)	2,596,590	2,713,354
Leasehold improvements	166,195	(12,465)	153,730	—
Furniture and fittings	51,518	(9,378)	42,140	—
Vehicles	55,949	(6,681)	49,268	—
Computer equipment	1,450	(100)	1,350	—
	$3,652,731	$(640,070)	$3,012,663	$2,882,220

Depreciation expense for the year ended December 31, 2021 and 2020 was $146,360 and $121,276, respectively.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	Intangibles

Intangible assets consist of the Company’s preliminary estimate of the fair value of intangibles acquired with the acquisition of ATHI disclosed in Note 4 above. The Company preliminarily allocated the excess over the tangible assets acquired, less the liabilities assumed to the contract provided to the Company by a health care service provider.

Intangible assets consist of the following:

Schedule of Intangible assets	December 31, 2021
	Cost	Accumulated amortization	Net book value
Health care Provider license	$1,789,903	$178,990	$1,610,913

The Company evaluates intangible assets for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Intangible asset impairment is determined by comparing the fair value of the asset to its carrying amount with an impairment being recognized only when the fair value is less than carrying value and the impairment is deemed to be permanent in nature.

The Company recorded $178,990 in amortization expense for finite-lived assets for the year ended December 31, 2021.

10.	Leases

The Company acquired ATHI on July 1, 2021, ATHI’s wholly owned subsidiary had entered into an operating lease agreement for certain real property located at 1590 S. Congress Avenue, West Palm Beach, Florida, with effect from February 1, 2019 for a period of three years, expiring on 1 February 2022. Under the terms of the lease agreement, the lease was extended during October 2021 for a further 5 year period until 1 February 2027.

To determine the present value of minimum future lease payments for operating leases at February 1, 2019, the Company was required to estimate a rate of interest that we would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment (the "incremental borrowing rate" or "IBR").

The Company determined the appropriate IBR by identifying a reference rate and making adjustments that take into consideration financing options and certain lease-specific circumstances. For the reference rate, the Company used the average of (i) the five year ARM interest rate as quoted by Freddie Mac adjusted for a risk premium of 20%. The Company determined that 4.64% per annum was an appropriate incremental borrowing rate to apply to its real-estate operating lease.

Right of use assets are included in the consolidated balance sheet are as follows:

Schedule of Right of use assets
	December 31, 2021	December 31, 2020
Non-current assets
Right-of-use assets – finance leases, net of depreciation, included in Property and equipment	$49,268	$—
Right-of-use assets - operating leases, net of amortization	$1,653,816	$—

Lease costs consists of the following:

Schedule of Lease costs
	Year ended December 31,
	2021		2020
Finance lease cost:
Amortization of right-of-use assets		$6,681		$—
Interest expense on finance lease liabilities		1,367		—
	8,048		—

Operating lease cost		$178,679		$5,512
Lease cost		$186,727		$5,512

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Leases (continued)

Other lease information:

Schedule of Other lease
	Year ended December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$(1,367)	$—
Operating cash flows from operating leases	(160,272)	(5,512)
Financing cash flows from finance leases	40,281	—
Cash paid for amounts included in the measurement of lease liabilities	$(121,358)	$(5,512)

Weighted average lease term – finance leases	4 years and ten months	—
Weighted average remaining lease term – operating leases	5 years and 1 months	—

Discount rate – finance leases	6.61%	—
Discount rate – operating leases	4.64%	—%

Maturity of Leases

Finance lease liability

The amount of future minimum lease payments under finance leases as of December 31, 2021 is as follows:

Schedule of Finance lease liability
	Amount
2022		$9,829
2023		9,829
2024		9,829
2025		9,829
2026		7,902
	47,218
Imputed interest		(6,937)
Total finance lease liability		$40,281
Disclosed as:
Current portion		$7,386
Non-Current portion		32,895
Lease liability		$40,281

Operating lease liability

The amount of future minimum lease payments under operating leases are as follows:

Schedule of Operating lease liability
Amount

2022	$332,073
2023	348,677
2024	366,110
2025	384,416
2026	437,407
Total undiscounted minimum future lease payments	1,868,683
Imputed interest	(134,169)
Total operating lease liability	$1,734,514

Disclosed as:
Current portion	$241,083
Non-Current portion	1,493,431
Lease liability	$1,734,514

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Taxes Payable

Taxes payable consist of:

●	A payroll tax liability of $144,021 (CDN$182,589) in Greenestone Muskoka which has not been settled as yet.
●	A GST/HST tax payable of $123,134 (CDN$156,109).
●	The Company has assets and operates businesses in Canada and is required to disclose these operations to the US taxation authorities, the requisite disclosure has not been made. Management has reserved the maximum penalty due to the IRS in terms of non-disclosure. This noncompliance with US disclosure requirements is currently being addressed. Previously an amount of $250,000 was accrued for any potential exposure, this accrual has been reversed in the current year.

Schedule of taxation payable
	December 31, 2021	December 31, 2020

Payroll taxes	$144,020	$143,410
HST/GST payable	123,134	73,503
US penalties due	—	250,000
Income tax payable	391,682	383,364
Taxes Payable	$658,836	$850,277

12.	Short-term Convertible Notes

The short-term convertible notes consist of the following:

Schedule of short-term convertible notes
	Interest rate	Maturity Date	Principal	Interest	Debt Discount	December 31, 2021	December 31, 2020
Leonite Capital, LLC	8.5%	—	$—	$—	$—	$—	$70,583
	12.0%	On Demand	278,629	36,950	—	315,579	147,058

First Fire Global Opportunities Fund	6.5%	October 29,2021	—	—	—	—	25,297

Auctus Fund, LLC	0.0%	On Demand	100,000	—	—	100,000	150,000
	10.0%	August 13, 2021	—	—	—	—	40,202

Labrys Fund, LP	12.0%	November 30, 2021	—	8,826	—	8,826	26,159
	11.0%	May 7, 2022	543,671	—	(189,167)	354,504	—
	11.0%	June 2, 2022	230,000	14,899	(96,411)	148,488	—

Ed Blasiak	6.5%	September 14, 2021	55,000	4,697	—	59,697	17,347

Joshua Bauman	6.5%	September 14, 2021	—	—	—	—	43,247
	11.0%	October 21, 2022	150,000	3,210	(120,823)	32,387	—

Geneva Roth Remark Holdings, Inc.	9.0%	August 29, 2021	—	—	—	—	19,238
	9.0%	October 15, 2021	—	—	—	—	6,753
	9.0%	January 3, 2022	—	—	—	—	—
	8.0%	October 1, 2022	74,044	5,924	(55,584)	24,384	—

Series N convertible notes	6.0%	On Demand	3,229,000	619,073	—	3,848,073	3,654,333

			$4,660,344	$693,579	$(461,985)	$4,891,938	$4,200,217

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

Leonite Capital, LLC

Convertible Promissory Notes

 Effective March 19, 2019, the Company entered into a note extension agreement with Leonite, whereby the convertible notes outstanding to Leonite, amounting to $2,420,000, for consideration of $75,000 added to the principal outstanding on the note on January 1, 2019, a further $75,000 added to the principal outstanding on the note on February 1, 2019 and a further $100,000 added to the principal of the note on March 15, 2019, the maturity date of all of the convertible notes above were extended to December 31, 2019 and has subsequently been partially settled by the transfer of the property located at 810 Andrews Avenue, Delray Beach, Florida, valued at $1,500,000.

On August 26, 2019, the Company, entered into a Securities Purchase Agreement pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $60,000, including an Original Issue Discount of $10,000, for net proceeds of $47,000. The note had a maturity date of September 10, 2019 and bears interest at 1.0% per annum. The outstanding principal amount of the note is convertible at any time and from time to time at the election of the purchaser following the issue date into shares of the Company’s common stock at a conversion price equal to $0.06 per share subject to price protection and anti-dilution protection. In conjunction with this note the Company issued a five year warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.10 per share, subject to anti-dilution and price protection.

On October 10, 2019, the Company transferred a warranty deed to the real property located at 810 Andrews Avenue, Delray Beach, Florida to Leonite Capital LLC, in settlement of indebtedness of $1,398,514 and additional expenses related to the disposal of the property of $36,470. These expenses of $36,470 were provided for resulting in net proceeds recognized on the transfer of the property of $1,362,044.

On July 12, 2020, the company entered into a debt extinguishment agreement with Leonite whereby the following occurred:

1.	The total amount outstanding under the Leonite note, including principal and interest was reduced to $150,000
2.	$700,000 of the note was converted into Series A Redeemable Preferred shares in the Company’s subsidiary, Cranberry Cove Holdings, accruing dividends at 10% per annum.
3.	$400,000 of the note was converted into series B Preferred stock in the Company for a 12 month period, mandatorily redeemable by the Company accruing dividends at 6% per annum payable in cash or stock, subject to certain conditions.
4.	The remaining balance of $150,000 will accrue interest at 8.5% per annum and is convertible into common stock and repayable in 6 monthly installments of $25,000 commencing after December 12, 2020.
5.	The existing warrants were cancelled and a new five year warrant, with a cashless exercise option, exercisable for a minimum of 326,286,847 shares of common stock and a maximum of 20% of the outstanding equity of the Company at an initial exercise price of $0.10 per share subject to adjustment based on new stock issuances or the lowest volume weighted exercise price of the stock for 30 days immediately preceding the exercise was issued to Leonite.

On December 28, 2020, Leonite converted $80,000 plus accrued interest of $5,949 of the Leonite loan amended on July 12, 2020, into 96,331,811 shares of common stock at a conversion price of $0.0009, thereby realizing a loss on conversion of $240,616. On January 8, 2021, Leonite converted the remaining principal amount of $70,000, plus accrued interest thereon of $137, into 78,763,466 shares of common stock at a conversion price of $0.0009 per share.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

Leonite Capital, LLC (continued)

Convertible Promissory notes (continued)

On July 12, 2020, the Company entered into a Senior Secured Convertible Note agreement with Leonite for $440,000 with an original issue discount of $40,000 for gross proceeds of $400,000, the initial tranche advanced will be for cash of $200,000 plus the OID of $20,000, the remaining advances will be at the discretion of the Leonite. The loan bears interest at 6.5% per annum and matures on June 12, 2021. The Company is required to make monthly payments of the accrued interest on the advances made. The note is convertible into common shares at the option of the holder at $0.10 per share, or 80% multiplied by the price per share paid in subsequent financings or after a six month period from the effective date at 60% of the lowest trading price during the preceding 21 consecutive trading days. The note has both conversion price protection and anti-dilution protection provisions.

On July 12, 2020, the Company entered into a five year option agreement with Leonite Capital LLC (“Leonite”) and other investors (collectively the “Transferees”), the Company agreed to sell to Leonite a portion of the total outstanding shares of ATHI from the shares of ATHI held by the company. The Company has provided Leonite an option to purchase 33% of ATHI from the Company for a purchase consideration of $0.0001 per share, based on the advances that Leonite made to the Company totaling $655,000. Leonite shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Leonite to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

In terms of clause 3.12 of the Senior secured convertible Promissory Note Agreement (“Leonite Note”) entered into with Leonite and the amendments thereto, the terms of the convertible promissory note issued to Labrys Fund LP on November 30, 2020, as described below, contained terms more favorable than those contained in the Leonite Note, resulting in an adjustment made to the Original issue discount of $4,000 and the issuance of five year warrants exercisable for 145,454,547 shares of common at an exercise price of $0.00205 per share, for all advances made to the Company by Leonite in terms of the Leonite Note, up to and including December 31, 2020.

On January 8, January 22, February 4, and February 19, 2021, Leonite advanced the company an aggregate cash amount of $290,000, including a revised original issue discount of $74,556 for an aggregate principal sum added to the Leonite Note of $364,556.

On March 3, 2021, in terms of a conversion notice, Leonite converted the principal sum of $82,681 and interest thereon of $12,319 of the Leonite Note into 97,000,000 shares of common stock at a conversion price of $0.0009 per share.

On June 1, 2021, in terms of a conversion notice, Leonite converted the principal sum of $25,084 and interest thereon of $4,166 of the Leonite Note into 30,000,000 shares of common stock at a conversion price of $0.0009 per share.

On June 10, 2021, in terms of a conversion notice, Leonite converted the principal sum of $58,908 and interest thereon of $342 of the Leonite Note into 60,000,000 shares of common stock at a conversion price of $0.0009 per share.

On September 10, 2021, in terms of a conversion notice, Leonite converted the principal sum of $59,260 and interest thereon of $1,718 of the Leonite Note into 59,259,630 shares of common stock at a conversion price of $0.0010 per share.

On October 19, 2021, in terms of a conversion notice, Leonite converted the principal sum of $44,444 and interest thereon of $5,302 of the Leonite Note into 50,496,728 shares of common stock at a conversion price of $0.0010 per share.

On October 29, 2021, the Company issued 83,771,947 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $83,022 at a conversion price of $0.0009 per share.

On November 22, 2021, in terms of a conversion notice, Leonite converted the principal sum of $50,532 and interest thereon of $7,145 of the Leonite Note into 58,427,091 shares of common stock at a conversion price of $0.0010 per share.

On December 13, 2021, in terms of a conversion notice, Leonite converted the principal sum of $89,684 and interest thereon of $249 of the Leonite Note into 90,682,696 shares of common stock at a conversion price of $0.0010 per share.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

Power Up Lending Group LTD

On July 8, 2019, the Company entered into a Securities Purchase Agreement with Power Up, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $53,000. The Note had a maturity date of April 30, 2020 and bore interest at the rate of nine percent per annum from the date on which the Note was issued until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company had the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Power Up during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to 61% of the lowest closing bid price of the Company’s common stock for the ten trading days prior to conversion.

Between January 10, 2020 and January 24, 2020, in terms of conversion notices received, Power Up converted the aggregate principal amount of $53,000 and interest thereon of $1,085 into 75,618,509 shares of common stock at an average conversion price of $0.000715 per share.

On July 15 2019, the Company, entered into a Securities Purchase Agreement with Power Up, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $83,000. The Note has a maturity date of April 30, 2020 and bore interest at the rate of nine percent per annum from the date on which the Note was issued until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company had the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Power Up during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to 61% of the lowest closing bid price of the Company’s common stock for the ten trading days prior to conversion.

Between January 24, 2020 and February 27, 2020, in terms of conversion notices received, Power Up converted the aggregate principal amount of $41,400 into 453,800,493 shares of common stock at an average conversion price of 0.0000912 per share.

On June 1, 2020, The Company repaid the Power Up Lending Group $41,600 in full settlement of the convertible note entered into on July 15, 2019.

First Fire Global Opportunities Fund

On March 5, 2019, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $200,000, for net proceeds of $192,000 after the payment of legal fees and origination fees amounting to $8,000. The note had a maturity date of December 9, 2019. The outstanding principal amount of the note was convertible at any time and from time to time at the election of the purchaser. 180 days after the issued date into shares of the Company’s common stock at the lower of $0.08 per share or 65% of the lowest trade price during the ten consecutive trading days immediately prior to conversion. The note had certain buyback terms if the Company consummated a registered or unregistered primary offering of securities for capital raising purposes, or an option to convert at a 20% discount to the offering price to investors.

Between September 11, 2019 and December 30, 2019, in terms of a conversion notices received, the Company issued 11,887,445 shares of Common stock in settlement of $36,592 of principal outstanding.

Between January 6, 2020 and February 26, 2020, in terms of conversion notices received, First Fire converted an aggregate principal amount of $83,902 into 308,100,000 shares of common stock at an average conversion price of $0.000272 per share.

On June 3, 2020, the Company entered into an agreement with First Fire whereby the remaining balance of the convertible note of $73,006 would be settled by two payments of $25,000 each.

Between July 2, 2020 and August 17, 2020, the Company repaid the remaining principal outstanding of $50,000 plus additional interest charges of $1,500.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

First Fire Global Opportunities Fund (continued)

On October 29, 2020, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued a senior secured convertible promissory note in the aggregate principal amount of $137,500, including an OID of $12,500. The note bears interest at 6.5% per annum and matures on October 29, 2021. The note is senior to any future borrowings and commencing on November 29, 2020 the Company will make monthly payments of the accrued interest under the note. The note may be prepaid at certain prepayment penalties and is convertible into shares of common stock at a conversion price at the option of the holder at $0.001 per share, adjusted for anti-dilution provisions; or 80% of the price per share of subsequent equity financings or; after six months 60% of the lowest trading price during the preceding six month period.

On October 29, 2020, the Company entered into a five year option agreement with First Fire whereby the Company agreed to sell to First Fire a portion of the total outstanding shares of ATHI. The Company provided First Fire an option to purchase 6.25% of ATHI from the Company for a purchase consideration of $0.0001 per share, based on the advances that First Fire made to the Company totaling $125,000. First Fire shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by First Fire to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

In terms of clause 3.12 of the Senior secured convertible Promissory Note Agreement (“First Fire Note”) entered into with First Fire, the terms of the convertible promissory note issued to Labrys Fund LP on November 30, 2020, as described below, contained terms more favorable than those contained in the First Fire Note, resulting in an adjustment made to the Original issue discount of $1,389 and the issuance of five year warrants exercisable for 50,505,051 shares of common at an exercise price of $0.00205 per share, for the advance made to the Company by First Fire in terms of the First Fire Note.

On May 10, 2021, the Company repaid the principal outstanding of $138,889, including interest and early settlement penalty thereon for the payment of $164,913.

Auctus Fund, LLC

On August 7 2019, the Company, entered into a Securities Purchase Agreement with Auctus Fund, LLC, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $225,000. The Note had a maturity date of May 7, 2020 and bore interest at the rate of ten percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company had the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note is convertible at any time and from time to time at the election of Auctus Fund, LLC during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to 60% of the lowest closing bid price of the Company’s common stock for the thirty trading days prior to conversion.

On June 15, 2020, The Company entered into an amended agreement with Auctus whereby Auctus agreed to discharge the principal amount of the note by nine equal monthly installments of $25,000 commencing in October 2020. During the year ended December 31, 2021, the Company repaid Auctus the principal sum of $50,000.

On August 13, 2020, the Company entered into a Securities Purchase Agreement with Auctus Fund LLC, pursuant to which the Company issued a convertible promissory note in the aggregate principal amount of $100,000 for net proceeds of $85,000 after certain fees and expenses of $15,000. The note has a maturity date of August 13, 2021 and bears interest at 10% per annum. The interest due on the note for the full twelve month period is due immediately upon issuance of the note, regardless of acceleration or prepayment. The principal amount of the note is payable in six monthly instalments of $16,666.66 commencing 180 days after the issuance date, the balance outstanding under the note due at maturity date. In the event a default occurs under the Note, the Note is convertible into shares of common stock at a conversion price equal to the lowest trading price over the prior 5 days prior to the date of the note or the five day volume weighted market price prior to the date of conversion. The Company is required to adhere to certain covenants including covenants concerning distributions of capital stock; restrictions on stock repurchases, additional borrowings sales of assets and loans and advances made by the Company. In conjunction with the issuance of the promissory note, the Company issued a five year warrant exercisable for 66,666,666 shares of common stock at an exercisable price of $0.0015 per share subject to anti-dilution and price protection adjustments. The Company also issued a second five year warrant exercisable for 66,666,666 shares of common stock at an exercisable price of $0.0015 per share subject to anti-dilution and price protection adjustments, which warrants will only be exercisable upon an event of default on the convertible note.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

Auctus Fund, LLC (continued)

On March 9, 2021, Auctus exercised its warrant for 66,666,666 shares of common stock on a cashless exercise basis, resulting in the issue of 59,999,999 shares of common stock.

On May 10, 2021, the company settled the remaining balance of the August 13, 2020 convertible promissory with an aggregate principal amount of $95,000, together with interest and settlement penalty thereon for the payment of $110,000.

In addition, on May 10, 2021, the Company paid a further $15,000 of principal on the convertible promissory note entered into on August 7, 2019, thereby reducing the principal outstanding to $100,000. The note matured May 7, 2020 and remains in default.

Labrys Fund, LP

On July 8, 2019, the Company, entered into a Securities Purchase Agreement with Labrys Fund, LP (“Labrys”), pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $282,000 for net proceeds of $253,800 after an original issue discount of $28,200. The Note had a maturity date of January 8, 2020 and bore interest at the rate of twelve percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company had the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Labrys during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to 60% of the lowest closing bid price of the Company’s common stock for the thirty trading days prior to conversion.

In connection with the issuance of the convertible promissory note to Labrys, the Company issued 2,700,000 returnable shares. These shares were returnable if the note was paid prior to maturity date on January 8, 2020. The company had not repaid the note on the maturity date, January 8, 2020, therefore the 2,700,000 shares were recorded as a charge to expense as an additional fee amounting to $165,780, the value of the shares on the date of issuance.

Between January 15, 2020 and February 25, 2020, in terms of conversion notices received, Labrys converted the aggregate principal sum of $8,936 and interest of $19,867 into 479,160,076 shares of common stock at an average conversion price of 0.00006 per share.

On May 15, 2020 the Company entered into an amended agreement with Labrys Fund LP whereby default interest and penalties were waived, no further conversions will be effectuated and the Company committed to make eight equal payments of $25,000 commencing on October 15, 2020, in full settlement of the balance outstanding. No event of default will occur as long as the Company makes all scheduled payments.

Between October 21, 2020 and November 30, 2020, the Company repaid principal of $37,500. The Company was unable to adhere to the amended repayment schedule and default penalty and penalty interest was reinstated.

On November 30, 2020, Labrys converted principal of $235,564 and interest thereon of $20,416 into 91,421,457 shares of common stock, realizing a gain on conversion of $4,571, thereby extinguishing the note.

On November 30, 2020, the Company, entered into a Securities Purchase Agreement with Labrys, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $275,000 for net proceeds of $239,050 after an original issue discount of $27,500 and certain legal expenses. The Note has a maturity date of November 30, 2021 and bears interest at the rate of twelve percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company has the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Labrys during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to 60% of the lowest closing bid price of the Company’s common stock for the thirty trading days prior to conversion.

In connection with the issuance of the convertible promissory note to Labrys, the Company granted Labrys a five-year warrant to purchase 100,000,000 shares of common stock at an exercise price of $0.00205 per share. The value of the warrant was accounted for as a debt discount.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

Labrys Fund, LP (continued)

On May 3, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $57,000 including interest thereon of $33,000 into 100,000,000 shares of common stock.

On July 7, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $100,800 into 112,000,000 shares of common stock.

On September 28, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $54,000 into 60,000,000 shares of common stock.

On October 8, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $55,800 into 62,000,000 shares of common stock.

On October 15, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $7,400 into 8,222,222 shares of common stock.

On May 7, 2021, the Company, entered into a Securities Purchase Agreement with Labrys, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $550,000 for net proceeds of $477,700 after an original issue discount of $55,000 and certain legal expenses of $17,300. The Note has a maturity date of May 7, 2022 and bears interest at the rate of eleven percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company has the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Labrys during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to $0.005, subject to anti-dilution adjustments.

In connection with the issuance of the convertible promissory note to Labrys, the Company granted Labrys a five-year warrant to purchase 91,666,666 shares of common stock at an exercise price of $0.006 per share. The value of the warrant was accounted for as a debt discount.

On November 23, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $6,329 and interest of $60,500 into 75,000,000 shares of common stock.

On June 2, 2021, the Company, entered into a Securities Purchase Agreement with Labrys, pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $230,000 for net proceeds of $200,000 after an original issue discount of $23,000 and certain legal expenses of $7,000. The Note has a maturity date of June 2, 2022 and bears interest at the rate of eleven percent per annum from the date on which the Note was issued until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company has the right to prepay the Note in terms of agreement. The outstanding principal amount of the Note was convertible at any time and from time to time at the election of Labrys during the period beginning on the date that is 180 days following the issue date into shares of the Company’s common stock at a conversion price equal to $0.004, subject to anti-dilution adjustments.

In connection with the issuance of the convertible promissory note to Labrys, the Company granted Labrys a five-year warrant to purchase 52,272,727 shares of common stock at an exercise price of $0.0044 per share. The value of the warrant was accounted for as a debt discount.

Ed Blasiak

On September 14, 2020, the Company entered into a Securities Purchase Agreement with Ed Blasiak (“Blasiak”), pursuant to which the Company issued a senior secured convertible promissory note in the aggregate principal amount of $55,000, including an original issue discount of $5,000. The note bears interest at 6.5% per annum and matures on September 14, 2021. The note is senior to any future borrowings and commencing on October 1, 2020 the Company will make monthly payments of the accrued interest under the note. The note may be prepaid at certain prepayment penalties and is convertible into shares of common stock at a conversion price at the option of the holder at $0.001 per share, adjusted for anti-dilution provisions; or 80% of the price per share of subsequent equity financings or; after six months 60% of the lowest trading price during the preceding six month period.

On September 14, 2020, the Company entered into a five year option agreement with Ed Blasiak (“Blasiak”) whereby the Company agreed to sell to Blasiak a portion of the total outstanding shares of ATHI. The Company provided Blasiak an option to purchase 2.5% of ATHI from the Company for a purchase consideration of $0.0001 per share, based on the advances that Blasiak made to the Company totaling $50,000. Blasiak shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Blasiak to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

Joshua Bauman

On September 14, 2020, the Company entered into a Securities Purchase Agreement with Joshua Bauman (“Bauman”), pursuant to which the Company issued a senior secured convertible promissory note in the aggregate principal amount of $110,000, including an original issue discount of $10,000. The note bears interest at 6.5% per annum and matures on September 14, 2021. The note is senior to any future borrowings and commencing on October 1, 2020 the Company will make monthly payments of the accrued interest under the note. The note may be prepaid at certain prepayment penalties and is convertible into shares of common stock at a conversion price at the option of the holder at $0.001 per share, adjusted for anti-dilution provisions; or 80% of the price per share of subsequent equity financings or; after six months 60% of the lowest trading price during the preceding six month period.

On October 29, 2020, the Company entered into a five year option agreement entered into with Bauman, so that the Company agreed to sell to Bauman a portion of the total outstanding shares of ATHI. The Company provided Bauman an option to purchase 6.25% of ATHI from the Company for a purchase consideration of $0.0001 per share, based on the advances that Bauman made to the Company totaling $125,000. Bauman shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Bauman to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

On June 8, 2021, in terms of a conversion notice received by the company, Bauman converted the aggregate principal sum of $100,000 including interest thereon of $5,563 into 106,313,288 shares of common stock.

On October 25, 2021, in terms of a conversion notice received by the company, Bauman converted the aggregate principal sum of $37,500 including interest thereon of $1,155 into 39,405,310 shares of common stock, thereby extinguishing the note.

On October 21, 2021, the Company entered into a Securities Purchase Agreement with Joshua Bauman (“Bauman”), pursuant to which the Company issued a senior secured convertible promissory note in the aggregate principal amount of $150,000, including an original issue discount of $16,250. The note bears interest at 11.0% per annum, which is guaranteed and earned in full on issue date and matures on October 21, 2022. The note may be prepaid at certain prepayment penalties and is convertible into shares of common stock at a conversion price at the option of the holder at $0.001 per share, adjusted for anti-dilution provisions.

Geneva Roth Remark Holdings, Inc

On October 29, 2020, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $88,000, for net proceeds of $85,000 after the payment of legal fees and origination fees amounting to $3,000. The note has a maturity date of August 29, 2021 and bears interest at the rate of 9.0% per annum. The outstanding principal amount of the note is convertible at any time and from time to time at the election of the purchaser. 180 days after the issued date into shares of the Company’s common stock at 61% of the lowest trade price during the ten consecutive trading days immediately prior to conversion. The principal plus the accrued interest of the Note may be prepaid by the Company prior to the expiry of 180 days from issuance date at a prepayment penalty ranging from 112% to 130%.

On November 24, 2020, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $53,000, for net proceeds of $50,000 after the payment of legal fees and origination fees amounting to $3,000. The note has a maturity date of October 15, 2021 and bears interest at the rate of 9.0% per annum. The outstanding principal amount of the note is convertible at any time and from time to time at the election of the purchaser. 180 days after the issued date into shares of the Company’s common stock at 61% of the lowest trade price during the ten consecutive trading days immediately prior to conversion. The principal plus the accrued interest of the Note may be prepaid by the Company prior to the expiry of 180 days from issuance date at a prepayment penalty ranging from 112% to 130%.

On March 3, 2021, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $53,500, for net proceeds of $50,000 after the payment of legal fees and origination fees amounting to $3,500. The note has a maturity date of January 3, 2022 and bears interest at the rate of 9.0% per annum. The outstanding principal amount of the note is convertible at any time and from time to time at the election of the purchaser. 180 days after the issued date into shares of the Company’s common stock at 61% of the lowest trade price during the ten consecutive trading days immediately prior to conversion. The principal plus the accrued interest of the Note may be prepaid by the Company prior to the expiry of 180 days from issuance date at a prepayment penalty ranging from 112% to 130%.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Short-term Convertible Notes (continued)

Geneva Roth Remark Holdings, Inc (continued)

On April 30, 2021 the Company prepaid the note issued on October 29, 2020, to Geneva Roth Remark Holdings, Inc., in the aggregate principal amount of $88,000 including interest and early settlement penalty thereon for a total payment of $119,449.

On May 21, 2021, the Company prepaid the note issued on November 24, 2020 to Geneva Roth Remark Holdings, Inc., in the aggregate principal amount of $53,000 including interest and early settlement penalty thereon for a total payment of $71,907.

On September 8, 2021, the Company prepaid the note issued on March 3, 2021 to Geneva Roth Remark Holdings, Inc., in the aggregate principal amount of $53,500 including interest and early settlement penalty thereon for a total payment of $72,620.

On October 1, 2021, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued a Convertible Promissory Note in the aggregate principal amount of $95,200, for net proceeds of $85,000 before the payment of legal fees and origination fees amounting to $3,750. The note has a maturity date of October 1, 2022 and bears interest at the rate of 8.0% per annum, due immediately on the issuance date of the note. The outstanding principal amount of the note is payable in nine monthly payments of $11,424 commencing on November 15, 2021. The note is convertible into shares of common stock upon an event of default at the election of the purchaser. The conversion price is 75% of the lowest trading price for the preceding five days prior to the date of conversion.

Series N convertible notes

Between January 28, 2019 and June 11, 2020, the Company closed several tranches of Series N Convertible notes in which it raised $3,229,000 in principal from accredited investors through the issuance to the investors of the Company’s Series N convertible notes, in the total original principal amount of $3,229,000, which Notes are convertible into the Company’s common stock at a conversion price of $0.08 per share together with three year warrants to purchase up to a total of 52,237,500 shares of the Company’s common stock at an exercise price of $0.12 per share. Both the conversion price under the Notes and the exercise price under the warrants are subject to standard adjustment mechanisms. The notes matured one year from the date of issuance.

13.	Short term loans

On April 12, 2019, Eileen Greene, a related party assigned CDN1,000,000 of the amount owed by the Company to her, to a third party. The loan bears interest at 12% per annum which the Company agreed to pay.

14.	Mortgage loans

Mortgage loans is disclosed as follows:

Schedule of mortgage loans	Interest rate	Maturity date	Principal Outstanding	Accrued interest	December 31, 2021	December 31, 2020

Cranberry Cove Holdings, Ltd.
Pace Mortgage	4.2%	July 19, 2022	$3,858,983	$5,329	$3,864,312	$3,963,781
Disclosed as follows:
Short-term portion					$3,864,312	$115,704
Long-term portion					—	3,848,077
					$3,864,312	$3,963,781

Cranberry Cove Holdings, Ltd.

On July 19, 2017, CCH, a wholly owned subsidiary, closed on a loan agreement in the principal amount of CDN$5,500,000. The loan is secured by a first mortgage on the premises owned by CCH located at 3571 Muskoka Road 169, Bala, Ontario. The loan bears interest at the fixed rate of 4.2% with a 5-year primary term and a 25-year amortization. The Company has guaranteed the loan and the Company’s chief executive officer and controlling shareholder also has personally guaranteed the Loan. CCH and the Company have granted the Lender a general security interest in its assets to secure repayment of the Loan. The loan is amortized with monthly installments of CDN $29,531.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Government assistance loans

On May 10, 2020, the Company was granted a government assistance loan in the aggregate principal amount of $156,782. The loan was forgivable if the Company demonstrated that the proceeds were used for expenses such as employee costs during the pandemic. This loan was forgiven in September 2021.

On May 3, 2021, the Company was granted a second government assistance loan in the aggregate principal amount of $157,367. The loan is forgivable if the Company demonstrates that the proceeds were used for expenses such as employee costs during the pandemic. Should the loan not be forgiven, interest is payable on the loan at the rate of 1% per annum and the principal is repayable and interest is payable over an 18 month period. No payments have been made to date and the Company expects the loan to be forgiven, therefore no interest has been accrued.

On December 1, 2020, CCH was granted a Covid-19 related government assistance loan in the aggregate principal amount of CDN$ 40,000 (Approximately $31,000). the grant is interest free and CDN$ 10,000 is forgivable if the loan is repaid in full by December 31, 2022.

On January 12, 2021, CCH received a further CDN$ 20,000 Covid-19 related government assistance loan. The loan is interest free and if repaid by December 31, 2022, CDN$ 10,000 is forgivable.

16.	Derivative liability

The short-term convertible notes, together with certain warrants issued to convertible note holders disclosed in note 12 above and note 18 below, have variable priced conversion rights with no fixed floor price and will reprice dependent on the share price performance over varying periods of time. This gives rise to a derivative financial liability, which was initially valued at inception of the convertible notes at $1,959,959 using a Black-Scholes valuation model.

The derivative liability is marked-to-market on a quarterly basis. As of December 31, 2021, the derivative liability was valued at $515,901.

The following assumptions were used in the Black-Scholes valuation model:

Schedule of assumption used in Black Scholes	Year ended December 31, 2021

Calculated stock price	$0.00066 to $0.0055
Risk free interest rate	0.01% to 0.97%
Expected life of convertible notes and warrants	3 to 60 months
expected volatility of underlying stock	80.9% to 299.1%
Expected dividend rate	0%

The movement in derivative liability is as follows:

Schedule of derivative liability	December 31, 2021	December 31, 2020

Opening balance	$4,765,387	$8,694,272
Derivative liability mark-to-market on convertible debt extinguishment	—	126,444,276
Derivative liability on revised convertible notes and warrants arising from convertible debt extinguishment	—	6,349,265
Derivative liability cancelled on debt extinguishment	—	(145,109,526)
Mark-to-market adjustments on converted notes	(2,914,119)	—
Derivative liability on issued convertible notes	190,824	1,129,050
Fair value adjustments to derivative liability	(1,526,191)	7,258,050

Closing balance	$515,901	$4,765,387

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.	Related party transactions

Shawn E. Leon

As of December 31, 2021 and 2020 the Company had a payable to Shawn Leon of $106,100 and $322,744, respectively. Mr. Leon is a director and CEO of the Company. The balances payable are non-interest bearing and has no fixed repayment terms.

Management fees from prior periods due to Mr. Leon amounting to $259,707, and reflected as a payable to Mr. Leon were reversed during the current year.

Due to the current financial position of the Group, Mr. Leon forfeited the management fees due to him for the years ended December 31, 2021 and 2020.

Leon Developments, Ltd.

As of December 31, 2021 and 2020, the Company owed Leon Developments, Ltd. $935,966 and $930,307, respectively, for funds advanced to the Company.

Eileen Greene

As of December 31, 2021 and 2020, the Company owed Eileen Greene, the spouse of our CEO, Shawn Leon, $1,472,215 and $1,558,798, respectively. The amount owing to Ms. Greene is non-interest bearing and has no fixed repayment terms.

All related party transactions occur in the normal course of operations and in terms of agreements entered into between the parties.

18.	Stockholder’s deficit

a)	Common shares

Authorized and outstanding

The Company has authorized 10,000,000,000 shares with a par value of $0.01 per share. The company has issued and outstanding 3,579,053,805 and 2,027,085,665 2,207,085,665 shares of common stock at December 31, 2021 and December 31, 2020, respectively.

On January 8, 2021, the Company issued 78,763,466 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $70,137.

On March 3, 2021, the Company issued 97,000,000 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $95,000.

On March 9, 2021, the Company received notification of exercise of warrants for 66,666,666 shares on a cashless basis, resulting in the issuance of 59,999,999 shares of common stock valued on the date of issuance at $90,000.

On May 3, 2021, the Company issued 100,000,000 shares of common stock to Labrys in connection with a conversion notice received, converting principal and interest of $90,000.

On May 13 2021, the Company received notification of exercise of warrants for 50,505,051 shares on a cashless basis, resulting in the issuance of 42,353,038 shares of common stock valued on the date of issuance at $86,824.

 On June 1, 2021, the Company issued 30,000,000 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $59,250.

On June 8, 2021, the Company issued 106,313,288 shares of common stock to Joshua Bauman in connection with a conversion notice received, converting principal and interest of $105,563.

On June 10, 2021, the Company issued 60,000,000 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $59,250.

On July 1, 2021, in terms of the amendment to the stock Purchase Agreement entered into on June 30, 2020 between the Company and the Q Global Trust, LLC, and American Treatment Holdings, the company issued 100,000,000 shares of common stock thereby closing the transaction and acquiring a controlling interest in American Treatment Holdings.

On July 7, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $100,800 into 112,000,000 shares of common stock.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	Stockholder’s deficit (continued)

a)	Common shares (continued)

On August 6, 2021, the company received a cashless warrant exercise from Labrys, exercising warrants for 100,000,000 shares for net shares of 86,333,333 shares of common stock.

On September 10, 2021, the Company issued 59,259,630 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $60,977.

On September 24, 2021, the company received a cashless warrant exercise from Labrys, exercising warrants for 91,666,666 shares for net shares of 54,999,999 shares of common stock.

On September 24, 2021, the company received a cashless warrant exercise from Labrys, exercising warrants for 60,000,000 shares for net shares of 36,939,393 shares of common stock.

On September 28, 2021, the Company issued 60,000,000 shares of common stock to Labrys in connection with a conversion notice received, converting principal of $54,000.

On October 8, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $55,800 into 62,000,000 shares of common stock.

On October 15, 2021, in terms of a conversion notice received by the company, Labrys converted the aggregate principal sum of $7,400 into 8,222,222 shares of common stock.

On October 19, 2021, the Company issued 50,496,728 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $49,747.

On October 25, 2021, the Company issued 39,405,310 shares of common stock to Joshua Bauman in connection with a conversion notice received, converting principal and interest of $38,655.

On October 29, 2021, the Company issued 83,771,947 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $83,022.

On November 22, 2021, the Company issued 58,427,091 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $57,677.

On November 23,2021, the Company issued 75,000,000 shares of common stock to Labrys in connection with a conversion notice received, converting principal and interest of $66,829.

On December 13, 2021, in terms of a conversion notice received by the company, Leonite converted the aggregate principal and interest amount of $89,933 into 90,682,696 shares of common stock.

b)	Series A Preferred shares

Authorized, issued and outstanding

The Company has authorized 10,000,000 Series A preferred shares. with a par value of $0.01 per share. The company has, issued and outstanding 4,000,000 Series A Preferred shares at December 31, 2021 and December 31, 2020, respectively.

c)	Series B Preferred shares

Authorized and outstanding

The Company has authorized 400,000 10,000,000 Series B preferred shares with a par value of $1.00 per share. The company has issued and outstanding 400,000 Series B Preferred shares at December 31, 2021 and December 31, 2020, respectively.

d)	Warrants

The Secured Promissory Note Agreements entered into with Leonite and First Fire contain certain conversion price protection and anti-dilution protection provisions, which were triggered as a result of the terms contained in the promissory note issued to Labrys Fund LP on November 30, 2020. As a result, the Company issued five year warrants exercisable for 195,959,598 shares of common stock at an exercise price of $0.00205 per share, for all advances made to the Company by the lenders in terms of the secured Promissory Note Agreements.

Between January 8, 2021 and February 19, 2021, Leonite advanced the Company an additional $290,000 and in terms of clause 3.12 of the Secured Promissory Note Agreement entered into with Leonite, the Company granted Leonite five year warrants exercisable for 131,111,112 shares of common stock at an exercise price of $0.00205 per share.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	Stockholder’s deficit (continued)

d)	Warrants (continued)

On March 9, 2021, the Company received a cashless warrant exercise notice, exercising warrants for 66,666,666 shares for net shares of 59,999,999 shares of common stock.

On May 13, 2021, the company received a cashless warrant exercise notice, exercising warrants for 50,505,051 shares for net shares of 42,353,038 shares of common stock.

On May 7, 2021, in connection with the issuance of the convertible promissory note to Labrys, the Company granted Labrys a five-year warrant to purchase 91,666,666 shares of common stock at an exercise price of $0.006 per share

On June 2, 2021, in connection with the issuance of the convertible promissory note to Labrys, the Company granted Labrys a five-year warrant to purchase 52,272,727 shares of common stock at an exercise price of $0.0044 per share.

On August 6, 2021, the company received a cashless warrant exercise from Labrys, exercising warrants for 100,000,000 shares for net shares of 86,333,333 shares of common stock.

On September 10, 2021, the Company issued 59,259,630 shares of common stock to Leonite in connection with a conversion notice received, converting principal and interest of $60,977.

On September 24, 2021, the company received a cashless warrant exercise from Labrys, exercising warrants for 91,666,666 shares for net shares of 54,999,999 shares of common stock.

On September 24, 2021, the company received a cashless warrant exercise from Labrys, exercising warrants for 60,000,000 shares for net shares of 36,939,393 shares of common stock.

A summary of all of the Company’s warrant activity during the period from January 1, 2020 to December 31, 2021 is as follows:

Schedule of warrants outstanding	No. of shares	Exercise price per share	Weighted average exercise price

Outstanding as of January 1, 2020	2,566,101,248	$0.00204 to $0.12	$0.0044700
Granted	233,333,332	0.0017357	0.0017357
Adjustment due to price protection	152,017,272,726	0.0000324	0.0000324
Forfeited/cancelled	(2,366,666)	0.0300000	0.0300000
Granted in terms of debt extinguishment	326,286,847	0.000675	0.0006750
Cancelled as part of debt extinguishment	(154,300,675,861)	0.0000324	0.0000324
Exercised	(224,390,247)	0.0004	0.0004000
Outstanding as of December 31, 2020	615,561,379	$0.000675 to $0.12	0.011380
Granted	471,010,103	$0.0020500	0.003080
Forfeited/cancelled	(101,682,866)	$0.0015 to 0.12	0.039029
Exercised	(361,111,110)	$0.00150 to $0.00205	0.003291
Outstanding as of December 31, 2021	623,777,506	$0.000675 to $0.12	$0.0052875

The warrants granted during the year were valued using a Black Scholes pricing model on the date of grant at $1,732,622 using the following weighted average assumptions:

Schedule of assumption

Year ended December 31, 2021
Calculated stock price	$0.00205 to 0.0060
Risk free interest rate	0.36 to 0.80%
Expected life of warrants	60 months
expected volatility of underlying stock	221.17 to 231.3%
Expected dividend rate	0%

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	Stockholder’s deficit (continued)

d)	Warrants (continued)

The volatility of the common stock is estimated using historical data of the Company’s common stock. The risk-free interest rate used in the Black Scholes pricing model is determined by reference to historical U.S. Treasury constant maturity rates with maturities approximate to the life of the warrants granted. An expected dividend yield of zero is used in the valuation model, because the Company does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes information about warrants outstanding at December 31, 2021:

Summarizes information about warrants outstanding	Warrants outstanding			Warrants exercisable
Exercise price	No. of shares	Weighted average remaining years	Weighted average exercise price	No. of shares	Weighted average exercise price

$0.000675	326,286,847	3.53		326,286,847
$0.002050	276,565,659	4.01		276,565,659
$0.120000	20,925,000	0.33		20,925,000

	623,777,506	3.64	$0.0052875	623,777,506	$0.0052875

All of the warrants outstanding at December 31, 2021 are vested. The warrants outstanding at December 31, 2021 have an intrinsic value of $106,043.

e)	Stock options

Our board of directors adopted the Greenstone Healthcare Corporation 2013 Stock Option Plan (the “Plan”) to promote our long-term growth and profitability by (i) providing our key directors, officers and employees with incentives to improve stockholder value and contribute to our growth and financial success and (ii) enable us to attract, retain and reward the best available persons for positions of substantial responsibility. A total of 10,000,000 shares of our common stock have been reserved for issuance upon exercise of options granted pursuant to the Plan. The Plan allows us to grant options to our employees, officers and directors and those of our subsidiaries; provided that only our employees and those of our subsidiaries may receive incentive stock options under the Plan. We have no issued options at December 31, 2021 under the Plan.

19.	Segment information

The Company has two reportable operating segments:

a.	Rental income from the property owned by CCH subsidiary located at 3571 Muskoka Road, #169, Bala, on which the operations of the Canadian Rehab Clinic were located prior to disposal on February 14, 2017 and subsequently leased to the purchasers of the business of the Canadian Rehab Clinic, for a period of 5 years renewable for a further three five-year periods and with an option to acquire the property at a fixed price.

b.	Rehabilitation Services provided to customers, these services were provided to customers at our Evernia, Addiction Recovery Institute of America and Seastone of Delray operations.

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	Segment information (continued)

The segment operating results of the reportable segments for the year ended December 31, 2021 is disclosed as follows:

Schedule of segment information
	Year ended December 31, 2021
	Rental Operations	In-Patient services	Total

Revenue	$374,517	$1,568,071	$1,942,588
Operating expenses	128,183	1,812,300	1,940,483

Operating income (loss)	246,334	(244,229)	2,105

Other (expense) income
Other income	—	273,373	273,373
Forgiveness of government relief loan	—	156,782	156,782
Loss on advance	—	(120,000)	(120,000)
Fair value of warrants granted to convertible debt holders	—	(854,140)	(854,140)
Penalty on convertible debt	—	(9,240)	(9,240)
Interest expense	(230,868)	(598,657)	(829,525)
Amortization of debt discount	—	(1,965,551)	(1,965,551)
Derivative liability movement	—	1,526,191	1,526,191
Foreign exchange movements	(16,150)	(18,151)	(34,301)
Net loss before taxes	(684)	(1,853,622)	(1,854,306)
Taxes	—	280,903	280,903
Net loss	$(684)	$(1,572,719)	$(1,573,403)

The operating assets and liabilities of the reportable segments as of December 31, 2021 is as follows:

	December 31, 2021
	Rental Operations	In-Patient services	Total

Purchase of fixed assets	$—	$132,832	$132,832
Assets
Current assets	1,373	270,426	271,799
Non-current assets	2,766,175	3,516,332	6,282,507
Liabilities
Current liabilities	(5,401,423)	(8,115,379)	(13,516,802)
Non-current liabilities	(693,502)	(1,799,383)	(2,492,885)
Mandatory redeemable preferred shares	—	(400,000)	(400,000)
Intercompany balances	1,284,967	(1,284,967)	—
Net liability position	$(2,042,410)	$(7,812,971)	$(9,855,381)

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	Segment information (continued)

The segment operating results of the reportable segments for the year ended December 31, 2020 is disclosed as follows:

	Year ended December 31, 2020
	Rental Operations	In-Patient services	Total

Revenue	$338,996	$—	$338,996
Operating expenditure	(134,387)	(367,953)	(502,340)

Operating income (loss)	204,609	(367,953)	(163,344)

Other (expense) income
Other income	—	1,183	1,183
Gain on extinguishment of debt	—	12,601,823	12,601,823
Gain on sale of assets	—	36,470	36,470
Loss on debt conversion	—	(585,351)	(585,351)
Warrants exercised	—	(95,868)	(95,868)
Interest income	—	629	629
Interest expense	(241,815)	(389,610)	(631,425)
Amortization of debt discount	—	(861,657)	(861,657)
Change in fair value of derivative liability	—	(7,041,968)	(7,041,968)
Foreign exchange movements	(77,562)	(97,938)	(175,500)
Net income (loss) before taxation	(114,768)	3,199,760	3,084,992
Taxation	—	—	—
Net income (loss)	$(114,768)	$3,199,760	$3,084,992

The operating assets and liabilities of the reportable segments as of December 31, 2020 is as follows:

	December 31, 2020
	Rental Operations	In-Patient services	Total

Purchase of fixed assets	$—	$—	$—
Assets
Current assets	40,912	894,241	935,153
Non-current assets	2,882,220	5,094	2,887,314
Liabilities
Current liabilities	(1,584,724)	(12,280,077)	(13,864,801)
Non-current liabilities	(4,583,765)	—	(4,583,765)
Intercompany balances	1,287,681	(1,287,681)	—
Net liability position	$(1,957,676)	$(12,668,423)	$(14,626,099)

20.	Net (loss) income per common share

For the year ended December 31, 2021, the following warrants and convertible securities were excluded from the computation of diluted net loss per share as the results would have been anti-dilutive.

Schedule of Antidilutive Securities	Year ended December 31, 2021

Warrants to purchase shares of common stock	623,777,506
Convertible notes	644,839,752
1,268,617,258

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.	Net (loss) income per common share (continued)

For the year ended December 31, 2020, the computation of basic and diluted earnings per share is calculated as follows:

Schedule of Net (loss) income per common share
		Number of	Per share
	Amount	shares	amount

Basic earnings per share
Net income per share available for common stockholders	$3,084,992	1,594,016,327	$0.00

Effect of dilutive securities
Warrants	—	263,360,098
Convertible debt	147,058	187,996,707

Diluted earnings per share
Net income per share available for common stockholders	$3,232,050	2,045,373,732	$0.00

21.	Commitments and contingencies

a.	Options granted to purchase shares in ATHI

On July 12, 2020, the Company entered into a five year option agreement with Leonite Capital LLC (“Leonite”) and other investors (collectively the “Transferees”), the Company agreed to sell to Leonite a portion of the total outstanding shares of ATHI from the shares of ATHI held by the company. The Company provided Leonite an option to purchase 4,000,000 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $400), based on the advances that Leonite made to the Company totaling $396,000. Leonite shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Leonite to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

On September 14, 2020, the Company entered into a five year option agreement with Ed Blasiak (“Blasiak”) whereby the Company agreed to sell to Blasiak a portion of the total outstanding shares of ATHI. The Company provided Blasiak an option to purchase 571,428 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $57), based on the advances that Blasiak made to the Company totaling $50,000. Blasiak shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Blasiak to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

On October 29, 2020, the Company entered into a five year option agreement with First Fire whereby the Company agreed to sell to First Fire a portion of the total outstanding shares of ATHI. The Company provided First Fire an option to purchase 1,428,571 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $143), based on the advances that First Fire made to the Company totaling $120,000. First Fire shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by First Fire to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

On October 29, 2020, the Company entered into a five year option agreement entered into with Bauman, so that the Company agreed to sell to Bauman a portion of the total outstanding shares of ATHI. The Company provided Bauman an option to purchase 1,428,571 shares of ATHI from the Company for a purchase consideration of $0.0001 per share (a total consideration of $143), based on the advances that Bauman made to the Company totaling $120,000. Bauman shall share in all distributions by ATHI to the Company, on an as exercised basis, equal to the advances made by Bauman to the Company, thereafter the option will be reduced to 50% of the shares exercisable under the option.

b.	Mortgage loans

The company has a mortgage loan as disclosed in note 14 above. The mortgage loan matures on July 19, 2022 and the Company currently owes $3,864,312.

c.	Other

The Company has principal and interest payment commitments under the Convertible notes disclosed under Note 12 above. Conversion of these notes are at the option of the investor, if not converted these notes may need to be repaid.

From time to time, the Company and its subsidiaries enter into legal disputes in the ordinary course of business. The Company believes there are no material legal or administrative matters pending that are likely to have, individually or in the aggregate, a material adverse effect on its business or results of operations.

22.	Income taxes

The Company is current in its US tax filings, except for its 2020 filing, as of December 31, 2021 and is not current in its Canadian tax filings with the 2019 and 2020 returns still outstanding.

The income tax provision/ (benefit) is different from that which would be obtained by applying the statutory Federal income tax rate of 21% and applicable state tax rates of 5% to income before income tax expense. The items causing this difference for the years ended December 31, 2021 and 2020 are as follows:

Schedule of reconciliation of income taxes
	Year ended December 31, 2021	Year ended December 31, 2020

Tax credit at the federal and state statutory rate	478,522	857,250
Prior year over provision	250,000	—
Foreign taxation	(5,309)	(56,212)
Permanent differences	(271,310)	(1,091,032)
Foreign tax rate differential	(100)	1,061
Net operating loss utilized	5,594	—
Valuation allowance	(176,494)	288,933
Net future tax asset	280,903	—

ETHEMA HEALTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22.	Income taxes Continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31, 2021 and 2020 are as follows:

Schedule of deferred tax assets and liabilities
	December 31, 2021	December 31, 2020
Net operating losses
Net operating loss carry forward	34,278,915	32,968,411
Prior year adjustment to opening balances	—	150,639
Foreign exchange differential	8,466	48,579
Net operating loss utilized	(20,719)	—
Net taxable loss	678,797	1,111,286
Valuation allowance	(34,945,459)	(34,278,915)
Net future tax asset	—	—

The company has established a valuation allowance against its gross deferred tax assets sufficient to bring its net deferred tax assets to zero due to the uncertainty surrounding the realization of such assets. Management has determined it is more likely than not that the net deferred tax assets are not realizable due to the Company’s historical loss position. The valuation allowance for the year ended December 31, 2021 increased by $678,797 due to the additional taxation losses incurred for the year ended December 31, 2021.

As of December 31, 2021, the prior three tax years remain open for examination by the federal or state regulatory agencies for purposes of an audit for tax purposes.

Pursuant to the Internal Revenue Code of 1986, as amended (“IRC”), §382, the Company’s ability to use its net operating loss carry forwards to offset future taxable income is limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year period.

As of December 31, 2021, the Company is in arrears on certain US and Canadian tax filings and the amounts presented above are based on estimates. The actual losses available could differ from these estimates. In addition, the Company could be subject to penalties for these unfiled tax returns.

The Company operates in foreign jurisdictions and is subject to audit by taxing authorities. These audits may result in the assessment of amounts different than the amounts recorded in the consolidated financial statements. The Company liaises with the relevant authorities in these jurisdictions in regard to its income tax and other returns. Management believes the Company has adequately provided for any taxes, penalties and interest that may fall due.

23.	Subsequent events

Subsequent to December 31, 2021, but effective December 29, 2021, the Company entered into amended agreements with Labrys whereby the following notes were amended as follows:

Note dated May 7, 2021

·         The Maturity date of the note was extended to May 31, 2022.

·	The triggering of the dilutive event on October 25, 2021 which reduced the conversion price of the convertible note to $0.001 per share, will not be utilized as long as any events of default under the note are not triggered.
·	The Company agreed to make monthly payments under the note totaling $536,000 between January 10, and May 31, 2022.

Note dated June 2, 2021

·         The Maturity date of the note was extended to June 30, 2022.

·	The triggering of the dilutive event on October 25, 2021 which reduced the conversion price of the convertible note to $0.001 per share, will not be utilized as long as any events of default under the note are not triggered.
·	The Company agreed to make two equal payments of $127,650 on the note on May 31, and June 30, 2022.

Other than disclosed above, the Company has evaluated subsequent events through the date the financial statements were issued, we did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein and the consolidated financial statements and the other information set forth in our Annual Report on Form 10- K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on April 14, 2022. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein and any other periodic reports filed and to be filed with the Securities and Exchange Commission.

Plan of Operation

During the next twelve months, the Company plans to continue to grow the Evernia business.

With effect from July 1, 2021, the operations of ATHI, which include Evernia are included in the results of operations.

For the three months ended June 30, 2022 and June 30, 2021.

Revenues

Revenues were $1,138,032 and $96,158 for the three months ended June 30, 2022 and 2021, respectively, an increase of $1,041,874 or 1,083.5%. The revenue from in-patient services related to Evernia was $1,043,861 and $0 for the three months ended June 30, 2022 and 2021, respectively. Evernia was acquired on July 1, 2021. The revenue from rental properties was $94,171 and $96,l58 and included the rental escalation as per the agreement and an improvement in the currency exchange rate against the Canadian Dollar over the prior period.

Operating Expenses

Operating expenses were $1,086,270 and $30,614 for the three months ended June 30, 2022 and 2021, respectively, an increase of $1,055,656 or 3,448.3%. The increase is primarily due to the following:

●	Operating expenses related to ATHI and Evernia was $959,236 for the three months ended June 30, 2022, Evernia was acquired on July 1, 2021. Included in Evernia operating expenses is payroll costs of $402,118, outside contractors and professional fees of $142,256, advertising and promotion costs of $26,058 management fees of $30,000, rental expenses of $109,051, and depreciation and amortization expenses of $102,391, which relate primarily to the amortization of intangibles.

●	Operating expenses, excluding ATHI and Evernia was $127,034 and $30,614 for the three months ended June 30, 2022 and 2021, respectively, an increase of $96,420 or 315.0%, primarily due to an increase in professional fees which included audit fees , and stock exchange related fees.

●	Rent expense, excluding ATHI and Evernia was $457 and $1,012 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $55 or 54.8%. This amount is immaterial.

●	Management fees, excluding ATHI and Evernia was $0and $0 for the three months ended June 30, 2022 and 2021, respectively. Management fees were waived during the current and prior period, due to the financial position the Company is in.

●	Salaries and wages, excluding ATHI and Evernia was $36,724 and $46,275 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $9,551 or 20.6%, the decrease was due to a reduction in administrative personnel during the current period.

●	Depreciation expense, excluding ATHI and Evernia was $31,843 and $33,108 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $1,265, the difference is immaterial.

Operating Income

The operating income was $51,762 and $65,544 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $13,782 or 21.0%. In the prior period, management fees of $52,744 were reversed, after eliminating the reversal operating income increased by $38,962, primarily due to the operating income of $84,625, generated by Evernia offset by an increase in operating expenses for the legacy business related to an increase in professional fees as discussed above.

Loss on advance

Loss on advance was $0 and $120,000 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $120,000 or 100.0%. In the prior year, the company provided against funds that were advanced to Local link wellness, which management determined to be uncollectible.

Interest expense

Interest expense was $122,848 and $474,008 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $351,160 or 74.1%, primarily due to a reduction in overall debt due to conversion of convertible notes over the prior 12 months and the repayment of convertible notes during the current period.

Amortization of debt discount

Amortization of debt discount was $211,202 and $847,865 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $636,663 or 75.1%. The decrease is primarily due to the conversion of convertible debt over the past twelve months and the repayment of debt during the prior period, resulting in acceleration of amortization expense in periods prior to the current period.

Derivative liability movement

The derivative liability movement was $67,039 and $1,146,864 for the three months ended June 30, 2022 and 2021, respectively. The derivative liability movement represents the mark to market movements of variably priced convertible notes and warrants issued during the current and prior comparative period. The decrease in the mark to market movement of $1,079,825 was primarily due to the conversion of several convertible notes during the prior period.

Foreign exchange movements

Foreign exchange movements was $193,368 and $(101,247) for the three months ended June 30, 2022 and 2021, respectively, representing the realized exchange gains and (losses) on monetary assets and liabilities settled during the current year as well as mark to market adjustments on monetary assets and liabilities reflected on the balance sheet and denominated in Canadian Dollars,

Net loss before taxation

Net loss before taxation was $154,914 and $2,626,438 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $2,471,524 or 94.1%, is primarily due to the loss on advance in the prior year, the decrease in interest expense, the decrease in amortization of debt discount and the decrease in derivative liability movement, as discussed above.

Taxation

Taxation was $24,700 and $0 for the three months ended June 30, 2022 and 2021, an increase of $24,700 or 100.0%. The increase is due to the profit generated by Evernia, which was acquired on July 1, 2021.

Net loss

Net loss was $179,614 and $2,626,438 for the three months ended June 30, 2022 and 2021, respectively, a decrease of $2,446,824 or 93.2%, is primarily due to the decrease in net loss before taxation and the increase in the taxation charge, as discussed above.

 For the six months ended June 30, 2022 and June 30, 2021.

Revenues

Revenues were $2,161,347 and $186,951 for the six months ended June 30, 2022 and 2021, respectively, an increase of $1,947,396 or 1056.1%. The revenue from in-patient services related to Evernia was $1,973,302 and $0 for the six months ended June 30, 2022 and 2021, respectively. Evernia was acquired on July 1, 2021. The revenue from rental properties was $188,045 and $186,951 for the six months ended June 30, 2022 and 2021, respectively and included the rental escalation as per the agreement.

Operating Expenses

Operating expenses were $2,034,645 and $82,630 for the six months ended June 30, 2022 and 2021, respectively, an increase of $1,952,015 or 2,362,.4%. The increase is primarily due to the following:

●	Operating expenses related to ATHI and Evernia was $1,841,934 for the six months ended June 30, 2022, Evernia was acquired on July 1, 2021. Included in Evernia operating expenses is payroll costs of $814,791, outside contractors and professional fees of $228,517, advertising and promotion costs of $53,230 management fees of $60,000, rental expenses of $199,539, and depreciation and amortization expenses of $202,270, which relate primarily to the amortization of intangibles.

●	Operating expenses, excluding ATHI and Evernia was $192,711 and $82,630 for the six months ended June 30, 2022 and 2021, respectively, an increase of $110,081 or 133.2%, primarily due to an increase in professional fees which included audit fees , and stock exchange related fees.

●	Rent expense, excluding ATHI and Evernia was $0 and $2,512 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $2,512 or 100.0%. This amount is immaterial.

●	Management fees, excluding ATHI and Evernia was $0 and $0 for the six months ended June 30, 2022 and 2021, respectively. Management fees were waived during the current and prior period, due to the financial position the Company is in.

●	Salaries and wages, excluding ATHI and Evernia was $60,876 and $59,127 for the six months ended June 30, 2022 and 2021, respectively, an increase of $1,749 or 3.0%, the increase is immaterial.

●	Depreciation expense, excluding ATHI and Evernia was $63,973 and $65,233 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $1,260, the difference is immaterial.

Operating income

The operating income was $126,702 and $104,321 for the six months ended June 30, 2022 and 2021, respectively, an increase of $22,381 or 21.4%. In the prior period, management fees of $52,708 were reversed, after eliminating the reversal of management fees, operating income increased by $73,994, primarily due to the operating income of $131,359, generated by Evernia offset by an increase in operating expenses for the legacy business related to an increase in professional fees as discussed above.

Penalty on convertible notes

Penalty on convertible notes was $0 and $9,240 for the six months ended June 30, 2022 and 2021, a decrease of $9,240. The penalty on convertible notes relates to a fee paid in the previous year for the extension of repayment dates on the Labrys note.

Loss on advance

Loss on advance was $0 and $120,000 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $120,000 or 100.0%. The company provided against funds that were advanced to Local link wellness in the prior year, which management determined to be uncollectible.

Fair value of warrants granted to convertible debt holders

Fair value of warrants granted to convertible debt holders was $0 and $976,788 for the six months ended June 30, 2022 and 2021, an increase of $976,788 or 100%. The Company granted warrants to certain convertible debt holders in terms of agreements entered into with them, whereby any debt issued subsequent to their debt on more favorable terms would result in the debt holders being entitled to the same terms as issued to the subsequent debt holders. The company issued warrants for a total of 246,464,649 shares of common stock valued using a Black Scholes valuation model.

Interest expense

Interest expense was $203,616 and $737,988 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $403,013 or 54.6%, primarily due to a reduction in overall debt due to conversion of convertible notes over the prior 12 months and the repayment of convertible notes during the current period.

Amortization of debt discount

Amortization of debt discount was $464,034 and $1,350,542 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $886,508 or 65.60%. The decrease is primarily due to the conversion of convertible debt over the past twelve months and the repayment of debt during the prior period, resulting in acceleration of amortization expense in periods prior to the current period.

Derivative liability movement

The derivative liability movement was $130,437 and $(1,723,619) for the six months ended June 30, 2022and 2021, respectively. The derivative liability movement represents the mark to market movements of variably priced convertible notes and warrants issued during the current and prior comparative period.

Foreign exchange movements

Foreign exchange movements was $97,812 and $(180,738) for the six months ended June 30, 2022 and 2021, respectively, representing the realized exchange gains and (losses) on monetary assets and liabilities settled during the current year as well as mark to market adjustments on monetary assets and liabilities reflected on the balance sheet and denominated in Canadian Dollars.

Net loss before taxation

Net loss before taxation was $301,636 and $4,994,594 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $4,692,958 or 94.0%, is primarily due to the loss on advance in the prior year, the fair value of the warrants granted to convertible debt holders, the decrease in interest expense, the decrease in amortization of debt discount and the decrease in derivative liability movements, as discussed above.

Taxation

Taxation was $42,963 and $0 for the six months ended June 30, 2022 and 2021, an increase of $42,963 or 100.0%. The increase is due to the profit generated by Evernia, which was acquired on July 1, 2021.

Net loss

Net loss was $344,599 and $4,994,594 for the six months ended June 30, 2022 and 2021, respectively, a decrease of $4,649,995 or 93.1%, is primarily due to the decrease in net loss before taxation, offset by the increase in taxation, as discussed above.

Commitments and contingencies

The company has commitments under operating and finance leases as follows:

The amount of future minimum lease payments under finance leases as of June 30, 2022 is as follows:

Amount
Remainder of 2022	$4,915
2023	9,829
2024	9,829
2025	9,829
2026	7,902
Total undiscounted minimum future lease payments	42,304

The amount of future minimum lease payments under operating leases are as follows:

Amount
Remainder of 2022	$166,698
2023	348,677
2024	366,110
2025	384,416
2026	437,407
Total undiscounted minimum future lease payments	1,703,308

The company also has commitments under convertible loans, short term loans, mortgage loans. If the convertible loans, as disclosed in note 10, above are not converted will need to be repaid, the short-term loans disclosed in note 11 are repayable on demand and the mortgage loans, disclosed on note 12 above, matured during July 2022, this loan is currently being renegotiated with the lenders..

If government assistance loans, are not forgiven, the Company will need to repay the balance outstanding, including interest thereon.

Liquidity and Capital Resources

Cash generated from operating activities was $246,940 and cash used in operating activities was $(383,358) for the six months ended June 30, 2022 and 2021, respectively, an increase of $630,298. The increase is primarily due to the following:

●	A decrease in net loss of $4,649,995 as discussed under operations above.

●	Offset by a decrease in the movement of non-cash items of $3,809,904, primarily due to the derivative liability movement of $1,854,056, the fair value of warrants of $976,788 in the prior year and the movement in the amortization of debt discount of $886,508.

●	The movement in working capital increased by $209,792, primarily due to the increase in movement in accounts receivable of $169,211 and prepaid expenses of $103,437, offset by the increase in movement in accounts payable and accrued liabilities of $102,738.

Cash used in investing activities was $213,726 and $498,020 for the six months ended June 30, 2022 and 2021, respectively In the current period the Company invested in expanding the Evernia facility, the prior year investment was attributable to the advances made to Evernia, which acquisition closed on July 1, 2021.

Cash provided by financing was $127,261 and $691,302 for the six months ended June 30, 2022 and 2021, respectively. In the current period the Company made a net repayment to convertible promissory note holders of $118,467 and received receivables funding of $195,500 of which $15,000 was repaid during the current period and proceeds from related parties of $207,294.

Over the next twelve months we estimate that the company will require approximately $1.5 million in working capital as it continues to develop the Evernia facility and it is also exploring several other treatment center options and sources of patients throughout the country. The Company also has convertible notes, short term loans and secured promissory notes which have matured and are in default and the Company may have to raise equity or secure debt. There is no assurance that the Company will be successful with future financing ventures, and the inability to secure such financing may have a material adverse effect on the Company’s financial condition. In the opinion of management, the Company’s liquidity risk is assessed as high due to this uncertainty.

Recently Issued Accounting Pronouncements

The recent Accounting Pronouncements are fully disclosed in note 2 to our unaudited condensed consolidated financial statements.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have an effect on the accompanying unaudited condensed consolidated financial statements.

Off balance sheet arrangements

We do not maintain off-balance sheet arrangements nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

Inflation

The effect of inflation on our revenue and operating results was not significant.

Climate Change

We believe that neither climate change, nor governmental regulations related to climate change, have had, or are expected to have, any material effect on our operations.

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

Not applicable.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

The Company has adopted and maintains disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in the reports filed under the Exchange Act, such as this Quarterly Report on Form 10-Q, is collected, recorded, processed, summarized and reported within the time periods specified in the rules of the Securities and Exchange Commission. The Company’s disclosure controls and procedures are also designed to ensure that such information is accumulated and communicated to management to allow timely decisions regarding required disclosure. As required under Exchange Act Rule 13a-15, the Company’s management, including the Principal Executive Officer and the Principal Financial Officer, has conducted an evaluation of the effectiveness of disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, the Company’s CEO and CFO concluded that due to a lack of segregation of duties the Company’s disclosure controls and procedures are not effective to ensure that information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Company’s CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure. Subject to receipt of additional financing or revenue generated from operations, the Company intends to retain additional individuals to remedy the ineffective controls.

Changes in Internal Control

There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that occurred during our fiscal quarter ended June 30, 2022 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II

Item 1. Legal Proceedings.

A suit, claiming past due rent was filed against the Company in March 2020 for rent of a storage warehouse, the warehouse was abandoned during March 2020. The rental expense was accrued in our records for $12,293 as of December 31, 2021.

Other than disclosed above, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 1A. Risk Factors.

Not applicable because we are a smaller reporting company.

Item 2. Unregistered sales of equity securities and use of proceeds

On March 1, 2022, the Company, entered into a secured Promissory Note in the aggregate principal amount of $124,000 for net proceeds of $100,000 after an original issue discount of $24,000. The Note had a maturity date of April 1, 2022 and bears interest at the rate of zero percent per annum from the date on which the Note was issued until the same became due and payable.

On February 28, 2022, the Company issued 150,000,000 shares of common stock to Leonite in connection with a conversion notice received, converting principal of $149,250.

On May 3, 2022, the Company, entered into a secured Promissory Note in the aggregate principal amount of $76,250 for net proceeds of $61,000 after an original issue discount of $15,250. The Note had a maturity date of June 17, 2022 and bears interest at the rate of zero percent per annum from the date on which the Note was issued until the same became due and payable.

On June 1, 2022, The company entered into a Note Exchange Agreement whereby the convertible promissory notes entered into with Labrys Fund LP on May 7, 2021, with. A principal outstanding of $341,000, and on June 2, 2021 with a principal outstanding of $230,000 and accrued interest thereon of $25,300, were exchanged for a new Senior Secured Convertible Promissory note in the principal amount of $745,375. The Note matures on March 1, 2023, and bears interest at the minimum of 10% per annum or the Wall Street Journal quoted prime rate plus 5.75%.

No shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(a)(2) promulgated thereunder due to the fact that the issuance did not involve a public offering because of the insubstantial number of persons involved in each offering, the size of the offering, manner of the offering and number of shares offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a) (2) of the Securities Act for these transactions.

Item 3. Defaults upon senior securities

None.

Item 4. Mine Safety Disclosures.

None.

Item 5. Other Information.

Not applicable.